As filed with the Securities and Exchange Commission on December 19, 1996


                                                      Registration No. 333-15883




                   U. S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                AMENDMENT NO. 2
                                       TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                            ECO SOIL SYSTEMS, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)



                                    NEBRASKA
                        (State or other jurisdiction of
                         incorporation or organization)

                                      0711
                          (Primary Standard Industrial
                          Classification Code Number)

                                   47-0709577
                                (I.R.S. Employer
                               Identification No.)

                        10890 THORNMINT ROAD, SUITE 200
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 675-1660
                         (ADDRESS AND TELEPHONE NUMBER
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)


                    WILLIAM B. ADAMS, CHIEF EXECUTIVE OFFICER
                             ECO SOIL SYSTEMS, INC.
                         10890 THORNMINT ROAD, SUITE 200
                           SAN DIEGO, CALIFORNIA 92127
                                 (619) 675-1660
                       (NAME, ADDRESS AND TELEPHONE NUMBER
                              OF AGENT FOR SERVICE)

                                   Copies to:
KENNETH L. CUTLER, ESQ.                            MICHELE D. VAILLANCOURT, ESQ.
DORSEY & WHITNEY LLP                               WINTHROP & WEINSTINE, P.A.
PILLSBURY CENTER SOUTH                             3000 DAIN BOSWORTH PLAZA
220 SOUTH SIXTH STREET                             60 SOUTH SIXTH STREET
MINNEAPOLIS, MINNESOTA 55402-1498                  MINNEAPOLIS, MINNESOTA 55402
TELEPHONE: (612) 340-2740                          TELEPHONE: (612) 347-0700
FACSIMILE: (612) 340-8738                          FACSIMILE: (612) 347-0600




Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                       CALCULATION OF REGISTRATION FEE




    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                  SUBJECT TO COMPLETION, DATED DECEMBER 19, 1996


                               3,000,000 SHARES


                            [LOGO] ECO SOIL SYSTEMS

                                 COMMON STOCK




All of the shares of Common Stock offered hereby (the "Shares") are being sold by Eco Soil Systems, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company (the "Common Stock"). It is currently anticipated that the initial public offering price per share will be in the range of $4.00 to $4.50. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. Application has been made to have the Common Stock approved for trading on The Nasdaq SmallCap Market ("Nasdaq") under the symbol "ESSI" upon completion of this offering.



THE COMMON STOCK OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS"
                BEGINNING ON PAGE 6 AND "DILUTION" ON PAGE 15.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                 PRICE TO       UNDERWRITING       PROCEEDS TO
                  PUBLIC        DISCOUNT(1)        COMPANY(2)

Per Share          $                $                 $
Total (3)          $                $                 $


(1) The Company has agreed to pay to R. J. Steichen & Company, as the representative of the Underwriters (the "Representative"), a nonaccountable expense allowance equal to 2.0% of the total Price to Public. The Company has also agreed to sell to the Representative, for a nominal purchase price, a five-year warrant (the "Representative's Warrant") to purchase up to 300,000 shares of Common Stock exercisable at a per share price equal to 120% of the per share Price to Public. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $ (including the Representative's nonaccountable expense allowance of
    2.0% of the gross proceeds referenced in Note 1 above).

(3) The Company has granted the Underwriters a 45-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $           , $            and $           , respectively. See
    "Underwriting."



The Shares are being offered by the Underwriters on a "firm commitment" basis, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the certificates for the Shares will be made on or about , 1997 in Minneapolis, Minnesota.


                         [LOGO] R J STEICHEN & COMPANY


                The date of this Prospectus is        , 1997.





                         [Diagram of BioJect System]


Eco Soil Systems, Inc. (the "Company") has developed two patented distribution systems that enable the Company to market and support a proprietary line of microbial products which control and manage a wide variety of soil, crop and water problems. The Company believes that these biological products, when introduced through its BioJect and ClearLake delivery systems, will cost-effectively replace or complement the use of chemical pesticides or fertilizers in the turf maintenance, agricultural crop, soil remediation and water quality management industries.

The following trademarks of the Company are used in this Prospectus:
BioJect(tm), ClearLake(tm) and CleanRack(tm). This Prospectus also includes trade names, trademarks and registered trademarks of companies other than Eco Soil Systems, Inc.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        FOR CALIFORNIA RESIDENTS ONLY

WITH RESPECT TO SALES OF THE COMMON STOCK BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH COMMON STOCK MAY BE SOLD ONLY TO (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (3) ANY CORPORATION, PARTNERSHIP OR ORGANIZATION (OTHER THAN A CORPORATION, PARTNERSHIP OR ORGANIZATION FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY, (4) ANY NATURAL PERSON WHO (A) HAS INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES), OR (5) ANY "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED UNDER RULE 144A OF THE SECURITIES ACT.

                              PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION HEREIN ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "UNDERWRITING." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

                                 THE COMPANY


Eco Soil Systems, Inc. (the "Company") has developed two patented distribution systems that enable the Company to market and support a proprietary line of microbial products which control and manage a wide variety of soil, crop and water problems. The Company believes that these biological products, when introduced through its BioJect and ClearLake delivery systems, will cost-effectively replace or complement the use of chemical pesticides or fertilizers in the turf maintenance, agricultural crop, soil remediation and water quality management industries. Use of the Company's systems can contribute to a reduction in the negative cumulative environmental effect of chemical use with no increase in cost or crop damage. The Company's goals are to increase the market share for biocontrol products and to make its delivery systems the principal methods for distributing biotechnology products in its targeted industries.


The Company's delivery systems ferment environmentally-safe microorganisms at the site of application and automatically dispense the appropriate amount and type of cultured product at the desired frequency directly into the customer's irrigation system, pond or lake. By fermenting its biological products at the customer's site, the Company is able to preserve and protect the potency of the microorganisms, significantly reduce shipping costs and control the frequency of application and concentration of product. The Company believes that its microbial products, delivery systems and bioaugmentation expertise have positioned it as a leader in the introduction, marketing and management of biological complements or alternatives to many chemical pesticide and fertilizer products.

To date, the Company has marketed its products and services primarily to golf courses and currently has approximately 300 BioJect or ClearLake systems in operation throughout the world. The Company intends to leverage this experience in the turf maintenance industry into irrigation-dependent agricultural crops and the soil remediation and water quality management industries. The Company is pursuing applications of its bioaugmentation technology in agricultural markets that suffer from chronic problems such as plant diseases and insects that attack crops, in soil remediation markets that involve hazardous chemicals such as PCBs and Atrazine, and in water quality management markets that involve problems with algae, sediment and oxygen levels.


The Company has entered into technology transfer agreements to obtain certain microorganisms indirectly from the University of California, Michigan State University and Cornell University, and is pursuing the licensing of microbial discoveries from other major biotechnological centers around the world. The Company currently has the exclusive rights through licenses or marketing agreements to twelve microbial products that: (i) suppress plant diseases, (ii) improve soil porosity, (iii) break down thatch, (iv) fix atmospheric nitrogen,
(v) inhibit the growth of certain insect pests and (vi) bioremediate certain hazardous chemicals.


Distribution and sales of the Company's products have historically occurred through direct sales efforts and independent dealers and distributors. The Company has initiated a strategy of acquiring selected independent dealers and distributors of turf maintenance products throughout the United States. The Company acquired two independent dealers as of May 31, 1996 and intends to continue its acquisition strategy to build a nationwide distribution system to market its proprietary products. The Company believes that its products can be more effectively marketed by leveraging the customer relationships developed by these dealers and distributors, particularly in the golf course industry, and by significantly increasing the size of the Company's own sales force through the acquisition of an established network of salespersons.

The Company's principal proprietary products are sold or distributed in regions where approximately 30% of all United States golf courses are located. Although international sales to date have represented less than 20% of the Company's sales, the Company has established formal distribution relationships in Japan, South America, Mexico, Canada, Spain and Korea.

The Company was incorporated under the laws of the State of Nebraska in 1987. The Company's principal executive offices are located at 10890 Thornmint Road, Suite 200, San Diego, California 92127, and its telephone number is (619) 675-1660.


                                 THE OFFERING


Common Stock offered......................  3,000,000 shares

Common Stock outstanding(1):
  Before the offering ....................  6,564,166 shares

After the offering .......................  9,564,166 shares

Use of proceeds ..........................  Acquisitions of dealers and distributors, repayment of Bridge
                                            Notes, repayment of certain
                                            short-term debt and working capital
                                            purposes. See "Use of Proceeds."

Proposed Nasdaq SmallCap Market symbol ...  ESSI


(1) The foregoing calculations do not include (i) 1,086,765 shares of Common Stock issuable upon conversion of $3,695,000 in promissory notes issued by the Company in July 1996 (the "Bridge Notes") (assuming all of the Bridge Notes are converted and assuming an initial public offering price of $4.25 per share), (ii) 739,000 shares of Common Stock subject to warrants (the "Bridge Warrants") at an exercise price of 80% of the initial public offering price, (iii) 2,406,568 shares of Common Stock subject to outstanding options at a weighted average exercise price of $2.13 per share, (iv) 1,667,465 shares of Common Stock subject to other outstanding warrants at a weighted average exercise price of $2.69 per share, and (v) 300,000 shares of Common Stock subject to the Representative's Warrant at an exercise price of 120% of the initial public offering price. See "Dilution," "Description of Securities" and "Underwriting."


                     SUMMARY CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                                  SIX MONTHS
                                 YEAR ENDED DECEMBER 31,        ENDED JUNE 30,            NINE MONTHS ENDED SEPTEMBER 30,
                                    1994         1995          1995          1996         1995         1996        1996(1)
                                        (AUDITED)          (UNAUDITED)    (AUDITED)          (UNAUDITED)         (PRO FORMA)
Net sales                         $ 2,688      $ 3,757        $1,940       $ 4,139      $ 2,783      $ 9,229       $15,749
Cost of sales                       1,998        1,980           844         2,329        1,615        5,705        10,421
Gross profit                          690        1,777         1,096         1,810        1,168        3,524         5,328
Selling, general and
 administrative                     2,996        2,938         1,373         2,961        1,929        5,079         7,099
Research and development              286          413           160           275          264          353           353
Loss from operations               (2,592)      (1,574)         (437)       (1,426)      (1,025)      (1,908)       (2,124)
Interest expense                     (224)        (262)         (131)         (192)        (172)        (523)         (652)
Net loss                          $(2,816)     $(1,836)       $ (568)      $(1,618)     $(1,197)     $(2,431)      $(2,776)
Net loss per share(2)             $  (.62)     $  (.35)       $ (.11)      $  (.27)     $  (.23)     $  (.40)      $  (.44)
Shares used in calculation of
 net loss per share(2)              4,557        5,207         5,184         5,980        5,304        6,050         6,359


CONSOLIDATED BALANCE SHEET DATA:


                                                                   SEPTEMBER 30, 1996
                                                                 ACTUAL     AS ADJUSTED(3)
                                                                       (UNAUDITED)
Cash                                                            $    437       $  5,842
Working capital (deficit)                                         (3,875)         6,969
Total assets                                                      13,979         19,384
Long-term debt and other obligations, net of current
 portion                                                           2,020          2,020
Common stock/paid in capital                                      12,717         23,672
Accumulated deficit                                              (11,125)       (11,236)
Total shareholders' equity                                         1,759         12,603



(1) The pro forma consolidated statement of operations data give effect to the acquisition of Turf Specialty, Inc. and Turf Products, Ltd., as if they were acquired on January 1, 1995. The pro forma consolidated statement of operations data are presented for illustrative purposes only and not necessarily indicative of what actual results of operations would have been for the period presented had the transactions occurred on that date. See "Unaudited Pro Forma Condensed Consolidated Statements of Operations."


(2) Computed on the basis described in Note 1 to the Consolidated Financial Statements.

(3) Adjusted to give effect to the sale of the 3,000,000 Shares offered hereby at an assumed initial public offering price of $4.25 per Share and the application of net proceeds therefrom (including repayment of indebtedness under the Bridge Notes and the write off of $111,000 of related debt issuance costs). The foregoing calculations do not include (i) 1,086,765 shares of Common Stock issuable upon conversion of the Bridge Notes (assuming all of the Bridge Notes are converted and assuming an initial public offering price of $4.25 per share), (ii) 739,000 shares of Common Stock subject to the Bridge Warrants at an exercise price of 80% of the initial public offering price, (iii) 2,406,568 shares of Common Stock subject to outstanding options at a weighted average exercise price of $2.13 per share, (iv) 1,667,465 shares of Common Stock subject to other outstanding warrants at a weighted average exercise price of $2.69 per share, and (v) 300,000 shares of Common Stock subject to the Representative's Warrant at an exercise price of 120% of the initial public offering price. See "Dilution," "Description of Securities" and "Underwriting."


                                 RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

ACCUMULATED DEFICIT; CONTINUING OPERATING LOSSES; GOING CONCERN
CONSIDERATIONS


At September 30, 1996, the Company had an accumulated deficit of $11,125,000. The Company has never generated net income and continues to sustain operating losses. To date, the Company has been principally engaged in organizational activities, research and development, licensing activities, product introductions and the establishment of a sales and marketing organization. Due to increased expenditures for product development, U.S. patent protection and sales and marketing expenses, including the costs of the Company's recent dealer acquisitions, the Company expects to continue generating losses at least through the first six months of 1997. The Company is dependent upon improvements in the profitability of its operations, the availability of additional financing, revenue growth from acquisitions, the successful integration of dealers and distributors, and obtaining rights to additional microbial products to increase revenues to a level necessary to achieve profitability. The report of the independent auditors on the Company's consolidated financial statements for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 includes an explanatory paragraph stating that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. There can be no assurance that the Company will ever achieve successful or profitable operations. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



DEPENDENCE ON FUTURE GROWTH; RISKS OF NEW PRODUCT CONCEPTS

In order to expand its business and achieve significant growth in sales, the Company must continue to broaden its sales and marketing capability and increase the size of its customer base, in part through the acquisition of independent dealers and distributors. Although sales of certain of the Company's products are growing, the Company's products and operations remain in the early stages of market introduction and are subject to the risks inherent in the commercialization of new product concepts. These risks include unforeseen problems, delays, expenses and complications frequently encountered in the early phases of research, development and commercialization of products, and expenses associated with hiring and training additional sales, marketing and customer service personnel. Many of these events may be beyond the Company's control. The Company is also attempting to market its products into several new industries, including the agricultural crop and soil remediation markets. There can be no assurance that such efforts will prove to be successful or that the Company's intended customers will purchase the Company's systems and products instead of competing products. Failure to obtain significant customer satisfaction or market share would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


RISKS ASSOCIATED WITH DEALER ACQUISITION STRATEGY

Distribution and sales of the Company's products have historically occurred through direct sales efforts and independent dealers and distributors. The Company has initiated a strategy of attempting to establish a nationwide distribution system for its products through the acquisition of various independent dealers and distributors. Such acquisitions will require significant capital outlays and, due to the generally lower margins associated with those dealers' existing products, may have the effect of lowering the Company's gross profit margins. Achieving the anticipated benefits of such acquisitions will depend on a variety of factors, including whether the integration of such dealers and distributors with the Company's organization can be accomplished in an efficient and effective manner and whether or not the acquired sales force can effectively sell the Company's proprietary products. Any failure to identify acquisition candidates properly, any large expenditures on acquisitions that prove to be unprofitable, or any inability to sell the Company's proprietary products through the acquired distribution system could have a material adverse effect on the Company's business, financial position and results of operations. See "Use of Proceeds" and "Business -- Strategy."


FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

The commercialization of the Company's products requires the commitment of significant capital expenditures. Although the Company believes that existing capital resources, including the proceeds of this offering and interest earned thereon, will allow it to maintain its current and planned operations and finance any potential acquisitions for at least 18 months following this offering, no assurance can be given in that regard. Furthermore, the Company will require additional funds to support its development activities through the rigorous testing and marketing phases of development. The Company will seek to obtain additional funds through public or private equity or debt financing, collaborative or other arrangements with corporate partners or from other sources. There can be no assurance that such additional financing can be obtained on desirable terms or at all. If additional funds are not available, the Company may be required to curtail its operations significantly or eliminate one or more of its research, discovery or development programs or otherwise curtail marketing efforts in certain territories for one or more of its product lines. While the Company has established a line of credit with Imperial Bank of San Diego ("Imperial Bank"), if additional financing is required, there can be no assurance that the Company will be able to renew or increase its line of credit on acceptable terms, if at all. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Certain Transactions."


POTENTIAL CREDIT RISKS


Historically, the Company has experienced longer collection cycles for its proprietary products and systems compared to its distributed products. As of September 30, 1996, approximately 17% of the Company's total accounts receivable were over 90 days past due. The Company generally does not require a pledge of collateral securing these accounts receivable and provides for estimated losses on uncollectible accounts at the time of sale. Although losses on uncollectible accounts have been minimal and within management's expectations, the failure of the Company to maintain adequate procedures relative to the issuance of credit or establish adequate allowances for uncollectible accounts receivable could have a material adverse effect upon the Company's business, financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.



CUSTOMER CONCENTRATION


For the years ended December 31, 1994 and 1995, the Company recognized revenues from Wilbur-Ellis Company representing approximately 45% and 13% of the Company's net sales for such periods, respectively. The Company does not have any long-term purchase agreements with Wilbur-Ellis Company. No customer accounted for more than 10% of net sales during the six months ended June 30, 1996 or the nine months ended September 30, 1996. The loss of or a significant reduction in orders from major customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the timing of orders from major customers could cause fluctuations in the Company's quarterly financial results. See "-- Quarterly Fluctuations in the Company's Results of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.



PATENTS, PROPRIETARY TECHNOLOGY AND LICENSES

The Company's success will be dependent in large measure upon its ability to obtain and enforce patent protection for its products, maintain confidentiality of its trade secrets and know-how and operate without infringing upon the proprietary rights of third parties. The Company has been granted two U.S. patents for the technology relating to the BioJect system and has filed two other applications covering modifications to the BioJect system, one of which has been approved. The Company has also obtained U.S. patent protection for its ClearLake system and may apply for foreign patent protection in selected countries. The Company does not have foreign patent rights with respect to the claims covered by the two initial BioJect patents, and the Company is precluded from obtaining such foreign rights due to the expiration of the period for filing such claims. However, in connection with the two subsequent BioJect patent applications, the Company expects to be permitted to apply for foreign patent protection with respect to these inventions and may apply for such protection in selected countries. The Company has registered or applied for registration of a number of trademarks used in its business and also relies on trade secrets and proprietary know-how. The Company occasionally has elected to disclose its trade secrets and proprietary know-how to employees, consultants, potential corporate partners and contract manufacturers.

Despite the precautions described above, it may be possible for a third party to copy or otherwise obtain or use the Company's products or technology without authorization, or to develop similar products or technology independently. There can be no assurance that the Company's patent or trademark applications will be granted, that its means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar products. Furthermore, if any of the Company's patents are infringed upon, it may not have sufficient resources to prosecute a patent suit to defend its patents. In addition, an adverse determination in any litigation would subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties, or prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business and prospects. See "Business -- Patents and Proprietary Rights."



LACK OF MANUFACTURING CAPABILITY; RISKS RELATED TO DEPENDENCE ON CONTRACT MANUFACTURERS AND SUPPLIERS


The Company currently does not have any manufacturing capability and must rely on third parties to manufacture its products and components. The Company has more than one supplier for the manufacture of most of its products and components; however, some are being obtained from only one source. Although the Company believes that it will be able to contract production with a number of suppliers, there can be no assurance that this will be the case or that the need to contract with additional suppliers will not delay the Company's ability to have its products and components manufactured. There can be no assurance that these manufacturers will meet the Company's requirements for quality, quantity and timeliness, or that the Company will be able to find substitute manufacturers for its products and components in the future. In the first six months of 1996, the Company experienced a problem with a circuit board in its BioJect system which required the Company to incur expenses in making circuit board repairs in its installed BioJect systems and resulted in a delay in certain installations of new BioJect systems. Although the Company believes that it has solved this problem by contracting with a different manufacturer for its circuit boards, there can be no assurance that similar unforeseen problems will not develop in the future, any of which could have a material adverse effect on the Company's operations. In addition, if the Company is unable to obtain or retain contract manufacturers, or to obtain manufacturing on commercially acceptable terms, it may not be able to commercialize its products as planned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Business."


NO ASSURANCE THAT ADDITIONAL MICROBIAL PRODUCTS WILL BE ACQUIRED

The Company plans to acquire the rights to additional microbial products. The Company does not engage in its own research and development with respect to microbial products. Although the Company is actively seeking to obtain licenses for additional microbial products, there can be no assurance that the Company will be successful in obtaining any such licenses on terms acceptable to the Company, if at all. The failure of the Company to acquire rights to additional products could have a material adverse effect on the Company, its results of operations and prospects. See "Business -- Business Strategy."


PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS


The Company may be exposed to liability resulting from the commercial use of its products. Such liability might result from claims made directly by customers or others manufacturing such products on behalf of the Company. The Company currently carries a product liability insurance policy with an aggregate limit of $2,000,000. There can be no assurance, however, that such product liability insurance will adequately protect the Company against any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business and prospects of the Company.


The Company has obtained insurance of such types and in such amounts as it believes to be adequate and customary for similarly situated firms in its business, including casualty insurance and workers' compensation insurance. However, there are risks not normally covered by insurance over which the Company has no control but which could result in the Company incurring losses not covered by insurance. Losses incurred as the result of the improper application of fertilizers or other compounds, or which result from the violation of environmental or other governmental regulations, are generally not covered by insurance and could result in losses being incurred by the Company. There can be no assurance that any losses covered by insurance will be adequately covered or that any claim by the Company will be approved for payment by the insurer. See "Business."

ENVIRONMENTAL LIABILITY

Some states have laws imposing liability on certain parties for the release of fertilizers and other agents into the environment in certain manners or concentrations. Such liability could include, among other things, responsibility for cleaning up the damage resulting from such a release. In addition, the federal Comprehensive Environment Response, Compensation and Liability Act (CERCLA), commonly known as the "Superfund" law, and other applicable laws impose liability on certain parties for the release into the environment of hazardous substances, which might include fertilizers and water treatment chemicals. The Company is also subject to certain other environmental laws, including the Environmental Protection Act, the Toxic Substance Control Act, the Resource Conservation and Recovery Act, the Clean

Air Act and the Clean Water Act and may be subject to other present and potential future federal, state or local regulations. The Company does not currently maintain insurance for any environmental claims which might result from the release of its products into the environment in a manner or in concentrations not permitted by law. Thus, a claim for environmental liability could have a material adverse effect on the Company. See "Business -- Government Regulation."

COMPETITION AND RAPID TECHNOLOGICAL CHANGE

The Company competes for market share with a number of companies that manufacture and market chemical compounds. In addition, a number of companies are developing biological and organic products for turf maintenance. Many of these competitors have substantially greater capital resources, research and development staffs and facilities than the Company, and many of these competitors have extensive experience in turf maintenance. The Company's competitors may develop and introduce products and processes competitive with or superior to those of the Company. For certain of the Company's potential products, an important factor in competition may be the timing of market introduction of its products compared to those of potential competitors. Such timing will be based on the effectiveness with which the Company or the competition can complete product testing and approval processes and supply quantities of these products to market. Competition among products approved for sale will be based on, among other things, product efficacy, safety, reliability, price, market capability and patent protection.

The fields of biotechnology and related technologies in which the Company is engaged have undergone rapid and significant technological changes. The Company expects that the technologies associated with its research and development will continue to develop rapidly. There can be no assurance that the Company will be able to establish itself in such fields or, if established, that it will be able to maintain a competitive position. Further, there can be no assurance that the development by others of new or improved processes or products will not make the Company's products and processes less competitive or obsolete. See "Business -- Competition."


GOVERNMENT REGULATION

The Company is subject to laws and regulations administered by federal, state and foreign governments, including those requiring registration or approval of fertilizers, soil additives and amendments, water treatment products and product labeling. The Company's current products are subject to regulation by the Environmental Protection Agency (the "EPA"), the Food and Drug Administration (the "FDA") and by certain state agricultural departments. Compliance with laws and regulations will increase the costs and time necessary to allow the Company to operate successfully and may affect the Company in other respects not currently foreseeable. More stringent requirements for regulation or environmental controls may be imposed, which could have a material adverse effect on the Company. See "Business -- Government Regulation."


LIMITED SALES AND MARKETING CAPABILITY

The Company has limited experience in sales, marketing and distribution. To market any of its products directly, the Company must develop or acquire a marketing and sales force with technical expertise and sufficient distribution capability, and a customer service capability necessary to effectively market and service its proprietary products and systems. Although the Company has begun to develop sales, marketing and distribution service capabilities through the acquisition of selected independent dealers and distributors, there can be no assurance that additional acquisition candidates will continue to be available or that any acquisition efforts will be successful. There can be no assurance that the Company will be able to establish sales, distribution and customer service capabilities or be successful in gaining market acceptance for its products. See "Business."


QUARTERLY FLUCTUATIONS IN THE COMPANY'S RESULTS OF OPERATIONS

The Company's operating results vary from quarter to quarter as a result of various factors, including the fact that customers who purchase the Company's ClearLake and CleanRack systems generally purchase such systems out of their available capital expenditure budget, the amount of which is typically approved on a yearly basis due to the capital expenditure nature of the product. As a result, sales of ClearLake and CleanRack systems are generally higher in the first three quarters than in the fourth quarter since many customers have already spent their full capital budgets by the fourth quarter. To date, sales of the Company's BioJect systems have not varied materially due to seasonal factors. Because the Company's business is directly related to the capital expenditure budget of its customers, the Company expects that quarterly fluctuations in its operating results will continue. Therefore, results for any quarter are not necessarily indicative of results for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Fluctuations."



MAINTENANCE CRITERIA FOR NASDAQ SECURITIES; PENNY STOCK RISKS

The National Association of Securities Dealers, Inc., which administers Nasdaq, has adopted certain criteria for continued eligibility on Nasdaq. In order to continue to be included on Nasdaq, the Company must maintain $2 million in total assets, a $200,000 market value of its public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers, at least 300 holders of the Common Stock and a minimum bid price of the Common Stock of $1 per share; provided, however, that, if the Common Stock falls below such minimum bid price, it will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities on Nasdaq. In such event, trading, if any, in the securities may then continue to be conducted in the non-Nasdaq over-the-counter market in less orderly markets commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities. In addition, the Company would be subject to a rule promulgated by the Securities and Exchange Commission that, if the Company fails to meet criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities, which may affect the ability of purchasers in this offering to sell the Company's Common Stock in the secondary market.

If the Company fails to maintain its qualification for Common Stock to trade on Nasdaq and is trading below $5.00 per share, the Common Stock will be subject to the rules of the Securities Exchange Act of 1934, as amended, relating to penny stock. In that event, the Company's securities will be subject to the disclosure rules for transactions involving penny stocks which require broker-dealers, among other things, to (i) determine the suitability of purchasers of the securities, and obtain the written consent of purchasers to purchase such securities, and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealers last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which could reduce the liquidity of the Common Stock.



DEPENDENCE ON KEY PERSONNEL

The Company is dependent upon the active participation of William B. Adams, its Chairman of the Board and Chief Executive Officer, Jeffrey A. Johnson, its President and Chief Operating Officer, and Douglas M. Gloff, its Executive Vice President. The loss of the services of any of these individuals could have a material adverse effect upon the Company's future operations. Messrs. Adams, Johnson and Gloff have each entered into an employment agreement with the Company which provides for their continued employment with the Company through September 1998. The Company does not have key person life insurance on any of its key employees. See "Management."


NEED FOR TECHNICAL PERSONNEL

The Company's success depends in large part on its ability to attract and retain qualified scientific and management personnel. The Company faces competition for such persons from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable it to conduct its business as proposed. Furthermore, the Company's expected expansion into activities requiring additional expertise will place increased demands on its resources and management skills. The Company's Scientific Advisory Board members and consultants are employed by or consult with others, and they are expected to devote only a small portion of their time to the Company. In addition, the Company's Scientific Advisory Board members and consultants may have consulting or other advisory arrangements with other entities which may conflict or compete with their obligations to the Company. See "Management."


CONTROL BY PRINCIPAL SHAREHOLDERS

The current principal shareholders and management of the Company own approximately 56% of the outstanding shares of Common Stock of the Company before the offering and will own approximately 42% after the offering, assuming the exercise of all outstanding options and the conversion of debt held by them and no exercise of options or warrants or the conversion of debt held by others. Accordingly, since the Company does not have cumulative voting, the current principal shareholders and management, if voting in concert, may have the ability to effectively control the election of a majority of the directors of the Company or any other major decisions involving the Company or its assets. See "Principal Shareholders" and "Description of Securities."


LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE


Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the Company and the Representative. See "Underwriting" for a discussion of the determination of the initial public offering price. If a public market does develop, the market price of the Company's Common Stock may be significantly affected by factors such as announcements of the introduction of new microbial products by the Company or its competitors and quarterly variations in the Company's operating results. Further, the stock market occasionally experiences extreme volatility in stock prices. Such volatility may adversely affect the market prices of the Company and other similar companies in ways that are unrelated or disproportionate to the operating performance of such companies. See "Underwriting."



OUTSTANDING WARRANTS AND OPTIONS


As of September 30, 1996, there were 4,813,033 shares of Common Stock subject to issuance pursuant to options and warrants issued by the Company. In addition, in connection with this offering, the Representative will receive the Representative's Warrant to purchase up to 300,000 shares of Common Stock. Holders of warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. While the warrants and options are outstanding, they may adversely affect the terms on which the Company can obtain additional capital. See "Description of Securities."



SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS



Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 9,564,166 shares of Common Stock to be outstanding upon completion of this offering, the 3,000,000 Shares offered hereby will be eligible for immediate sale in the public market without restriction, with the exception of any shares purchased in the offering by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 6,564,166 shares of Common Stock held by existing shareholders upon completion of this offering will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. Of these shares, shares will be eligible for resale in the open market pursuant to Rule 144 beginning 90 days after the date of this Prospectus. An additional shares will become eligible for resale under Rule 144 between__________, 1996 and ____________, 1997. Directors and executive officers of the Company (representing 2,703,640 of such restricted shares plus 2,471,504 shares subject to options, warrants or convertible debt) and shareholders of the Company holding an additional 2,418,504 shares have agreed that they will not sell, directly or indirectly, any Common Stock without the prior written consent of the Underwriter for a period of 180 days from the date of this Prospectus. In addition, certain shareholders have the right, subject to certain conditions, to participate in future Company registrations and to cause the Company to register certain shares of Common Stock owned by them. See "Shares Eligible for Future Sale."




UNDESIGNATED PREFERRED STOCK; ANTITAKEOVER PROVISIONS

The Board of Directors is authorized, without any action by the Company's shareholders, to issue up to 5,000,000 shares of authorized but undesignated Preferred Stock and to fix the powers, preferences, rights and limitations of any such Preferred Stock or any class or series thereof. Persons acquiring Preferred Stock could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders, including purchasers of Shares in this offering. This ability of the Board would permit the Company to adopt a shareholders' rights plan or to take other action that could deter a hostile takeover of the Company, entrench the Board of Directors or deter an unsolicited tender offer. In addition, certain provisions of the Company's Bylaws, as amended, including provisions creating a staggered board of directors, and certain provisions of Nebraska law, including the Nebraska Shareholders Protection Act, could have the effect of deterring or delaying a takeover or other change in control of the Company, could deny shareholders the receipt of a premium on their Common Stock and could have a depressive effect on the market price of the Company's Common Stock. See "Description of Securities."


DILUTION

Purchasers of the Shares offered hereby will experience immediate and substantial dilution in net tangible book value of the Common Stock. Such investors will incur additional dilution to the extent that options or warrants outstanding prior to this offering are exercised. See "Dilution."


NO DIVIDENDS

The Company has never paid a cash dividend on its Common Stock, and the Company is currently prohibited from paying dividends by the terms of a loan agreement between the Company and Imperial Bank. For the foreseeable future, it is anticipated that any earnings that may be generated from the Company's operations will be used to finance its growth and that cash dividends will not be paid to holders of Common Stock. See "Dividend Policy."


                               USE OF PROCEEDS

The net proceeds to the Company from the sale of Shares offered hereby are estimated to be $10,955,000 ($12,629,000 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses payable by the Company and assuming an initial public offering price of $4.25 per share. The Company intends to apply such net proceeds substantially as follows:


Acquisitions                    $ 4,000,000
Repayment of Bridge Notes         3,787,000
Repayment of short-term debt      1,763,000
Capital expenditures                500,000
Working capital                     905,000
Total                           $10,955,000



ACQUISITIONS. The Company currently intends to use up to $1,500,000 of the net proceeds to make the final payments due in connection with one of the Company's recent acquisitions and to use up to an additional $2,500,000 of the net proceeds for future acquisitions of independent dealers and distributors of turf maintenance products. The Company is currently evaluating additional acquisition opportunities throughout the United States but currently does not have any formal agreements to acquire other companies. See "Certain Transactions."

REPAYMENT OF BRIDGE NOTES. Approximately $3,787,000 of the net proceeds will be used to pay principal and accrued interest on the Bridge Notes, assuming none of the Bridge Notes are converted into Common Stock. If some or all of the Bridge Notes are converted, the net proceeds that would have been used to repay indebtedness under such Bridge Notes will be used for general working capital purposes. The outstanding principal and accrued interest on the Bridge Notes will be due and payable within 30 days after the date of this Prospectus and bear interest at the rate of 10% per annum. Up to 100% of the principal amount of the Bridge Notes is convertible for a period of 20 days after the date of this Prospectus, at the option of the holder thereof, into the Company's Common Stock at a conversion price of 80% of the initial public offering price. The proceeds from the Bridge Notes were used to finance the Company's acquisitions, to repay $100,000 of short-term debt and for general working capital purposes. See "Description of Securities -- Bridge Financing."

REPAYMENT OF SHORT-TERM DEBT. The Company currently maintains a line of credit of $1,000,000 with Imperial Bank for working capital purposes. This line consists of a $500,000 revolving line of credit from the California Export Financing Office that bears interest at the prime rate plus 1.5% and is payable in April 1997 and a $500,000 revolving line of credit that bears interest at an annual rate equal to the prime rate plus 2% and is payable in April 1997. As of September 30, 1996, the outstanding balance of this loan was $500,000. This line of credit requires an annual short-term repayment before it can be renewed. The Company plans to use $1,000,000 of the proceeds of this offering to repay the line of credit, and to renew the line of credit for use in the future. See "Certain Transactions."

As of September 30, 1996, the Company owed Peninsula Bank $263,000 under a loan payable in January 1997. This loan is collateralized with assets pledged by William S. Potter, a director of the Company. The Company plans to use $263,000 of the proceeds of the offering to repay this loan and to cause the release of this director's collateral. The Company also plans to repay $500,000 of unsecured demand notes bearing interest at the rate of 8% per annum from directors William B. Adams and Douglas M. Gloff, and from Heartland Capital Fund, Ltd. ("Heartland Capital"), a limited partnership of which Bradley K. Edwards, a director of the Company, is a general partner. See "Certain Transactions." All of the proceeds from this short-term debt were used for working capital purposes.


CAPITAL EXPENDITURES. The Company currently intends to use approximately $500,000 of the net proceeds for capital expenditures, primarily related to the construction of additional BioJect systems to satisfy current and future customer orders.

WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. The remainder of the net proceeds, approximately $905,000, will be allocated to working capital and will be used to (i) add customer service and installation personnel necessary to support expansion of the Company's customer base in existing territories and in new markets (such as the agricultural crop, soil remediation and water quality management industries), (ii) finance the growth of receivables and inventory as revenues expand, thereby reducing dependence on the Company's bank line of credit, (iii) finance the growth in capital expenditures that occurs as the installed base of BioJect systems increases without being dependent on obtaining outside financing, and (iv) provide working capital to expand into potential new geographical territories.



Pending the use of the net proceeds, the Company intends to invest such funds in interest-bearing money market funds, short-term certificates of deposit and United States governmental obligations. The described use of proceeds is based upon management's assumptions concerning marketing, selling, development, financial and other matters which may affect the Company. If the development of the Company's business varies materially from these assumptions, the Company may reallocate the use of proceeds in such a manner as it deems appropriate under the circumstances.


                                CAPITALIZATION


The following table sets forth, at September 30, 1996, the actual capitalization of the Company and the capitalization as adjusted to give effect to the sale by the Company of the 3,000,000 Shares offered hereby at an assumed public offering price of $4.25 per Share (after deduction of the underwriting discount and estimated offering expenses) and the application of the estimated net proceeds therefrom. See "Use of Proceeds." The information set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                    SEPTEMBER 30, 1996
                                                                ACTUAL(1)    AS ADJUSTED(2)
Long-term debt and other obligations, net of current
 portion                                                        $  2,020        $  2,020
Shareholders' equity (deficit):
  Preferred Stock, no par value; 5,000,000 shares
   authorized; none issued and outstanding, actual and as
   adjusted                                                           --              --
  Common Stock, $.005 par value; 20,000,000 shares
   authorized; 6,564,166 shares issued and outstanding,
   9,564,166 shares as adjusted(3)                                    33              48
  Additional paid-in capital                                      12,684          23,624
  Warrants                                                           239             239
  Note receivable from shareholder                                   (72)            (72)
  Accumulated deficit                                            (11,125)        (11,236)
    Total shareholders' equity                                     1,759          12,603
    Total capitalization                                        $  3,779        $ 14,623


(1) Derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. See "Consolidated Financial Statements."

(2) Adjusted to give effect to the sale of the 3,000,000 Shares offered hereby at an assumed initial public offering price of $4.25 per Share and the application of net proceeds therefrom (including repayment of indebtedness under the Bridge Notes and the write off of $111,000 of debt issuance costs).

(3) Excludes (i) 1,086,750 shares of Common Stock issuable upon conversion of the Bridge Notes (assuming all of the Bridge Notes are converted and assuming an initial public offering price of $4.25 per Share), (ii) 739,000 shares of Common Stock subject to the Bridge Warrants at an exercise price of 80% of the initial public offering price, (iii) 2,406,568 shares of Common Stock subject to outstanding options at a weighted average exercise price of $2.13 per share, (iv) 1,667,465 shares of Common Stock subject to other outstanding warrants at a weighted average exercise price of $2.69 per share and (v) 300,000 shares of Common Stock subject to the Representative's Warrant at an exercise price of 120% of the initial public offering price. See "Description of Securities" and "Underwriting."


                                   DILUTION


The Company's net tangible book value (deficit) at September 30, 1996 was approximately $(3,608,000), or $(.55) per share. "Net tangible book value per share" represents the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. Without giving effect to changes in net tangible book value after September 30, 1996, except for the sale of the Shares offered hereby (assuming a public offering price of $4.25 per Share and after deducting the underwriting discount and estimated offering expenses payable by the Company), the Company's net tangible book value at September 30, 1996 would have been approximately $7,347,000, or $.77 per share. This amount represents an immediate increase in net tangible book value per Share of $1.32 to existing shareholders and an immediate dilution of $3.48 per share to the investors purchasing the Shares offered hereby. The following table illustrates this per share dilution in net tangible book value to new investors:






Assumed initial public offering price per Share                               $4.25
  Net tangible book value (deficit) per share at September 30,
   1996                                                            $(.55)
  Increase per share attributable to new investors                  1.32
Net tangible book value per share after this offering                           .77
Dilution per Share to new investors                                           $3.48





If the Underwriter's over-allotment option is exercised in full, and assuming an initial public offering price of $4.25 per Share, the net tangible book value of the Company as of September 30, 1996 would have been $9,021,000, or $.90 per share, representing an immediate increase in net tangible book value of $1.45 per share to existing shareholders and an immediate dilution of $3.35 per Share to the investors purchasing the Shares offered hereby.

The following summarizes, on a pro forma basis, the differences between existing shareholders and purchasers of the Shares offered hereby, with respect to their ownership of Common Stock upon the closing of this offering, the total consideration paid and the average consideration paid per share:



                                                                               AVERAGE
                             SHARES OWNED            TOTAL CONSIDERATION      PRICE PER
                          NUMBER       PERCENT       AMOUNT        PERCENT      SHARE
Existing
 shareholders            6,564,166       68.6%     $14,243,000       52.8%      $2.17
New investors            3,000,000       31.4%      12,750,000       47.2%      $4.25
  Total                  9,564,166      100.0%     $26,993,000      100.0%


The foregoing calculations do not include (i) 1,086,765 shares of Common Stock issuable upon conversion of the Bridge Notes (assuming all of the Bridge Notes are converted and assuming an initial public offering price of $4.25 per share),
(ii) 739,000 shares of Common Stock subject to the Bridge Warrants at an exercise price of 80% of the initial public offering price, (iii) 2,406,568 shares of Common Stock subject to other outstanding options at a weighted average exercise price of $2.13 per share, (iv) 1,667,465 shares of Common Stock subject to other outstanding warrants at a weighted average exercise price of $2.69 per share, and (v) 300,000 shares of Common Stock subject to the Representative's Warrant at an exercise price of 120% of the initial public offering price. To the extent such securities are converted or exercised, there may be further dilution to new investors. See "Description of Securities" and "Underwriting."


                               DIVIDEND POLICY

The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company is currently prohibited from paying dividends by the terms of a loan agreement between the Company and Imperial Bank. The Company intends to retain any earnings for use in the operation and expansion of its business.


                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The selected consolidated financial data set forth below, with respect to the Company's consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, and the consolidated balance sheet data set forth below as of December 31, 1995, have been derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors (except for the financial statements of Turf Specialty, Inc., a consolidated subsidiary, which were audited by Bigelow & Company Certified Public Accountants, P.C.), as set forth in their report, which includes an explanatory paragraph that indicates there is substantial doubt about the Company's ability to continue as a going concern, included elsewhere in this Prospectus. The consolidated statement of operations data set forth below for the six months ended June 30, 1995 and the nine months ended September 30, 1995 and 1996 and the consolidated balance sheet data as of September 30, 1996 have not been audited but, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) that the Company considers necessary to present fairly the financial data for such period. Results of the interim periods are not necessarily indicative of the results that may be expected for the entire year or other interim periods. The information presented below should be read in conjunction with the consolidated financial statements and notes thereto presented elsewhere in this Prospectus and in "Management's Discussion and Analysis of Financial Condition and Results of Operations."


CONSOLIDATED STATEMENT OF OPERATIONS DATA:


                                                                      SIX MONTHS
                                      YEAR ENDED DECEMBER 31,       ENDED JUNE 30,         NINE MONTHS ENDED SEPTEMBER 30,
                                         1994         1995        1995         1996         1995         1996       1996(1)
Net sales                              $ 2,688      $ 3,757     $ 1,940      $ 4,139      $ 2,783      $ 9,229      $15,749
Cost of sales                            1,998        1,980         844        2,329        1,615        5,705       10,421
Gross profit                               690        1,777       1,096        1,810        1,168        3,524        5,328
Selling, general and
 administrative                          2,996        2,938       1,373        2,961        1,929        5,079        7,099
Research and development                   286          413         160          275          264          353          353
Loss from operations                    (2,592)      (1,574)       (437)      (1,426)      (1,025)      (1,908)      (2,124)
Interest expense                          (224)        (262)       (131)        (192)        (172)        (523)        (652)
Net loss                               $(2,816)     $(1,836)     $ (568)     $(1,618)     $(1,197)     $(2,431)     $(2,776)
Net loss per share(2)                  $  (.62)     $  (.35)     $ (.11)     $  (.27)     $  (.23)     $  (.40)     $  (.44)
Shares used in calculation of net
 loss per share(2)                       4,557        5,207       5,184        5,980        5,304        6,050        6,359

CONSOLIDATED BALANCE SHEET DATA:

                                                                DECEMBER 31,         SEPTEMBER 30, 1996
                                                                    1995          ACTUAL     AS ADJUSTED(3)
Cash                                                              $    --        $    437       $  5,842
Working capital (deficit)                                          (1,324)         (3,875)         6.969
Total assets                                                        3,981          13,979         19,384
Long-term debt and other obligations, net of current
 portion                                                              941           2,020          2,020
Common stock/paid in capital                                        8,535          12,717         23,672
Accumulated deficit                                                (8,694)        (11,125)       (11,236)
Total shareholders' equity (deficit)                                 (159)          1,759         12,603



(1) Pro forma to give effect to the acquisition of Turf Specialty, Inc. and Turf Products, Ltd. as if they were acquired on January 1, 1995. The pro forma consolidated statement of operations data are unaudited, presented for illustrative purposes only and not necessarily indicative of what actual results of operations would have been for the period presented had the transactions occurred on that date. See "Unaudited Pro Forma Condensed Consolidated Statements of Operations."


(2) See Note 1 to Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in calculating net loss per share.

(3) Adjusted to give effect to the sale of the 3,000,000 Shares offered hereby at an assumed initial public offering price of $4.25 per Share and the application of net proceeds therefrom (including repayment of indebtedness under the Bridge Notes and the write off of $111,000 of related debt issuance costs). The foregoing calculations do not include (i) 1,086,765 shares of Common Stock issuable upon conversion of the Bridge Notes (assuming all of the Bridge Notes are converted and assuming an initial public offering price of $4.25 per share), (ii) 739,000 shares of Common Stock subject to the Bridge Warrants at an exercise price of 80% of the initial public offering price, (iii) 2,406,568 shares of Common Stock subject to outstanding options at a weighted average exercise price of $2.13 per share, (iv) 1,667,465 shares of Common Stock subject to other outstanding warrants at a weighted average exercise price of $2.69 per share, and (v) 300,000 shares of Common Stock subject to the Representative's Warrant at an exercise price of 120% of the initial public offering price. See "Dilution," "Description of Securities" and "Underwriting."


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Eco Soil Systems, Inc. (the "Company") has developed two patented distribution systems that enable the Company to market and support a proprietary line of microbial products which control and manage a wide variety of soil, crop and water problems. The Company believes that these biological products, when introduced through its BioJect and ClearLake delivery systems, will cost-effectively replace or complement the use of chemical pesticides or fertilizers in the turf maintenance, agricultural crop, soil remediation and water quality management industries. Use of the Company's systems can contribute to a reduction in the negative cumulative environmental effect of chemical use with no increase in cost or crop damage. The Company's goals are to increase the market share for biocontrol products and to make its delivery systems the principal methods for distributing biotechnology products in its targeted industries.

The Company's delivery systems ferment environmentally-safe microorganisms at the site of application and automatically dispense the appropriate amount and type of cultured product at the desired frequency directly into the customer's irrigation system, pond or lake. By fermenting its biological products at the customer's site, the Company is able to preserve and protect the potency of the microorganisms, significantly reduce shipping costs and control the frequency of application and concentration of product. The Company believes that its microbial products, delivery systems and bioaugmentation expertise have positioned it as a leader in the introduction, marketing and management of biological complements or alternatives to many chemical pesticide and fertilizer products.

The Company has financed its operations since inception by generating cumulative revenues through September 30, 1996 of approximately $17,000,000 and by raising approximately $15,600,000 in equity and debt financing.


RESULTS OF OPERATIONS


NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995


The Company generated revenues of $9,229,000 for the nine months ended September 30, 1996, compared to $2,783,000 for the nine months ended September 30, 1995. On May 31, 1996, the Company acquired Turf Products, Ltd. ("Turf Products") and Turf Specialty, Inc. ("Turf Specialty"), and the acquisition of each of these companies has been accounted for as a purchase. The results for the first nine months of 1996 contain four months of revenues from Turf Products, $2,508,000, and Turf Specialty, $2,884,000. Revenues generated by sources other than Turf Products and Turf Specialty increased by approximately 38% to $3,837,000 during the first nine months of 1996, compared to $2,783,000 during the first nine months of 1995. In September 1995, the Company acquired Aspen Consulting, Inc. ("Aspen"), an irrigation design and planning firm, and Aspen added $795,000 of revenues for the first nine months of 1996. In addition, in February 1996 the Company acquired Direct Products and Machinery Pty. Ltd. and Golf and Turf CC ("Direct Products"), a distributor of the Company's products in South Africa. From February 1996 through September 30, 1996, Direct Products contributed $502,000 to the Company's revenues.


In the first nine months of 1996, the Company's lease and service revenues on its BioJect system increased 47% to $652,000, compared to $445,000 during the first nine months of 1995. The Company's revenues from its BioJect menu items, primarily microbes, increased to $1,040,000 during the first nine months of 1996, up 48%, compared to $703,000 during the first nine months of 1995. The primary cause of the increase in lease, installation and menu items was the increase in the number of BioJect systems installed. At September 30, 1996, the Company had 238 BioJect systems installed, up 49% compared to 160 installed at September 30, 1995. In addition, the Company increased the number of menu items available to customers in 1996 compared to 1995.

Revenues from sales of CleanRack systems increased 17% during the first nine months of 1996 to $224,000, compared to $191,000 during the first nine months of 1995. The increase in CleanRack revenues was due to an increase in the installed base of CleanRack units from nine units at September 30, 1995 to 15 units at September 30, 1996. Revenues from sales of ClearLake systems during the first nine months of 1996 declined 65% to $147,000, compared to $425,000 during the first nine months of 1995. The decline in the sales of ClearLake systems during the first nine months of 1996 was due to a decline in unit sales as the Company redesigned its ClearLake product. As a result, the Company did not actively market its ClearLake system during that time period.


Other revenues, which consisted primarily of non-proprietary fertilizer, nutrient and seed sales, declined to $477,000 during the first nine months of 1996, compared to $1,019,000 during the first nine months of 1995. This decrease resulted from the Company's decision to focus on the marketing of its BioJect system and its other proprietary products.



The Company's gross profit during the first nine months of 1996 increased to $3,524,000, compared to $1,168,000 during the first nine months of 1995. The Company's gross profit margin declined to 38% during the first nine months of 1996, compared to 42% during the first nine months of 1995, primarily due to a problem with circuit boards for its BioJect system.


During the first and second quarters of 1996, the Company purchased a significant number of faulty circuit boards from an outside vendor. These circuit boards caused the Company to incur in excess of $800,000 of expenses, which decreased the Company's gross profit and increased its selling, general and administrative expenses. The additional expenses were due to (i) the costs of diagnosing the problem, (ii) the costs of designing, producing and installing new circuit boards, (iii) excess product usage of menu items and (iv) significant customer service expenses. In addition, given the circuit board problem, the Company chose to stop marketing its BioJect system to additional customers in May 1996 until the problem was rectified. The Company has redesigned the circuit board and resumed marketing the BioJect system in August 1996.

Selling, general and administrative expenses increased to $5,079,000 during the first nine months of 1996, compared to $1,929,000 during the first nine months of 1995. The increase in selling, general and administrative expenses was the result of the costs associated with the integration of the Company's acquisitions, an increase in the number of personnel at the Company and the previously discussed circuit board problem.

Research and development expenses increased to $353,000 during the first nine months of 1996, compared to $264,000 during the first nine months of 1995. The increase in research and development expenses was due to increased expenditures on the BioJect and ClearLake systems.



Interest expense for the first nine months of 1996 was $523,000, compared to $172,000 for the first nine months of 1995. The increase in interest expense was primarily due to the amount of debt outstanding. The amount of short-and long-term debt increased to $8,194,000 at September 30, 1996, compared to $2,661,000 at September 30, 1995.



The Company incurred $145,000 of expenses associated with the amortization of goodwill during the first nine months of 1996, compared to $1,500 during the first nine months of 1995. The increase in expenses associated with the amortization of goodwill was due to the acquisition of Turf Products and Turf Specialty in May 1996 as well as nine months of amortization of the goodwill associated with the acquisition of Aspen. The amount of goodwill associated with these acquisitions as of September 30, 1996 was $5,317,000 and is currently being amortized over a period of 15 years.

The Company reported a net loss of $2,431,000 during the first nine months of 1996, compared to a net loss of $1,197,000 during the first nine months of 1995.


SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

The Company generated revenues of $4,139,000 in the six months ended June 30, 1996, compared to $1,940,000 for the six months ended June 30, 1995. On May 31, 1996 the Company acquired Turf Products and Turf Specialty. The acquisition of each of these companies has been accounted for as a purchase. Accordingly, the Company's results for the first six months of 1996 included 30 days of revenues from Turf Products, $876,000, and Turf Specialty, $538,000. Revenues from sources other than Turf Products and Turf Specialty increased by approximately 40% to $2,725,000 during the first six months of 1996, compared to $1,940,000 during the first six months of 1995. In September 1995 the Company acquired Aspen, which added $541,000 to the Company's revenues for the first six months of 1996. In addition, in February 1996 the Company acquired Direct Products, and from February 1996 through June 30, 1996, Direct Products generated $295,000 of revenues. In the first six months of 1996, the Company's lease and installation revenues from its BioJect system increased 37% to $556,000, compared to $405,000 during the first six months of 1995. The Company's sale of BioJect menu items, primarily microbes, increased to $565,000 during the first six months of 1996, up 72% compared to $328,000 during the first six months of 1995. The primary cause of the increase in lease, installation and menu items was the increase in the number of BioJect systems installed. At June 30, 1996 the Company had 235 BioJect systems installed, up 53% compared to 154 installed at June 30, 1995. In addition, the Company increased the number of menu items available to customers in 1996 compared to 1995, which partially accounted for the significant increase in menu item sales.

Revenues from CleanRack sales increased 34% during the first six months of 1996 to $188,000, compared to $140,000 during the six months ended June 30, 1995. The increase in CleanRack revenues was due primarily to an increase in the installed base of CleanRack units from seven units at June 30, 1995 to 12 units at June 30, 1996. Revenues from sales of ClearLake systems during the six months ended June 30, 1996 declined to $135,000, compared to $422,000 during the first six months of 1995. The decline in the sales of ClearLake systems during the first six months of 1996 was due to a decline in unit sales as the Company improved the design of its ClearLake system. As a result, the Company did not actively market its ClearLake system during that time period.

Other revenues, which consisted primarily of non-proprietary fertilizer, nutrient and seed sales, declined to $445,000 during the first six months of 1996, compared to $645,000 during the first six months of 1995. This decline resulted from the Company's decision to focus on the marketing of its BioJect system and its other proprietary products.

The Company's gross profit during the first six months of 1996 increased to $1,810,000, compared to $1,096,000 during the first six months of 1995. The Company's gross profit margin declined to 44% during the first six months of 1996 compared to 56% during the first six months of 1995, primarily due to the previously discussed circuit board problem.

Selling, general and administrative expenses increased to $2,961,000 during the first six months of 1996, compared to $1,373,000 during the first six months of 1995. The increase in selling, general and administrative expenses was the result of the costs associated with the integration of the Company's acquisitions, an increase in the number of personnel at the Company and the previously discussed circuit board problem.

Research and development expenses increased to $275,000 for the six months ended June 30, 1996, compared to $160,000 during the first six months ended June 30, 1995. The increase in research and development expenses was due primarily to increased expenditures on the BioJect and ClearLake systems.

Interest expense for the first six months of 1996 increased to $192,000, compared to $131,000 for the first six months of 1995. The increase in interest expense was due to an increase in the amount of debt outstanding and capital lease obligations at June 30, 1996, which was $5,563,000, compared to $1,999,000 at June 30, 1995, as well as an increase in the interest rates on the Company's debt.

The Company reported a net loss of $1,618,000 during the first six months of 1996, compared to a net loss of $568,000 during the first six months of 1995.


FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED
DECEMBER 31, 1994


The Company generated revenues of $3,757,000 for the year ended December 31, 1995, compared to $2,688,000 for the year ended December 31, 1994, an increase of $1,069,000, or 40%. The major reason for the increase in revenues was a growth in revenues on its BioJect system from $719,000 in 1994 to $1,503,000 in 1995, an increase of $784,000, or 109%. At December 31, 1995, the Company had 171 BioJect systems installed, up 116% compared to 79 installed at December 31, 1994. The average revenue per BioJect account also increased in 1995, from approximately $10,000 per BioJect account in 1994 to more than $11,000 in 1995, as the Company restructured its BioJect system to sell a number of biological programs, each of which utilizes distinct bacteria or other biological products. Sales of ClearLake systems also increased in 1995 and contributed significantly to the Company's overall sales growth. ClearLake system revenues increased from $105,000 in 1994 to $436,000 in 1995, an increase of approximately $331,000.
Sales of ClearLake systems increased from 13 systems in 1994 to 30 systems in 1995. The other principal changes in revenue generated by the Company in 1995 were (i) the inclusion of $353,000 of revenue from Aspen and a decrease in seed sales of approximately the same magnitude, as the Company made the decision at the end of the first quarter in 1995 to discontinue carrying this product line due to inconsistent product quality, and (ii) a decrease in sales to Wilbur-Ellis Company from approximately 45% of net sales in 1994 to approximately 13% in 1995 as the Company made the decision to expand the number of distribution outlets for its products. The Company's international revenues, which are included in these amounts, also showed significant growth during 1995. International revenues increased by $68,000 to $598,000 in 1995, compared to $530,000 in 1994.


The growth of higher margin BioJect and ClearLake sales, as well as the inclusion of Aspen in the Company's results, produced a significant change in product mix in 1995 that led to a substantial improvement in the gross profit generated by the Company. In 1995 more than 56% of sales were generated by the BioJect, ClearLake, and CleanRack product lines. In 1994 these product lines contributed approximately 40% of sales. The gross profit on each of these products is significantly higher than the gross profit from sales of the Company's non-proprietary product lines, such as fertilizer, seed and third party product sales. As a result of this favorable improvement in product mix, the gross profit from sales generated by the Company improved from $690,000 in 1994, or 26% of sales, to $1,777,000 in 1995, or 47% of sales, an increase of $1,087,000.

Selling, general and administrative expenses decreased by $58,000 to $2,938,000 in 1995, compared to $2,996,000 in 1994. In addition to the total amount of these expenses decreasing by 2%, the composition of these expenses changed significantly as the Company reduced spending on its mobile laboratory program to support nutrient (granular and liquid fertilizer) sales in the latter half of 1994 and into 1995, and reallocated resources to field and scientific support of its BioJect and ClearLake systems.

Research and development expenses increased by $127,000, from $286,000 in 1994 to $413,000 in 1995. The increase in research an development expenses in 1995 reflects the increased costs associated with a new generation of the BioJect system that was developed in 1995 and introduced to the market in 1996.

Net interest expense increased by $38,000 to $262,000 in 1995, compared to $224,000 in 1994, as the Company's total borrowing increased from $2,375,000 at the end of 1994 to $2,933,000 at the end of 1995.

The improvements in gross profit from the growth in revenues, improved product mix and control of operating expenses led to a $980,000 reduction in the net loss generated by the Company in 1995 compared to 1994. The Company lost $1,836,000, or $.35 per share, in 1995, compared to $2,816,000, or $.62 per share, in 1994.


LIQUIDITY AND CAPITAL RESOURCES

Since its inception, the Company has incurred net losses and negative cash flows from operations, and at September 30, 1996, the Company had a working capital deficit of $3,875,000. Since its inception, the Company has financed its operations from private placements of Common Stock, borrowing from its principal shareholders, bank financing and the sale of the Bridge Notes and Bridge Warrants. Until 1991, the Company funded its operations and product development activities through approximately $600,000 in loans, equity investments and loan guarantees by the Nebraska Research and Development Authority ("NRDA"), the predecessor of Heartland Capital Fund, Ltd. ("Heartland Capital"), and through approximately $100,000 in loans from one of the founders. Since 1991, the Company has funded its operations primarily by (i) completing a private placement of Common Stock in February 1992, in which $1,091,502 in capital was raised at $1.50 per share, (ii) completing a private placement of Common Stock in February 1993, in which $1,327,000 was raised at $2.00 per share, (iii) completing a private placement of Common Stock in December 1993, in which $1,060,000 was raised at $2.50 per share, (iv) completing a private placement of Common Stock in July 1994, in which $1,574,000 was raised at $2.50 per share,
(v) obtaining a bank line of credit for $1,013,000 in September 1994, (vi) converting $1,200,000 of shareholder advances and a promissory note from Mr. William B. Adams, the Company's Chief Executive Officer, into 400,000 shares of Common Stock at $3.00 per share during the period between December 1994 and February 1995, (vii) issuing $750,000 of subordinated debentures to certain principal shareholders in March 1995, (viii) completing a private placement of Common Stock in November 1995, in which $1,888,000 was raised at $3.00 per share, (ix) issuing $700,000 of subordinated debentures to certain principal shareholders in November 1995, (x) issuing $100,000 of unsecured, subordinated promissory notes to a principal shareholder in March 1996, (xi) obtaining a $1,000,000 line of credit from Imperial Bank in March 1996, (xii) issuing $250,000 of promissory notes to certain principal shareholders in March and April 1996, (xiii) completing its financing of Bridge Notes and Bridge Warrants in July 1996, in which approximately $3,695,000 was raised and (xiv) converting $99,000 of outstanding convertible debentures into 66,000 shares of Common Stock at $1.50 per share in July 1996.

Holders of the Bridge Notes will have the option of being repaid from the proceeds of this offering or converting up to 100% of the principal amount of the Bridge Notes into shares of Common Stock at a conversion price equal to 80% of the initial public offering price. See "Description of Securities -- Bridge Financing."


As of September 30, 1996, approximately 17% of the Company's total accounts receivable were over 90 days past due. Historically, the Company has experienced longer collection cycles for its proprietary products and systems compared to its distributed products. The Company has established a reserve for bad debt and returns and allowances of $83,000 as of September 30, 1996 and believes that such reserve will be adequate to cover potential writeoffs or returned sales.


The consolidated financial statements of the Company included elsewhere herein were prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company incurred net losses of $2,816,000 and $1,836,000 for the years ended December 31, 1994 and December 31, 1995, respectively, and had an accumulated deficit of $11,125,000 at September 30, 1996. The commercialization of the Company's products requires the commitment of significant capital expenditures. Although the Company believes that existing capital resources, including the proceeds of this offering and interest earned thereon, will allow it to maintain its current and planned operations for at least 18 months following this offering, no assurance can be given in that regard. Furthermore, the Company will require additional funds to support its development activities through the rigorous testing and marketing phases of development. The Company will seek to obtain additional funds through public or private equity or debt financing, collaborative or other arrangements with corporate partners or from other sources. There can be no assurance that such additional financing can be obtained on desirable terms or at all. If additional funds are not available, the Company may be required to reduce or eliminate one or more of its research, discovery or development programs or otherwise curtail its marketing efforts in certain territories of one or more of its product lines. While the Company has established a line of credit with Imperial Bank, if additional financing is required, there can be no assurance that the Company will be able to renew or increase its line of credit on acceptable terms, if at all. See "Risk Factors -- Future Additional Capital Requirements; No Assurance Future Capital Will Be Available."

The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements for the six months ended June 30, 1996, which indicates there is substantial doubt about the Company's ability to continue as a going concern due to the Company's need to generate cash from operations and obtain additional financing. See "Report of Ernst & Young LLP, Independent Auditors" on the Company's Consolidated Financial Statements appearing at page F-2 of this Prospectus.


QUARTERLY FLUCTUATIONS

The Company's operating results vary from quarter to quarter as a result of various factors, including the fact that customers who purchase the Company's ClearLake and CleanRack systems and other capital items generally purchase such systems out of their available capital expenditure budget, the amount of which is typically approved on a yearly basis. As a result, sales of ClearLake and CleanRack systems and other capital items are generally higher in the first three quarters than in the fourth quarter since many customers have already spent their full capital budgets by the fourth quarter. To date, sales of the Company's BioJect systems have not varied materially due to seasonal factors. Because the Company's business is directly related to the capital expenditure budgets of its customers, the Company expects that quarterly fluctuations in its operating results will continue. Therefore, results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors -- Quarterly Fluctuations in the Company's Results of Operations."


RECENTLY ISSUED ACCOUNTING STANDARDS

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company adopted the provisions of SFAS No. 121 effective January 1, 1996. There was no effect of such adoption on the Company's financial position or results of operations. See Note 1 of Notes to Consolidated Financial Statements.

In addition, the FASB has issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value-based method of accounting for stock-based compensation plans and encourages, but does not rquire, entities to adopt that method in place of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." APB No. 125 and related Interpretations use an intrinsic value-based accounting method. The Company does not intend to adopt SFAS No. 123 in measuring expenses. However, the Company must present pro forma net income (loss) and related per share amounts as if SFAS No. 123 had been adopted, and such pro forma amounts reflect higher amounts of expenses than the amounts reported in the financial statements. See Note 1 of Notes to Consolidated Financial Statements.


                                   BUSINESS

GENERAL

The Company has developed two patented distribution systems that enable the Company to market and support a proprietary line of microbial products which control and manage a wide variety of soil, crop and water problems. The Company believes that these biological products, when introduced through its BioJect and ClearLake delivery systems, will cost-effectively replace or complement the use of chemical pesticides or fertilizers in the turf maintenance, agricultural crop, soil remediation and water quality management industries. Use of the Company's systems can contribute to a reduction in the negative cumulative environmental effect of chemical use with no increase in cost or crop damage. The Company's goals are to increase the market share for biocontrol products and to make its delivery systems the principal methods for distributing biotechnology products in its targeted industries.

The Company's delivery systems ferment environmentally-safe microorganisms at the site of application and automatically dispense the appropriate amount and type of cultured product at the desired frequency directly into the customer's irrigation system, pond or lake. By fermenting its biological products at the customer's site, the Company is able to preserve and protect the potency of the microorganisms, significantly reduce shipping costs and control the frequency of application and concentration of product. The Company believes that its microbial products, delivery systems and bioaugmentation expertise have positioned it as a leader in the introduction, marketing and management of biological complements or alternatives to many chemical pesticide and fertilizer products.


HISTORY

The Company was incorporated under Nebraska law in November 1987. The Company initially marketed a program that developed blended fertilizers and soil amendments to golf courses and to other residential and commercial customers in the Lincoln, Nebraska area. In 1991, the Company decided that it needed a broader strategic vision and, consequently, concentrated on the development of biological inoculation service and nutrient programs. In the next several years, the Company developed its BioJect, ClearLake and CleanRack systems for distribution to the turf maintenance industry.

As the Company evolved from a product development and market introduction oriented business to a more sales-driven organization, the Company decided to de-emphasize its non-proprietary nutrient and seed business and instead concentrate its resources on the proprietary BioJect, ClearLake and CleanRack systems. The Company also established new distributor relationships and expanded its international marketing activities.


MARKET OVERVIEW

In 1995, an estimated $30 billion was spent on fertilizers and pesticides in the turf maintenance and agricultural crop markets. Most biological and chemical products are applied by manual means by tank mixing the products in water and then manually spraying the products on the areas that need to be treated. Due to the need for manual application, this process is time consuming and labor intensive, especially when performed on large acreages. In the case of biocontrol products, where more frequent applications are required compared to their chemical counterparts, the need for frequent manual applications has made these biocontrol products economically uncompetitive.

Despite the potential environmental benefits of biological pesticides compared to their chemical counterparts, the agricultural and turf markets have been slow to accept the use of biological products due to the poor shelf life characteristics of biological products using traditional transportation and distribution systems. Pesticide and fertilizer products have typically been shipped over land and stored for long periods before application, practices which create an inhospitable environment for biological products that deteriorate rapidly when exposed to light, high temperatures or long storage periods. In 1995, according to the Organization for Economic Cooperation and Development, biological products comprised only 0.5% of the overall market for fertilizers and pesticides in the turf maintenance and agricultural crop industries, or approximately $150 million per year.

To address these problems, the Company developed a patented process and designed proprietary equipment to automatically ferment microbial products on-site to high population levels and then inject the microorganisms during the irrigation cycles into the customer's irrigation or sprinkler system. A major advantage of the Company's BioJect system is that it uses the irrigation water as the distribution medium, thereby eliminating the substantial labor costs incurred in traditional methods and making the BioJect system the most cost-effective means of distributing biological products over large acreages. The BioJect system also allows customers to choose from a "menu" of biological control products, thereby enabling the Company to address a variety of turf and crop problems and to customize its products to the needs of individual customers and markets.

The Company has initially targeted its biological products, delivery systems and support services to the golf course industry. A survey performed by the National Golf Foundation indicates that in 1995 there were over 15,000 golf courses in the United States that purchased annually in excess of $500 million of fertilizer and chemicals. Although the Company has focused initially on the turf maintenance and water quality management industries, the Company believes that it can leverage its experience in these industries into the agricultural crop and soil remediation markets.


BUSINESS STRATEGY

The Company's goals are to increase the market share of biological products in the turf maintenance, agricultural crop, soil remediation and water quality management industries and to make the BioJect system the preferred delivery mechanism for all biological products in these industries. The Company intends to accomplish these goals by developing and controlling a distribution system through the acquisition of selected independent regional dealers and distributors, commercializing new biotechnology innovations, and expanding the use of these new products in additional markets.

Over the past five years, the Company has focused primarily on its core delivery technology and the licensing of microbial products that can be delivered through the Company's BioJect and ClearLake delivery systems. During this period, only a minimal amount of capital and personnel resources were devoted to manufacturing and distribution, and the Company's sales and marketing efforts were limited to the efforts of its executive officers, a small number of salespersons and relationships with a few regional distributors. In order to expand its customer base, the Company determined that it would have to make substantial capital and personnel commitments, and the Company believes that the most efficient method of accomplishing this objective is to pursue a strategy of acquiring and consolidating independent dealers and distributors. In May 1996, the Company launched its strategy of acquiring selected dealers and distributors in an attempt to integrate and consolidate them into a single sales organization, thereby improving the Company's ability to market and sell its proprietary products, increasing its penetration into the turf maintenance industry, and enhancing its visibility within its target markets.


ACQUISITION AND PRODUCT DISTRIBUTION CONSOLIDATION STRATEGY

In general, major golf course markets are dominated by a single sales organization that controls all new product introductions and their subsequent penetrations into golf courses in their regions. Prior to the Company's initial dealer acquisitions in May 1996, the Company sold its proprietary products primarily through direct sales efforts and relationships with certain regional dealers. Although this strategy enabled the Company to introduce its proprietary products into selected golf course markets, these markets represented regions where only approximately 30% of all United States golf courses are located. The Company also discovered that many of these dealers were accustomed to selling traditional fertilizers and pesticides and therefore lacked the technical expertise necessary to market and service the Company's technologically-advanced, proprietary products.

The Company believes that a significant strategic and financial opportunity currently exists to acquire a number of small independent dealers and distributors. At the present time, there are a group of approximately 35 such dealers and, to date, no group-buying opportunities have been pursued among these dealers. The Company believes that if it is able to acquire a number of these small independent dealers, it will be able to develop coordinated marketing strategies and improve its purchasing terms through group-buying opportunities. The Company believes that this acquisition strategy will also enable it to leverage its products into new markets at higher sales penetration rates than would otherwise be possible and enhance the performance of these dealers by providing higher margin, proprietary products for these dealers to sell.

In May 1996, the Company initiated its dealer acquisition and consolidation strategy by acquiring two regional turf distributors -- Turf Products, a Chicago-based dealer that markets turf products throughout the greater Chicago area, and Turf Specialty, a New Hampshire-based dealer that markets turf products throughout the New England region. These two dealers have traditionally offered a wide variety of turf maintenance products, including fertilizers and pesticides, and the Company anticipates that these traditional turf products will contribute approximately 60% of the Company's total revenues for the year ending December 31, 1997. The Company expects that the percentage of non-proprietary turf products sold by these dealers will decline as the Company uses these dealers to leverage its technologically-advanced, proprietary products into their respective regions.

Turf Products and Turf Specialty are recognized in the turf maintenance industry as leaders in the golf course market in the greater Chicago area and New England region, respectively. While other dealers in these markets compete for market share through aggressive pricing, the Company's acquired dealers have adopted a value-added, customer service focus, an approach which is essential for introducing technologically-advanced, proprietary products such as the BioJect and ClearLake systems. In reviewing other potential acquisition candidates, the Company will continue to seek dealers and distributors with a similar value-added, customer service approach.

The Company is currently evaluating additional acquisition opportunities throughout the United States. The Company intends to commit substantial time and resources to create the necessary organizational framework and acquisition structure (including pricing, employment contracts, reporting and accountability) necessary to explore and analyze these acquisition opportunities so that the Company can create an integrated marketing and distribution system for its products.

The Company believes that its dealer acquisition and consolidation strategy will offer several benefits to the Company as well as its acquired dealers, including the following:

*   improved profitability due to increased sales of proprietary products;
*   improved overall financial results due to consolidated operations;
*   increased margins to consolidated dealers due to group-buying opportunities;
    and
* increased visibility in turf maintenance markets and greater credibility in larger markets such as the agricultural crop and soil remediation industries.

The direct acquisition of dealers also can provide these dealers with an equity interest in the Company, thereby creating a financial incentive for such dealers to introduce the Company's higher margin, proprietary products into their respective regions. Dealers also can benefit from these acquisitions because their relationship with the Company should provide these dealers with access to greater financial resources.

Because new product introduction requires higher sales skills and advanced marketing strategy, the Company believes that a consolidated group of dealers possessing the necessary technical expertise could have a major impact on the industry. Planning is underway to integrate fully the Company's products into these newly acquired organizations and to begin building more important and profitable relationships with other key suppliers in this industry. The Company believes that proceeds from this offering, among other things, will allow the dealer consolidations to continue and, through the acquisition and training of an integrated sales force, will enable the Company to establish a nationwide distribution channel in the turf maintenance and water quality management industries and to expand into other related markets, including the agricultural crop and soil remediation industries. Due to the increased visibility created by the Company's recent dealer acquisitions, certain large agricultural companies have already contacted the Company about exploring possible relationships for the introduction of the Company's products into the agricultural crop industry.


OTHER STRATEGIC ACQUISITIONS

In September 1995, the Company acquired Aspen, which designs and plans complete irrigation systems for golf courses, residential housing projects and large commercial developments, in order to bring additional irrigation system design and expertise in-house. The Company believes that the acquisition of Aspen will enhance the distribution of the BioJect and ClearLake systems in the new construction and large residential housing development markets and will provide increased exposure in the golf course architectural community, where Aspen has conducted business for years. The Company also believes that Aspen will play an integral role in enhancing the design of both the BioJect and ClearLake systems due to its knowledge and expertise in the design and operation of all phases of irrigation systems.

In February 1996, the Company acquired Direct Products. Direct Products, which had served as the Company's distributor in South Africa since June 1994, distributes a wide range of turf maintenance products, including fertilizers, seed and chemicals, and has also established relationships with citrus and avocado growers in South Africa. The acquisition of Direct Products will form the basis for the Company's international business unit.


PRODUCT AND MARKET STRATEGIES

In addition to its strategy of acquiring selected dealers and distributors in key geographic markets, the Company also plans to develop and commercialize new innovations in biotechnology and expand the use of its products in additional markets and industries. The BioJect system is the Company's principal product for achieving these goals, and the Company intends to continue to position the BioJect system as the most efficient and cost-effective means of distributing biological products into irrigation-dependent markets.

The Company believes that the introduction of naturally-occurring biologicals through its patented delivery systems will enable customers to overcome many of the environmental problems inherent in large-scale chemical applications while offering significant cost savings over traditional chemical applications. Some of the environmental advantages and potential cost savings include the following:


ENVIRONMENTAL ADVANTAGES

*   lower toxicity to humans and other non-target animals and plants;
*   fewer residual pesticide contaminants in plants and their byproducts;
*   rapid access to treated areas after application; and
*   reduced soil and groundwater pollution.


POTENTIAL COST SAVINGS

* the use of well or effluent water as an alternative to more costly city water for irrigation purposes;
* a reduction in water consumption of up to 40% due to improved soil porosity and increased toxin remediation;
* a reduction in the rates and frequency of use of chemical fungicides, herbicides, insecticides and other pesticides; and
*   an increase in seed germination rates.

In addition to expanding the marketing and sale of its patented delivery systems in the turf maintenance and water quality management industries, the Company intends to leverage its experience in these industries into the agricultural crop and soil remediation markets. The Company has recently expanded its marketing efforts to encompass these additional markets and, in the long term, expects to establish partnerships or other formal relationships with large agricultural or chemical companies that service these markets.


PRODUCTS

The Company's principal products and services for accomplishing its goals can be divided into two categories -- proprietary products and distributed products. The Company's proprietary products include its patented BioJect, ClearLake and CleanRack systems. The Company's distributed products consist of other traditional fertilizers and pesticides that are distributed through the Company's wholly owned dealers and distributors. Each of these product categories is summarized below:


PROPRIETARY PRODUCTS

The Company's principal proprietary products consist of (i) the BioJect system, which automatically cultures and distributes biological products through irrigation water, (ii) the ClearLake system, a pond and lake restoration system, and (iii) the CleanRack system, an equipment wash rack and water treatment system that decontaminates equipment wash water so that it is suitable for recycling or discharge. The Company intends to devote the majority of its marketing and sales resources to its BioJect and ClearLake systems in the immediate future. Each of these products is described below.


BIOJECT SYSTEM

The BioJect system is the Company's primary product, and the Company intends to focus most of its efforts on enhancing the capabilities of and selling the BioJect system to the turf maintenance industry and exploring potential expansion of its BioJect system into the agricultural crop, soil remediation and water quality management industries. The Company's BioJect system includes fermentation chambers, pumps, injectors and computer controls that coordinate the scale-up of microbial products and their injection into the customer's irrigation system and a "menu" of microbial products that can be delivered through its BioJect system.


                         [DIAGRAM OF BIOJECT SYSTEM]


The BioJect system has evolved over the past four years from delivering only bacteria of the BACILLUS family to delivering a variety of microbial products. These products appear on the Company's BioJect menu as replacements for or complements to fungicides, insecticides or soil amendments. The consumable product in each menu item is generally a microbe, and each microbe is cultured in the BioJect device under a proprietary formula. Different microbes are used for different applications because their mode of action and performance varies. As a result, these microbes are targeted to very specific problems.


The microbial products delivered by the BioJect system are proprietary formulations, consisting of a variety of different strains. Different microbes are used for different applications because their function and performance varies. The Company currently has under license or under control microbial products that: (i) produce toxins harmful to plant diseases (PSEUDOMONAS AUREOFACIENS), (ii) improve soil porosity (BACILLUS SPP.), (iii) break down thatch (CELLULOMONAS), (iv) fix atmospheric nitrogen (AZOSPIRILLUM BRASILENSE),
(v) inhibit the growth of certain insect pests (BACILLUS THURINGIENSIS), and
(vi) bioremediate certain hazardous chemicals (PSEUDOMONAS FLOURESCENS, CYTOPHAGA MICHIGANESE, CYTOPHAGA HEPARINA AND PSEUDOMONAS SPP.).

Because microorganisms are subject to degradation upon exposure to high temperatures, ultraviolet light or long storage periods, the introduction of these microbials into the soil on a regular basis had not been feasible prior to the development of the BioJect system. The BioJect system permits, for the first time, the introduction of microorganisms into the soil at the required frequency and in a cost-effective and environmentally safe manner. The BioJect system overcomes the traditional problems associated with the introduction of microorganisms into the soil by culturing and growing the microbial colonies during the day and then dispensing the microbial colonies into the customer's irrigation system automatically at night. The current BioJect system has been designed to pump large amounts of oxygen to the fermentation chamber, maintain a specific temperature range, and keep the pH at a neutral level. By doing so, the BioJect system creates an environment that optimizes the fermentation process, thereby allowing the scale-up of microbial populations from a starter culture.

The Company believes that its BioJect system will become the preferred distribution vehicle for many biocontrol products because it is able to overcome the poor shelf life characteristics that have previously prevented biological products from being practical alternatives or complements to chemical control products. Consequently, the Company's primary strategy is to expand sales of the BioJect system and continue to position the BioJect system as the most efficient and cost-effective means of distributing biological products into irrigation-dependent markets.

Compared to traditional applications of chemical fertilizers and pesticides, the Company's BioJect system offers several advantages. Among other factors, the BioJect system:

*   introduces naturally occurring microorganisms that are environmentally safe;
* permits increased frequency of applications at high doses and at night, which minimizes degradation due to heat and ultraviolet light exposure and long storage periods;
*   eliminates the substantial labor costs associated with mixing and spraying;
*   reduces freight expenses associated with shipping the product; and
* provides a user-friendly system that is managed and serviced by Company personnel.


The Company has obtained exclusive rights to several microorganisms pursuant to a consulting agreement with Encore Technologies, Inc. ("Encore"). This thirty
(30)-year consulting agreement provides that Encore shall (i) identify organisms from third parties which may be used in the BioJect system as pesticides, herbicides, fungicides or soil amendments, (ii) test such organisms to determine whether they can be scaled up in the BioJect system, (iii) conduct any necessary regulatory work and (iv) provide such organisms to the Company for use in its proprietary systems. In return for these services, the Company pays Encore a specified percentage of the price received from sales of the BioJect system by the Company's dealers and distributors. In addition to the Encore agreement, the Company has also acquired the rights to other microorganisms through licensing and/or distribution agreements with CCT Corporation ("CCT") and Abbott Laboratories ("Abbott"). Under the CCT agreement, the Company has exclusive rights to certain microbial products and pays a licensing fee based on a percentage of the selling price of the products subject to the agreement. The term of the CCT agreement extends through December 31, 1997, subject to a one-year renewals thereafter upon the agreement of the parties. Under the Abbott agreement, which may be terminated by either party upon 30 days' notice, the Company is to pay for product at the time of shipment.


To increase the menu of items for use in its BioJect system, the Company intends to enter into additional exclusive licensing agreements with various universities or owners once new microbial products have been proven effective. To meet the technical challenges associated with the task of optimizing the scale-up of these distinct microorganisms within the BioJect system and distributing them within the irrigation cycle, the Company has entered into research and development agreements with fermentation specialists. The Company also intends to bring more technical expertise in-house in order to evaluate new microbial products, maximize the value of its programs, and gain more expertise in the area of registration and labeling requirements.


The Company generates revenues from its BioJect system by renting or selling it to customers, collecting service and maintenance fees, and selling the microbial products delivered through the BioJect system. The Company generally rents the BioJect system to customers for approximately $5,000 per year, plus a one-time installation fee of $1,000. The consumable microbial products are sold separately on a seasonal basis at the annual rate of $5,000 to $15,000 per microbial, and the cost of such microbials varies depending on the type of microbials and the desired frequency of application. The Company is the sole supplier of all of the consumables (biologicals and media) that are required in its BioJect system, as well as hardware maintenance services.


The Company's installed base of BioJect systems has experienced rapid growth in recent years, as evidenced by the following table:

                                                DECEMBER 31,                       SEPTEMBER 30,
                              1990     1991     1992     1993     1994    1995         1996
Cumulative number of
 installed BioJect systems     0        1        13       46       79      171          238


CLEARLAKE SYSTEM

The ClearLake system is a patented system that is designed to improve the aesthetics and water quality of water used for both irrigation and ornamental ponds and lakes. The ClearLake system utilizes an injector to introduce microbial products in small lakes and a BioJect system for larger lakes and those that are more difficult to treat.


                        [DIAGRAM OF CLEARLAKE SYSTEM]


The ClearLake system has been designed for lakes which are particularly difficult to keep clean because the constant inflow of contaminants and nutrients into the lake is too high for the lake's ecosystem to stay in balance. The ClearLake system treats ponds and lakes by (i) injecting large amounts of oxygen into the water through venturi intakes, (ii) creating circulation and water movement around the perimeter of the pond or lake, (iii) redistributing water from the deepest part of the pond or lake to the other parts through a submersible pump, and (iv) distributing biological products throughout the lake through an injection system. The biological products introduced through the ClearLake system help to counteract excessive algae bloom. By significantly reducing the amount of algae and increasing the dissolved oxygen levels in ponds and lakes, the ClearLake system can dramatically improve the quality of water used for irrigation and of water in ornamental ponds and lakes and can, therefore, greatly reduce the quantity of water consumed in irrigation and reduce the need for chemical algaecides.

The ClearLake system, which integrates a computer control center with a proprietary oxygen diffusion system and a water delivery apparatus as described above, is customized according to the specific dimensions of the pond or lake. The ClearLake system can simultaneously utilize four methods of improving water quality. These methods:

*   increase the dissolved oxygen content of the water;
* eliminate water stagnation by introducing a current that travels around the perimeter of the pond into the irregularly shaped fingers and inlets;
* eliminate the cold anaerobic zone in the lake or pond by pumping the coldest water from the deepest parts to the shallow, warmer edges; and
* introduce biologicals that out-compete the algae for food and, in some cases, attack the algae directly.


Three different models of ClearLake systems are available depending on the size of the pond or lake. ClearLake systems vary in price from $7,500 to $25,000 per year, depending on the size and shape of the pond or lake and the desired horsepower of the Clear Lake circulation center. Consumable microbial products and a maintenance and service contract are sold separately to customers at the annual rate of $1,500 to $5,000 per microbial, and the cost of such microbials varies depending on the type of microbials and the desired frequency of application.


The Company generates revenues from its ClearLake system by selling the hardware and consumables and collecting maintenance and service fees. The number of ClearLake systems sold by the Company has experienced rapid growth in recent years, as evidenced by the following table:

                                       DECEMBER 31,          SEPTEMBER 30,
                                   1993     1994    1995         1996
Cumulative number of installed
 ClearLake systems                  0        13      30           48



CLEANRACK SYSTEM

The Company's CleanRack system cleans the water that is typically used to wash golf course equipment and recycles it for use. If the water is reused without treatment, it often contributes to serious mechanical breakdowns and can pose serious health risks to those with whom it comes into contact. The CleanRack system is designed to decontaminate wash water so that it complies with applicable state and federal environmental and safety regulations and is suitable for discharge or can be safely recycled. As of September 30, 1996, the Company had sold 15 CleanRack systems.


DISTRIBUTED PRODUCTS

In addition to the proprietary products described above, the Company also sells a complete line of traditional chemical fertilizers and pesticides and other turf maintenance products through Turf Products and Turf Specialty, its recently acquired dealers and distributors. Besides the Company's proprietary products, these distributors keep in stock an inventory of branded pesticides, fertilizers, seed, and other necessary products from many agricultural manufacturers.


In addition to expanding the Company's product line, the acquisition of these dealers provides the Company with an established sales and marketing force and a presence in many new geographic markets. Although the Company estimates that traditional chemical and turf products sold by these dealers will represent approximately 60% of the Company's overall revenues in the year ending December 31, 1997 if no additional dealers are acquired, the Company expects this percentage will decline as the Company uses these new dealers to leverage its technologically-advanced, proprietary products into additional regional markets. A brief description of these acquired dealers and the products sold by such dealers is set forth below.


TURF PRODUCTS, LTD.

On May 31, 1996, the Company acquired Turf Products, a Chicago-based company that markets and sells fertilizers, pesticides, grass seed, soil amendments and golf accessories to golf courses throughout the greater Chicago metropolitan area. Turf Products does not sell hardware such as irrigation equipment or lawnmowers, but instead focuses on various fertilizers, pesticides and other turf maintenance products. Turf Products currently sells fertilizers from Lebanon Chemical Corporation, The Anderson's, Vicksburg Chemical Company, IMC Vigoro, and the Company's own brand of fertilizer. Turf Products also sells pesticides from many producers, including Bayer Corporation, Ciba-Geigy Corporation, ISK Biotech Corporation, PBI Gordon Corporation, Rhone-Poulenc AG Company, O.M. Scotts & Sons, Inc., and Rohm Haas Co.

As of September 30, 1996, Turf Products had ten employees, including four general salespersons and a fifth salesperson who focuses exclusively on servicing the BioJect system. Prior to acquiring Turf Products, the Company distributed its BioJect system through Turf Products from May 1995 through May 1996. Because Turf Products has experience selling the BioJect and has relationships with many golf course personnel in the greater Chicago metropolitan area, a region containing over 500 golf courses, the Company believes that this acquisition represents a significant market opportunity for the Company.


TURF SPECIALTY, INC.

On May 31, 1996, the Company also acquired Turf Specialty, a New Hampshire-based company that markets and sells fertilizers, pesticides, grass seed, soil amendments and golf accessories to golf courses and municipalities throughout the New England region. Turf Specialty, like Turf Products, does not sell hardware such as irrigation equipment or lawnmowers, but instead focuses on various fertilizers, pesticides and other turf maintenance products that meet the needs of golf courses and municipalities in the New England area. Turf Specialty currently sells fertilizers from The Anderson's, The Doggett Corporation, Growth Products, Milwaukee Metropolitan Sewerage District (Milorganite), Plant Marvel Lab, Inc., Ringer Corporation, Roots Inc., O.M. Scotts & Sons, Inc., and the Company's own brand of fertilizer. Turf Products also sells pesticides from many producers, including Bayer Corporation, Ciba-Geigy Corporation, ISK Biotech Corporation, Kincaid Enterprises, PBI Gordon Corporation, Rhone-Poulenc AG Company, O.M. Scotts & Sons, Inc. and Rohm Haas Co.

As of September 30, 1996, Turf Specialty had 11 employees, including five salespersons. Although Turf Specialty did not have any experience selling the BioJect system prior to its acquisition by the Company in May 1996, the Company believes that Turf Specialty has the technical expertise necessary to market and service the BioJect system and also provides an inroad for the Company into golf courses and municipalities in the New England region, which represents a new geographic market for the Company.


PRODUCT DEVELOPMENT

In addition to the Company's existing proprietary and distributed products described above, the Company is in the process of investigating and developing other products which may provide long-term benefits to the turf maintenance, agricultural crop, soil remediation, and water quality management industries.

The Company's Aspen subsidiary currently performs several services related to product development. These services include water source evaluation, water supply planning, computer analysis of distribution, and evaluation of applicable products. Currently, Aspen is working with engineers at the Company to develop a complete turn-key system for turf managers at major sports stadiums. This system will be an improvement on the current state-of-the-art system because it will bring together current technologies in heating and cooling, drainage, and biological injection to sports fields.

The Company has completed a number of trials for water and soil remediation and continues to test technologies in these markets. Two technologies appear to show promise in these industries, and the Company intends to invest further in their development. The first technology is the BioJect system, which ferments new organisms at the contamination site at a high frequency and dosage in a manner that the Company believes could make bioremediation cost effective. The second technology encompasses the use of new microorganisms. The Company is currently evaluating two new microbial products that have shown favorable laboratory results. One product speeds up the breakdown of Atrazine, a widely used herbicide and recently discovered deep water (aquifer) contaminant. University trials have shown that the other product breaks up PCB molecules into harmless gasses and liquids. Although the Company believes that there may be significant markets for these products, extensive testing and governmental approvals will be required before the Company can begin to market these products.

CUSTOMERS

The Company has sold its BioJect system to some of the most famous and notable golf courses in the world, including the following:


*  Atlantic Golf Club (NY)                   *  Monterey Peninsula Country Club (CA)
*  Aviara Golf Club (CA)                     *  North Shore Country Club (IL)
*  Baltimore Country Club (MD)               *  Oakland Hills Country Club (MI)
*  Bighorn Country Club (CA)                 *  Pelican Hills - Links Ocean (CA)
*  Caledonian Golf Club (Japan)              *  Point-O-Woods Country Club (MI)
*  Congressional Country Club (MD)           *  Royal Brunei Golf Club (Brunei)
*  John's Island (N,W&S) (FL)                *  San Francisco Country Club (CA)
*  Jupiter Hills (FL)                        *  Skokie Country Club (IL)
*  Kyowe Country Club (Japan)                *  Spyglass Hill Golf Club (CA)
*  Legacy Golf Club (NV)                     *  Sun City Resorts - Gary Player (S. Africa)
*  Leopard Creek Golf Course (Zimbabwe)      *  Sun City Resorts - Lost City (S.Africa)
*  Merion Golf Club (PA)                     *  Tres Vidas Golf Course (Mexico)


Customers for the ClearLake system include the following:

*  Del Mar Country Club (CA)       *  Somas Aguas Golf Club (Spain)
*  The Lakes Country Club (CA)     *  Sunrise Golf Club (NV)


RESEARCH AND DEVELOPMENT

The Company does not conduct basic research. Instead, the Company licenses microbial products that have test data suggesting beneficial uses in the turf maintenance, agricultural crop, soil remediation and water quality management industries. The Company spent approximately $286,000 and $413,000 on research and development for the years ended December 31, 1994 and 1995, respectively, and spent approximately $353,000 on research and development during the nine months ended September 30, 1996. The Company believes its strategic objectives can best be met by combining its in-house product development efforts with the licensing of technology and the establishment of research collaborations with scientists at academic institutions and at companies working in related fields. Much of the in-house research and development effort is targeted at the engineering of the fermentation and product delivery features of its BioJect system. System adaptation by modification of the physical design allows flexibility to accept a variety of microbial agents. System design also considers the Company's service component and simplifies maintenance procedures and the duration of the service visit.


GOVERNMENT REGULATION

Various state laws and regulations require the Company to register all of its nutrient products with the Department of Agriculture in each state in which the Company sells its products. Fertilizer products are also subject to periodic monitoring by each state's Department of Agriculture. In each of the last two fiscal years, the Company estimates that it has spent less than $100,000 complying with the registration and labeling requirements imposed by environmental laws and regulations. The Company does not expect that continued regulatory compliance will have a significant effect on its results of operations. However, the Company can be subject to fines and loss of its fertilizer license in any state where its products fail to comply substantially with the Company's approved labels or registration. The Company is currently subject to the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substance Control Act, the Resource Conservation and Recovery Act, the Clean Air Act and the Clean Water Act and may be subject to other present and potential future federal, state or local regulations. For marketing and use of its products outside the United States, the Company will be subject to foreign regulatory requirements. Such requirements vary widely from country to country. In addition, as the Company expands, it may decide to register certain of its microbial products as pesticides with the EPA, which involves a complex approval process. Failure to achieve such registration could limit the market potential of such microbial products. See "Risk Factors -- Government Regulation."


PATENTS AND PROPRIETARY RIGHTS

The Company's success is dependent in large measure upon its ability to obtain patent protection for its products and to maintain confidentiality and operate without infringing upon the proprietary rights of third parties. The Company has obtained and is seeking U.S. and foreign patents regarding the technology relating to the automatic inoculation of irrigation water with biological products to improve soil quality. Specifically, the Company was granted two U.S. patents in July 1993 that cover both the process of automatically inoculating irrigation water with biological products and the equipment (the BioJect system) that the Company uses to inoculate irrigation water automatically. In May 1994, the Company was granted a patent on its ClearLake system for the improvement of water quality in a pond or similar body of water. The Company also has six additional U.S. patents pending with respect to its ClearLake system.

The Company filed a new patent application in 1994 relating to the automatic inoculation of irrigation water with biological products that incorporates a BioJect system that is able to grow, culture and dispense into the irrigation system distinct microorganisms or combinations of microorganisms on a frequent (daily) basis. The type of microorganism or combination of microorganisms can be changed frequently as the tank is "cleansed" on a regular basis. This application also expanded the scope of the invention to include irrigation systems covering all types of vegetation, in addition to turf. This application was approved by the Patent Examiners office in January 1995, and the Company was issued a formal patent on September 5, 1995.

In August 1995, the Company submitted another patent application that covers a further modification to the BioJect system. This application also covers a system that is designed to grow and inject distinct microorganisms or combinations of microorganisms that are selected on a preprogrammed basis. However, this application incorporates biological and food sources being stored and added to the BioJect system in a liquid state. The application also expands the scope of the invention to cover the application of biological products to all types of vegetation in addition to turf and expands the way these microorganisms can be distributed onto vegetation to include utilizing a system to fill up a spray tank for manual application to turf or vegetation in addition to the utilization of the irrigation system.
This application is still pending.

In addition to the patent applications described above, the Company has registered or applied for registration of a number of trademarks used in its business. The Company also relies on trade secrets and proprietary know-how. The Company occasionally has elected to disclose its trade secrets and proprietary know-how to employees, consultants, potential corporate partners, and contract manufacturers.


COMPETITION

The Company's systems ferment and distribute environmentally-safe alternatives to chemicals for the treatment of various soil and water problems. The Company's proprietary products and services compete against traditional means of plant and water maintenance that require heavy use of chemical products, with an emphasis on treating problem areas as they develop. These traditional technologies include chemical insecticides and fungicides, chemical soil penetrants, acid injection systems, and the direct, manual application of cultured microbial products. The Company competes against these traditional technologies on the basis of its delivery mechanism and bioaugmentation expertise.


PROPRIETARY PRODUCTS

The Company's principal competitors with respect to its various proprietary systems are described below:


BIOJECT SYSTEM

The BioJect system competes against a number of companies that have developed biological products for plant maintenance. The BioJect system also competes against a number of technologies that are designed to reduce the incidence and severity of turf and plant disease and sodium build-up in the water, soil and tissue of the grass. These technologies include traditional chemical insecticides and fungicides, chemical soil penetrants, acid injection systems, and the direct, manual application of cultured microbial products. Although the Company believes that none of its competitors offers an automated means of regularly applying products to turf and crops in an effective manner, many of these competitors have substantially greater access to financial, technical and personnel resources than the Company and include such well-established companies as Ciba Geigy Corporation, Rhone-Poulenc AG Company, the Dow Chemical Company, O.M. Scotts & Sons, Inc., Lesco, Inc., and The Toro Company, as well as a number of smaller local and regional competitors.


CLEARLAKE SYSTEM

There are a number of companies that have developed conventional pond and lake aeration equipment, including The Toro Company, Otterbine Barebo, Inc., Dennis Manufacturing Co., Fresh-Flo Corp., Ziegler Bros., Inc. and Spraying Systems Co. However, these systems use only one or two methods to improve water quality, as compared to the four methods utilized in the ClearLake system.


CLEANRACK SYSTEM

Competitive equipment wash and water treatment systems are sold by RGF Environmental and Llanda, Inc. RGF Environmental is the industry leader with over 2,000 installations worldwide, while Llanda is estimated to have over 800 installations. Both companies have designed systems for heavy industrial applications and have not, to date, focused on developing systems specifically for the golf industry. The Company competes with RGF Environmental and Llanda on the basis of the features and benefits of its product line in relation to cost.


DISTRIBUTED PRODUCTS

The Company's distributed products and services compete against manufacturers and distributors of traditional technologies, including chemical insecticides and fungicides, chemical soil penetrants, acid injection systems and the direct, manual application of fertilizers and pesticides. Many of these competitors have substantially greater access to financial, technical and personnel resources than the Company and include such well-established companies as Lesco, Inc., Terra Companies, Inc., Con-Agra, Inc. and Wilbur-Ellis Company.


PERSONNEL

As of September 30, 1996, the Company had 72 full-time employees, consisting of six in general management, 17 in sales and marketing, 29 in customer service, six in research and development, and 14 in finance and general administrative activities. None of the Company's employees is represented by a labor union or is covered by a collective bargaining agreement. The Company has not experienced work stoppages and believes that it maintains good relations with its employees.


FACILITIES

The Company's headquarters consist of 22,000 square feet located in San Diego, California. The Company currently leases this building for warehouse, sales and marketing, product development and administrative purposes. The Company's lease for such space provides for base lease payments of $13,200 per month, plus operating expenses, and expires in December 1999. The Company does not own any real property.

The sales organizations recently acquired, Turf Products and Turf Specialty, both have office and warehouse space. Turf Products leases 6,500 square feet in Chicago at a base rent of $3,750 a month plus operating expenses. Turf Specialty leases 8,000 square feet in northern New Hampshire at a base rent of $4,500 per month plus operating expenses.


LEGAL PROCEEDINGS

The Company is not a party to any material pending legal proceedings and is not aware of any material proceedings that are contemplated by any third party or governmental authority.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The directors, executive officers and key employees of the Company and their ages as of September 30, 1996 are as follows:

NAME                      AGE   POSITION
William B. Adams          50    Chairman of the Board, Chief Executive Officer, and
                                Director

Jeffrey A. Johnson        40    President, Chief Operating Officer, Secretary and
                                Director

Douglas M. Gloff          50    Executive Vice President and Director

L. Jean Dunn, Jr.         41    Chief Financial Officer

Dr. Thomas C. Quick       41    Vice President, Agriculture

John M. Doyle             37    Vice President of Product Development

Larry K. Runyon           58    Director of New Products

Kevin P. Lyons            40    Senior Vice President and Co-General Manager, Turf
                                Specialty

David W. Schermerhorn     37    Senior Vice President and Co-General Manager, Turf
                                Specialty

Wally Fuchs               56    Vice President and General Manager, Turf Products

Michael R. Scott          40    President of Aspen Consulting, Inc.

Bradley K. Edwards        37    Director

S. Bartley Osborn         54    Director

William S. Potter         51    Director


The Company's Bylaws authorize the Board of Directors to fix the number of directors from time to time, and the number is currently set at six directors. All directors hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

WILLIAM B. ADAMS has served as Chairman of the Board, Chief Executive Officer and as a director of the Company since March 1991. Mr. Adams is also currently Chairman of Orphan Medical, Inc., a publicly traded spinoff of Chronimed, Inc., a publicly held medical products company. From 1985 to 1994, Mr. Adams was Chairman of the Board of Chronimed. Prior to his involvement with the Company, Mr. Adams founded WBA Consultants, Ltd., a management consulting firm, in 1980 and acted as an independent management consultant until 1994. From August 1989 to February 1991, Mr. Adams was Executive Chairman of Printrak, Inc., a developer of specialized computer systems for the law enforcement community. From April 1986 to April 1988, Mr. Adams was President and Chief Executive Officer of Check Technology Corporation, a manufacturer of electronic printing equipment.

JEFFREY A. JOHNSON has served as President, Chief Operating Officer and a director of the Company since March 1991. Prior to his involvement with the Company, Mr. Johnson was a partner and employee of WBA Consultants from 1986 until March 1991. Mr. Johnson was also a Vice President of Printrak, Inc. from 1989 to 1991 and Vice President of Corporate Development of Check Technology Corporation from 1986 to 1988. From 1983 to 1986, Mr. Johnson was Vice President of Corporate Finance for Craig Hallum, Inc., an investment banking firm based in Minneapolis, Minnesota.

DOUGLAS M. GLOFF joined the Company as Executive Vice President in January 1994 and became a director of the Company in August 1995. Mr. Gloff shares many of the executive management duties of the Company with Mr. Adams. Prior to joining the Company, Mr. Gloff acted as a consultant from 1992 until January 1994. From 1978 to 1992, he served in various capacities with U.S. Surgical, Inc., a publicly held supplier of medical instruments used in surgery, culminating in the position of Director of Sales for the western area.

L. JEAN DUNN, JR. joined the Company as Corporate Financial Officer/Corporate Operations Officer in May 1996. From 1992 to 1996, Mr. Dunn had been a partner in Capital Advisors LLC, an investment banking firm. Prior to that, Mr. Dunn was a Vice President at Mitsubishi Bank in New York from 1989 to 1992, and a Vice President at Banque Paribas in Los Angeles and New York from 1982 to 1989.

DR. THOMAS C. QUICK has served as the Vice President, Agriculture of the
Company since September 1996. From October 1994 to August 1996, he served as an International Product Manager, Biopesticides, for Abbott Laboratories.
Prior to that, he served in various capacities with Mycogen Corporation from May 1987 until March 1994, culminating in the position of Technical Sales Representative.

JOHN M. DOYLE joined the Company in May 1994 as the Company's Vice President of Product Development. Mr. Doyle is responsible for product and technology acquisition, regulatory issues, production, marketing and communication materials, product testing, and sales support for the BioJect system. Prior to joining the Company, Mr. Doyle spent seven years in various positions with Ringer Corporation, a supplier of natural turf maintenance products based in Minneapolis, Minnesota, culminating in the position of Vice President of Product Development.

LARRY K. RUNYON served as a Vice President of the Company from August 1991 until October 1996 and is currently employed by the Company on a part-time basis. Mr. Runyon, who is the inventor of the Company's patented BioJect system, assigned his rights to the BioJect system to the Company in October 1991. From February 1990 to August 1991, he supervised the restoration of the Rancho Santa Fe Golf Club in San Diego, California. In 1990, Mr. Runyon was also the architect and designer of the golf course at the San Francisco Golf Club in Mexico. From September 1988 to September 1989, he was superintendent of the Mission Country Club in Odessa, Texas. Mr. Runyon has also acted as a consultant to fertilizer, turf additive and water treatment companies and to other companies in the golf industry.

KEVIN P. LYONS has served in various capacities with Turf Specialty since October 1985, culminating in his current position of Senior Vice President and Co-General Manager. Prior to joining Turf Specialty, he was a Senior Technical Representative for O.M. Scott & Sons, Inc. from February 1980 until October 1985.

DAVID W. SCHERMERHORN has served in various capacities with Turf Specialty since October 1987, culminating in his current position of Senior Vice President and Co-General Manager. Prior to joining Turf Specialty, he was a Technical Representative for O.M. Scott & Sons, Inc. from October 1985 until October 1987.

WALLY FUCHS founded Turf Products in February 1969 and currently serves as the Vice President and General Manager of Turf Products. He was an original member of the Independent Turf and Ornamental Distributors Association (ITODA), the principal association of golf course and nursery product distributors.

MICHAEL R. SCOTT is the Founder and President of Aspen Consulting, Inc., the Company's wholly owned subsidiary that plans and designs complete irrigation systems for golf courses, residential housing projects and large commercial developments. Mr. Scott founded Aspen in 1981. Mr. Scott is a Certified Irrigation Designer for golf courses by the American Irrigation Association, a Certified Irrigation Designer for large commercial projects by the American Irrigation Association, a member of the American Society of Irrigation Consultants, and a member of the Center for Irrigation Technology.


BRADLEY K. EDWARDS has served as a director of the Company since July 1991. Since January 1993, Mr. Edwards has been a general partner of Heartland Capital. Heartland Capital is the successor to the NRDA, a state-sponsored venture capital entity that was an original investor in the Company. From November 1989 to January 1993, Mr. Edwards was employed by the NRDA, initially as a fund manager and later as its President.


S. BARTLEY OSBORN has served as a director of the Company since November 1991. Mr. Osborn is currently Chairman of the Board of Directors of the Fairway Foundation, a nonprofit foundation dedicated to teaching and exposing the game of golf to inner-city children in Minneapolis, Minnesota. From October 1965 through May 1982, Mr. Osborn was Executive Vice President of Ecolab, Inc., a Fortune 500 specialty chemical manufacturer based in Minneapolis, Minnesota. Mr. Osborn is a trustee of the IC Koran foundation, which assists employees of EcoLab through scholarships for its children and through financial hardship assistance.


WILLIAM S. POTTER has served as a director of the Company since August 1992. Since 1988, Mr. Potter has also been President of Rugged Rigger, Inc., a personal services corporation. From 1970 to 1988, Mr. Potter worked in various capacities for H.M. Stevens Incorporated, a national food service and catering company specializing in sporting events, culminating in the position of Operational Vice President. Mr. Potter is a founding member of Fairbanks Ranch Country Club in San Diego.



COMMITTEES OF THE BOARD OF DIRECTORS


COMPENSATION COMMITTEE

The Company has a Compensation Committee consisting of Messrs. Adams,
Edwards, and Potter. The Compensation Committee provides recommendations concerning salaries and incentive compensation for the Company's officers and administers the Company's benefit plans, other than the 1992 Stock Option Plan.


AUDIT COMMITTEE

The Company has an Audit Committee consisting of Messrs. Johnson, Edwards and Osborn. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent public accountants and reviews the scope and results of their audits and other services. The Audit Committee meets with management and with the independent public accountants to review matters relating to the quality of the Company's financial reporting and internal accounting control, including the nature, extent and results of the audits, proposed changes to the Company's accounting principles and otherwise maintains communications between the independent public accountants and the Board of Directors.


SCIENTIFIC ADVISORY BOARD, SPORTS FIELD CONSULTANT AND SUPERINTENDENT'S ADVISORY BOARD

SCIENTIFIC ADVISORY BOARD

The Company maintains a Scientific Advisory Board (the "SAB") that advises the Company from time to time with respect to its scientific research and development programs. These individuals are compensated through the grant of stock options. They will also receive fees for attending scientific advisory meetings and reimbursement of out-of-pocket expenses. The SAB met in August 1995 and September 1996.

Members of the SAB may be employed by or have consulting agreements with entities other than the Company, some of which may conflict or compete with their obligations to the Company and which may limit their availability to the Company. Most are not expected to participate actively in the Company's development. Certain of the institutions with which SAB members are affiliated may have regulations or policies which are unclear with respect to the ability of such personnel to act as part-time consultants or in other capacities for a commercial enterprise. Regulations or policies now in effect or adopted in the future might limit the ability of the SAB members to consult with the Company. The loss of the services of certain of the SAB members could adversely affect the Company.

The current members of the SAB are as follows:

DR. DAVID E. CROWLEY is an Assistant Professor of Soil-Plant Relations at the University of California, Riverside, where he has concentrated his efforts on rhizosphere biology, the physiological basis for microbial competition in soils and the activity of microorganisms that degrade soil contaminants. Dr. Crowley received his Ph.D. from Colorado State University in 1986 and has been associated with the University of California, Riverside since 1990.

DR. PETER H. DERNOEDEN is a Professor of Agronomy at the University of Maryland, where he has focused on the impact of mowing, irrigation and fertility on disease severity and weed encroachment in turf. He has also concentrated on disease etiology, the effects of fungicides on non-target diseases, plant parasitic nematodes, molecular techniques for identifying root pathogens, and the chemical control of diseases and weeds. Dr. Dernoeden received his Ph.D. in Plant Pathology from the University of Rhode Island in 1980.

DR. ERIC B. NELSON is currently an Associate Professor of Plant Pathology at Cornell University, where he has focused on spermosphere and rhizosphere ecology, plant-microbe and microbe-microbe interactions and biological control of plant pathogens. Dr. Nelson received his Ph.D. from Ohio State University and has been associated with Cornell University since 1987.

DR. FREDERICK J. SCHENDEL is the Vice President of Research and Development for Encore Technologies, Inc. ("Encore"). In this capacity, Dr. Schendel is in charge of all of Encore's research and development activities. Dr. Schendel received his Ph.D. from the University of Wisconsin in 1986.

DR. JOSEPH M. VARGAS is a Professor of Botany and Plant Pathology at Michigan State University, where he has concentrated his efforts on disease management programs for turf. Dr. Vargas received his Ph.D. from the University of Minnesota in 1968 and has been associated with Michigan State University since that time. He has served in various capacities in the International Turfgrass Society, the Turf and Ornamental Disease Committee of the American Phytopathological Society and the Michigan Turfgrass Foundation Board.

DR. DANIEL I.C. WANG is a Professor of Chemical Engineering and Director of the Biotechnology Process Engineering Center at the Massachusetts Institute of Technology ("MIT"), where he has focused on fermentation processes, enzyme technology and engineering, biopolymer production and protein purification and refolding. Dr. Wang received his Ph.D. from the University of Pennsylvania in 1963 and has been associated with MIT since 1965. Dr. Wang has served in various capacities on numerous biotechnology editorial boards, advisory boards and professional society memberships.


SPORTS FIELD CONSULTANT

The Company has established a relationship with a sports field consultant to establish contacts between various professional sports teams and the Company regarding potential sales of the Company's products to these teams and to their sports stadiums. The sports consultant may, however, be employed by and have consulting relationships with entities other than the Company, some of which may conflict or compete with certain obligations to the Company and which may limit such consultant's availability to the Company.


EDWARD C. (WHITEY) FORD currently serves as the Company's sports field consultant. Mr. Ford is a private investor and nationally known sports spokesperson. He was a starting pitcher for the New York Yankees in the 1950's and 1960's and has been inducted into the Baseball Hall of Fame. He continues to maintain contacts in the professional sports industry and is involved in many sports charities and other charitable activities.



SUPERINTENDENT'S ADVISORY BOARD

The Company has also recently established an advisory board that consists of a rotating committee of five golf course superintendents. This board suggests improvements to the Company's current products and services and reviews and critiques the Company's product development strategy. The Superintendent's Advisory Board meets once each year, and the Company consults with its individual members on an ad hoc basis.


EXECUTIVE COMPENSATION


COMPENSATION OF DIRECTORS

The Company has not paid any cash compensation to a director in his capacity solely as a director and has no present plan to pay directors' fees. It is the Company's current policy to award non-employee directors an option to purchase 10,000 shares of Common Stock at the then-current market price, vesting over three years, for each year of service as a director. All directors are reimbursed for travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.


COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal year ending December 31, 1995, compensation awarded, paid to, or earned by the Company's Chief Executive Officer and to the only executive officer whose salary and bonus exceeded $100,000 for that year (the "Named Executive Officers"):


                          SUMMARY COMPENSATION TABLE



                                                  ANNUAL COMPENSATION
     NAME AND PRINCIPAL                            COMMISSIONS     OTHER ANNUAL
          POSITION             YEAR     SALARY      AND BONUS      COMPENSATION
William B. Adams
 Chief Executive Officer       1995    $ 75,000       $    0          $    0(1)
Larry K. Runyon(2)             1995     110,000        5,000           6,000(1)

(1) Consists of a $500 per month car allowance. Mr. Adams declined to accept his car allowance in 1995.

(2) Mr. Runyon, the inventor of the BioJect system, served as a Vice President of the Company from August 1991 until October 1996, when he became a part-time employee. Mr. Runyon currently serves as the Director of New Products for the Company. Effective October 1996, he is being paid a salary of $55,000 and has no car allowance.


The following information is furnished as of December 31, 1995 with respect to stock options then held by the Company's Named Executive Officers.


                AGGREGATED OPTION VALUES AT DECEMBER 31, 1995



                   NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                       UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                          DECEMBER 31, 1995               DECEMBER 31, 1995(1)
      NAME          EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
William B.
 Adams                719,823            --           $1,880,521           --
Larry K. Runyon       150,000            --              633,000           --

(1) The amounts set forth represent the difference between the estimated Price to Public of $4.25 per Share and the exercise price of the options, multiplied by the applicable number of shares underlying the options.


EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with each of the Named Executive Officers and certain other executive officers. A summary of the principal terms of such agreements is set forth below.

On May 21, 1991, the Company entered into an employment agreements with each of William B. Adams, Jeffrey A. Johnson and Douglas M. Gloff, setting forth each officer's duties, compensation, employee benefits and other terms of employment. Each agreement, as amended, provides for an initial minimum annual salary of $75,000 for each officer and terminates in September 1998. The Company or each officer may terminate the agreement earlier, in which case such officer will be entitled to severance pay equal to six months' base salary. Within six months of the occurrence of certain change in control events, each officer may voluntarily terminate his employment and be entitled to severance pay equal to six months' base salary.


On October 1, 1995, Aspen entered into an employment agreement with Michael R. Scott setting forth Mr. Scott's duties, compensation, employee benefits and other terms of employment. Such agreement provides for a minimum annual salary of $96,000 and terminates on September 30, 1999, unless earlier terminated by the Company or Mr. Scott. The employment agreement also provides that Mr. Scott is eligible to receive certain cash bonuses if Aspen's pre-tax net income exceeds specified levels. The performance objective was met in 1995, and Mr. Scott is currently being paid a bonus of $50,000 in equal monthly installments. In addition, Mr. Scott received a non-qualified option to purchase up to 50,000 shares of the Company's Common Stock at $3.00 per share, vesting in equal annual installments over the next four years, as long as he continues to be employed by the Company at the end of each anniversary date of the agreement, and an option to purchase up to 150,000 shares of Common Stock at $3.00 per share if Aspen's pre-tax net income exceeds certain levels from 1996 through 1999. In 1995, Mr. Scott received a total of $96,000 in salary, $28,000 of which was paid by the Company after the merger of the Company with Aspen in September 1995.


On June 1, 1996, the Company entered into an employment agreement with L. Jean Dunn, Jr. setting forth Mr. Dunn's duties, compensation, employee benefits and other terms of employment. Such agreement provides for a minimum annual salary of $90,000 and terminates on December 1, 1998. The agreement also granted Mr. Dunn an option to purchase up to 75,000 shares of the Company's Common Stock at $3.00 per share, with such options vesting in three equal annual installments beginning on December 1, 1996.

On July 8, 1996, the Company entered in employment agreements with Kevin P. Lyons and David W. Schermerhorn in connection with the Company's acquisition of Turf Specialty. Each employment agreement provides for a minimum annual salary of $85,000 and terminates on July 9, 1999. See "Certain Transactions."

On July 10, 1996, the Company entered into an employment agreement with Wally Fuchs in connection with Company's acquisition of Turf Products. The employment agreement provides for a minimum annual salary of $155,000 and terminates on July 10, 1998.

On September 1, 1996, the Company entered into an employment agreement with Dr. Thomas C. Quick setting forth Dr. Quick's duties, compensation, employee benefits and other terms of employment. Such agreement provides for a minimum annual salary of $80,000 and terminates on March 1, 1999. The agreement also grants Dr. Quick an option to purchase up to 30,000 shares of Common Stock at $3.00 per share, with such options vesting in three equal annual installments beginning on March 1, 1997.


STOCK OPTION PLANS


1992 STOCK OPTION PLAN

In 1992, the Company adopted a Stock Option Plan (the "Option Plan"), under which 125,000 shares of Common Stock were initially reserved for issuance upon exercise of options granted to officers, employees and directors of, and advisors and consultants to, the Company. The Option Plan provides for the grant of both stock options intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The Option Plan will terminate on February 5, 2002, unless sooner terminated by the Board of Directors. The Company's shareholders approved an increase in the number of shares reserved for issuance under the Option Plan to 250,000 shares in August 1993, to 350,000 shares in April 1995, to 450,000 shares in May 1996 and to 900,000 shares in November 1996.

Subject to the limitations set forth in the Option Plan, the Board of Directors or a committee, if administration of the plan is delegated to a committee of the Board comprised of at least two disinterested directors, has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a nonqualified stock option, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the options. The maximum term of options granted under the Option Plan is ten years. Options granted under the Option Plan generally are nontransferable and expire three months after the termination of an optionee's employment or consultancy with the Company. In general, if an optionee dies, such person's options may be exercised up to one year after his or her death.

The exercise price of options granted under the Option Plan is determined by the Board of Directors (or its committee) at the time of grant. The exercise price of incentive stock options must equal at least the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant, and the term of these options cannot exceed five years. The exercise price of nonqualified stock options may be determined by the Board of Directors but must be at least 85% of the fair market value of the stock on the date of grant. As of September 30, 1996, the Company had outstanding options to purchase an aggregate of 555,668 shares (all of which were nonqualified stock options) held by 60 persons at a weighted average exercise price of $2.93 per share. As of September 30, 1996, no options granted pursuant to the Option Plan had yet been exercised.


1996 DIRECTORS' OPTION PLAN

The 1996 Directors' Stock Option Plan (the "Directors' Plan") provides for the automatic grant of nonstatutory stock options to purchase 10,000 shares of Common Stock to nonemployee directors at the time of their election as director, and an option to purchase 3,000 shares of Common Stock on the date of each subsequent annual shareholder meeting, subject to certain limitations. Options granted on the date an individual is elected as a director of the Company shall become vested and thereby exercisable with respect to 33-1/3% on the date of such election, with respect to 33-1/3% on the twelve month anniversary date after such election and with respect to 33-1/3% on the date of the second twelve month anniversary date after such election; provided, however, that an unvested portion of such option grant shall only vest so long as the nonemployee director remains a director on the date such portion vests, and that vested options shall terminate two years after the date a director ceases to be a director of the Company. Options granted on the date of each annual meeting of shareholders become exercisable six months after the date of grant. The option price for nonemployee directors is equal to the fair market value of a share of Common Stock as of the date of grant. The Company has reserved a total of 60,000 shares of Common Stock for issuance under the Directors' Plan, all of which are currently available for future grants.


INDEMNIFICATION

Pursuant to the Company's charter documents and Nebraska law, the Company's directors, officers and employees may be entitled to indemnification and advancement of expenses for certain acts or actions made by or on behalf of the Company. In addition, the Underwriting Agreement entered into between the Company and the Underwriters in connection with this offering provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.


                             CERTAIN TRANSACTIONS


In July 1994, the Company entered into a $1,013,000 line of credit with Peninsula Bank. The line of credit was secured by all of the Company's accounts receivable and contract rights, as well as a pledge of personal assets by William B. Adams, Rugged Rigger, Inc. (a company controlled by William S. Potter), Douglas M. Gloff and Heartland Capital (a limited partnership, of which Bradley K. Edwards is a general partner).


During the period from December 1994 to February 1995, Mr. Adams converted $1.2 million of subordinated notes and shareholder advances into 400,000 shares of Common Stock.



On November 15, 1995, Mr. Gloff and Heartland Capital each purchased $200,000 and Mr. Adams purchased $300,000 of collateralized subordinated debentures from the Company. The debentures are secured by the assets of the Company but are subordinated to any senior indebtedness of the Company. The debentures bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal balance is due on November 15, 1998.

On February 1, 1996, Mr. Adams loaned the Company $250,000 under the terms of an 8% unsecured subordinated promissory note, with principal and interest due upon demand.

On January 22 and 23, 1996, Mr. Adams purchased a total of $300,000 of collateralized subordinated debentures from the Company. The debentures are secured by the assets of the Company but are subordinated to any senior indebtedness of the Company. The debentures bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal balance is due on November 15, 1998. In connection with these debentures, warrants were issued to Mr. Adams to purchase 200,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire on the earlier of January 2003 or one year after the closing date of the Company's initial public offering of Common Stock.

On March 1, 1996, Rugged Rigger, Inc. loaned the Company $100,000. The loan had an annual interest rate of 8%, payable monthly, and the entire principal balance was due on November 15, 1998. In connection with this subordinated unsecured note, warrants were issued to Mr. Potter to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in March 1, 2001. The loan was repaid in full with the proceeds from the sale of the Bridge Notes and the Bridge Warrants.

On March 15, 1996, Mr. Adams converted $300,000 of collateral that was pledged to secure the Company's bank loan at Peninsula Bank into cash and used the cash to reduce the Company's $1,013,000 principal loan at Peninsula Bank by this amount. The Company in turn issued Mr. Adams a total of $300,000 of unsecured subordinated debentures, which bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal amount is due on March 15, 1998. In connection with the debentures, Mr. Adams was granted warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $3.00 per share for a period of five years.

On March 15, 1996, Mr. Gloff and Heartland Capital converted $250,000 and $200,000, respectively, of collateral that was pledged to secure the Company's bank loan at Peninsula Bank into cash and used the cash to reduce the Company's $1,013,000 principal loan at Peninsula Bank by this amount. The Company in turn issued a $250,000 secured subordinated promissory note to Mr. Gloff and a $200,000 secured subordinated promissory note to Heartland Capital, each bearing interest at an 8% annual rate, payable on a quarterly basis, and the principal amount of each note is due on March 15, 1998. In connection with the debentures, warrants were issued to Mr. Gloff and Heartland Capital to purchase up to 83,333 shares and 66,667 shares, respectively, of Common Stock at an exercise price of $3.00 per share. These warrants expire upon the earlier of seven years from the date of issuance or one year after the closing date of the Company's initial public offering of Common Stock.


On March 26, 1996, the Company entered into a $1,000,000 line of credit agreement with Imperial Bank, $500,000 of which is a revolving line of credit that expires on April 1, 1997 and $500,000 of which is a revolving credit line extended to finance exports based on a guarantee extended the Company by the California Export Finance Organization ("CEFO"). The entire line of credit has been personally guaranteed by Mr. Adams. The term loan portion of the line of credit bears interest at a rate of prime plus 2%. The CEFO portion of the credit line bears interest at prime plus 1.5%. CEFO's obligations are in turn guaranteed by Mr. Adams. In connection with the revolving line of credit, warrants were issued to Imperial Bank to purchase 20,833 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in March 2001.


Between March and July 1996, the Company loaned $72,000 to Rugged Rigger, Inc. to enable it to exercise options to purchase Common Stock. The loan bears interest at an annual rate of 5%, compounded annually, and is payable at the earlier of two years from the date of the loan or upon the sale of the underlying Common Stock. This loan will be repaid by Rugged Rigger upon the earlier of (i) one year following the effective date of this offering or (ii) the sale of the underlying Common Stock.


On April 1, 1996, Mr. S. Bartley Osborn loaned the Company $100,000. The loan had an annual interest rate of 10%, payable upon demand, and the entire principal balance was due on July 1, 1996. In connection with this unsecured note, warrants were issued to Mr. Osborn to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in April 2001. The loan was repaid in full with the proceeds from the sale of the Bridge Notes and the Bridge Warrants.

On May 15, 1996, Mr. Gloff converted the entire principal balance of his $100,000 unsecured promissory note into 100,000 shares of Common Stock.

On May 24, 1996, the Company issued three convertible unsecured $50,000 promissory notes for the purpose of providing short-term financing until the proceeds of this initial public offering can be received, one from each of Mr. Adams, Mr. Gloff and Heartland Capital. Each note is payable upon demand and bears interest at an annual rate of 8%. In connection with these promissory notes, warrants were issued to each of Messrs. Adams and Gloff and Heartland Capital to purchase 7,500 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in May 2001.

In May 1996, the Company acquired from Kevin P. Lyons and David W. Schermerhorn, the only shareholders of Turf Specialty, all of the stock of Turf Specialty for a total of $500,000 in cash and 647,650 shares of Common Stock. In addition, the Company agreed to pay to Messrs. Lyons and Schermerhorn a total of $1,000,000 if Turf Specialty earns a pre-tax profit for the year ending December 31, 1996 of at least $900,000, with lesser payments due if Turf Specialty earns less than $900,000 in pre-tax profit for the year ending December 31, 1996. The Company currently expects Turf Specialty to achieve $900,000 in pre-tax profits for the year ending December 31, 1996.

In connection with the acquisition of Turf Specialty, effective July 8, 1996, the Company entered into employment agreements with each of Messrs. Lyons and Schermerhorn providing for minimum annual salary levels of $85,000 and the right to participate in any incentive compensation plans sponsored by Turf Specialty. These employment agreements expire on July 9, 1999. Pursuant to these agreements, the Company has agreed to loan $250,000 to each of these individuals on or about December 15, 1996. These loans do not have to be repaid and will be forgiven on July 1, 1999 if these officers are employed by the Company at that time. If either officer's employment is terminated by the Company before that date, such officer will be obligated to repay a portion of the loan prorated to the number of days worked from July 2, 1996 to the effective date of the termination of his employment. Compensation expense will be recorded by the Company over the period of forgiveness.

The Company leases its headquarters facility from Mr. Arthur Arnes, who owns 10,000 shares of Common Stock. The Company's lease for this facility provides for base lease payments of $13,200 per month, plus operating expenses, and expires in December 1999.

Management of the Company believes that the terms of the transactions described above were no less favorable to the Company than would have been obtained from an unaffiliated third party. Any future material transactions and loans with officers, directors or 5% beneficial shareholders of the Company's Common Stock, or affiliates of such persons, will be on terms no less favorable to the Company that could be obtained from unaffiliated third parties and will be approved by a majority of the outside members of the Company's Board of Directors who do not have an interest in the transactions.


                            PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of September 30, 1996 and as adjusted to reflect the sale of Shares offered hereby (assuming no exercise of the Underwriters' over-allotment option) by: (i) each director of the Company, (ii) each Named Executive Officer of the Company, (iii) each person or entity known by the Company to own beneficially more than five percent of the Company's Common Stock and (iv) all directors and executive officers of the Company as a group.

                                             SHARES
                                          BENEFICALLY      PERCENT OF OUTSTANDING SHARES(1)
NAME AND ADDRESS                             OWNED         BEFORE OFFERING   AFTER OFFERING
William B. Adams(2)                        1,541,763            20.50%           14.65%


Bradley K. Edwards(3)
 Heartland Capital Fund, Ltd.
 11930 Arbor Street, Suite 201
 Omaha, NE 68144                             801,433            11.78%            8.17%

Douglas M. Gloff(4)                          518,556             7.45%            5.21%


Wally Fuchs(5)                               400,000             6.09%            4.18%

William S. Potter(6)
 13875 Old El Camino Real
 San Diego, CA 92130                         363,132             5.34%            3.71%

Jeffrey A. Johnson(7)                        301,176             4.44%            3.08%

Larry K. Runyon(8)                           110,000             1.65%            1.14%


S. Bartley Osborn(9)
 360 Orono Orchard Road
 Wayzata, MN 55391                            74,166             1.22%                *

All executive officers and directors
 as a group (14 persons)(10)               4,939,726            56.13%           41.86%


*Less than 1%.

 (1) Shares of Common Stock subject to options, warrants or convertible debt securities currently exercisable or exercisable within 60 days after September 30, 1996, are deemed to be outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, warrants or convertible debt securities, but are not deemed to be outstanding for purposes of computing such percentage for any other person. Except as indicated by footnote, each person or group identified has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the above persons is c/o Eco Soil Systems, Inc., 10890 Thornmint Road, Suite 200, San Diego, California 92127.

 (2) Includes 619,823 shares of Common Stock subject to currently exercisable options and 337,500 shares of Common Stock subject to currently exercisable warrants.


 (3) All shares are owned by Heartland Capital; beneficial ownership of such shares is attributed to Mr. Edwards because he is a general partner of Heartland Capital and is therefore deemed to exercise voting power and investment authority with respect to the shares. Shares listed include 56,666 shares of Common Stock subject to currently exercisable options and 180,834 shares of Common Stock subject to currently exercisable warrants.


 (4) Includes 163,556 shares of Common Stock subject to currently exercisable options and 230,000 shares of Common Stock subject to currently exercisable warrants.

 (5) Includes 20,000 shares of Common Stock held by Mr. Fuchs as Trustee for the Fuchs Family Charitable Remainder Trust.


 (6) Includes 70,132 shares of Common Stock subject to convertible debt securities, 70,000 shares of Common Stock subject to currently exercisable options and 90,000 shares of Common Stock subject to currently exercisable warrants. Also includes shares owned by Rugged Rigger, Inc., a California corporation that is wholly owned by Mr.
     Potter.


 (7) Includes 225,909 shares of Common Stock subject to currently exercisable options.

 (8) Includes 110,000 shares of Common Stock subject to currently exercisable options.

 (9) Includes 15,000 shares of Common Stock subject to convertible debt securities, 3,333 shares of Common Stock subject to currently exercisable options and 15,000 shares of Common Stock subject to currently exercisable warrants.

(10) See notes 1-9 above. Also includes 48,333 shares of Common Stock subject to currently exercisable options held by John M. Doyle.


                          DESCRIPTION OF SECURITIES

GENERAL

The Company's authorized capital stock consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of September 30, 1996, there were issued and outstanding 6,564,166 shares of Common Stock, which were held by 276 shareholders of record, and 4,813,033 shares of Common Stock were reserved for issuance upon exercise of outstanding options, warrants and convertible debt. No shares of Preferred Stock were outstanding as of that date.


COMMON STOCK

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors, which means that the holders of more than 50% of the outstanding Common Stock voting for the election of directors can elect all of the directors of the Company to be elected, if they so choose. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and are entitled to share ratably in all assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of Common Stock are, and the Shares of Common Stock offered hereby will be, fully paid and nonassessable.


PREFERRED STOCK

The Company's Certificate of Incorporation authorizes the Company's Board of Directors, without further shareholder action, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Preferred Stock. Although there is no current intention to do so, the Board of Directors of the Company may, without shareholder approval, issue shares of a class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.


BRIDGE FINANCING

In July 1996, the Company completed a bridge financing (the "Bridge Financing") consisting of the issuance of approximately 74 Units (the "Bridge Units"). Each Bridge Unit consisted of a $50,000 Bridge Note and Bridge Warrants to purchase 10,000 shares of the Company's Common Stock. The Bridge Financing resulted in $3,695,000 of principal amount of Bridge Notes outstanding and the issuance of Bridge Warrants to purchase 739,000 shares of Common Stock.


BRIDGE NOTES

The Bridge Notes were not issued pursuant to an indenture, and no trustee was retained to enforce any of the obligations represented by the Bridge Notes. The Bridge Notes bear interest from the date of issuance at 10% annually, payable at maturity. The Bridge Notes will be payable in full within 30 days after the date of this Prospectus. Up to 100% of the principal amount of the Bridge Notes will be convertible, at the option of the holder thereof, into the Company's Common Stock for a period of 20 days after the date of this Prospectus at a conversion price equal to 80% of the initial public offering price.

The Bridge Notes are unsecured debt obligations of the Company. Principal and interest payments on the Bridge Notes are subordinated to the prior payment of any obligations of the Company to financial institutions representing indebtedness for borrowed money.


BRIDGE WARRANTS

Each Bridge Warrant entitles the holders thereof to purchase one share of Common Stock after December 31, 1996. The Bridge Warrants expire on July 5, 2001. The exercise price of the Bridge Warrants will be equal to 80% of the initial public offering price.

The Bridge Warrants provide for the automatic adjustment of the number of shares issuable upon exercise of the Bridge Warrants, and of the exercise price, in certain events, including stock dividends, stock splits, distributions of Common Stock, reorganizations, reclassification, subdivisions and combinations of the Common Stock, and the merger, consolidation or sale of all or substantially all of the assets of the Company.


REGISTRATION RIGHTS

The Company has agreed to register the stock issued upon exercise of the Bridge Warrants and conversion of the Bridge Notes under federal and state securities laws at such time as it becomes eligible to use the Registration Statement on Form S-3 or 12 months after an initial public offering (whichever is earlier) upon written request from holders of a majority of the shares of Common Stock purchasable or purchased at the time of the request upon exercise of the Bridge Warrants or conversion of the Bridge Notes. The Company is required to maintain the effectiveness of such registration until the earlier of 12 months after the effective date or until all shares subject to such registration have been resold. Holders of shares of stock purchased upon exercise of the Bridge Warrants or conversion of the Bridge Notes will also be entitled to certain incidental or "piggyback" registration rights. Holders must convert Bridge Notes and exercise Bridge Warrants prior to any registration of the sale of the Common Stock subject thereto.


OTHER WARRANTS

As of September 30, 1996, in addition to the Bridge Warrants to acquire 739,000 shares of Common Stock, the Company had outstanding warrants to purchase a total of 1,667,465 shares of Common Stock of the Company with a weighted exercise price of $2.69 per share. Such warrants were issued in connection with prior financing transactions by the Company. The holders of such warrants, as such, are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose until such warrants have been duly exercised and payment of the purchase price has been made.


NEBRASKA SHAREHOLDERS PROTECTION ACT

The Company is a Nebraska corporation and is therefore subject to the provisions of the Nebraska Shareholders Protection Act. The Nebraska Shareholders Protection Act, subject to certain exemptions, prohibits a Nebraska corporation from engaging in any of a broad range of "business combinations" involving an "interested" shareholder, or any affiliate or associate of such interested shareholder, for a period of five years following the date that such shareholder became an interested shareholder, unless prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the shareholder. The Nebraska Shareholders Protection Act also provides that shares acquired in a control-share acquisition have no voting rights with respect to matters other than the elections of directors unless approved by a vote of shareholders of the corporation, and that any such control share acquisition is effective only if approved by a majority of the corporation's voting shares that are "not interested" shares. A control-share "acquisition" is an acquisition of voting stock in a corporation that, when added to the shares the shareholder had prior to the acquisition, would elevate the shareholder's voting power into one the three following ranges: (i) between 20% and 33-1/3%, (ii) between 33-1/3% and 50% and (iii) over 50%. For purposes of the Nebraska Shareholders Protection Act, an "interested shareholder" is a person who owns 10% or more of a corporation's outstanding voting stock, or an affiliate or associate of the corporation that owns, or within five years prior, did own, 10% or more of the corporation's outstanding voting stock. These provisions may have the effect of discouraging, delaying, deferring or preventing a change in control of the Company.


TRANSFER AGENT AND REGISTRAR

Norwest Bank Minnesota, National Association, has been appointed as the transfer agent and registrar for the Common Stock.


                       SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for the Common Stock. Upon closing of this offering, assuming no conversion of Bridge Notes or the exercise of Bridge Warrants, the Company will have outstanding an aggregate of 9,564,166 shares of Common Stock. Of these shares, the 3,000,000 Shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for such Shares, if any, which are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain volume limitations and other restrictions described below). The remaining 6,564,166 shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and are, therefore, restricted securities (the "Restricted Shares") that may not be sold publicly unless the Restricted Shares are registered under the Securities Act or sold under Rule 144 or 144A under the Securities Act or under similar exemptions. Of these Restricted Shares, _______ will be eligible for resale on the effective date of this offering, _______ will be eligible for resale 90 days following the effective date of this offering subject to the restrictions imposed by Rule 144, and the remaining _______ will be eligible for resale under Rule 144 after the expiration of the two-year holding periods from the dates of acquisition, which end in August 1998. Holders of _______ of such Restricted Shares have entered into lock-up agreements under which they have agreed not to offer, sell or otherwise dispose, or directly or indirectly cause or permit the offer, sale or other disposition, of any Common Stock owned of record or beneficially and of which such shareholder has the power to control the disposition for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative.

In general, under Rule 144, a person (or persons whose sales are aggregated) who beneficially owns shares last acquired privately from the Company or an affiliate of the Company at least two years previously, and affiliates of the Company who beneficially own shares last acquired (whether or not such shares were acquired privately) from the Company or an affiliate of the Company at least two years previously, are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly reported volume of trading in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the three months preceding a sale, and who beneficially owns shares last acquired from the Company or an affiliate of the Company at least three years previously, is entitled to sell all such shares under Rule 144 without regard to any of the limitations of Rule 144.

The Securities and Exchange Commission has proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications may have a material effect on the time when shares of the Company's Common Stock become eligible for resale.

In addition, Rule 144A under the Securities Act generally permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing shareholders of the Company to sell their shares to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

The Company intends to file a Form S-8 Registration Statement under the Securities Act to register all shares of Common Stock issuable under the Option Plan and the Directors' Plan. That registration statement is expected to become effective immediately upon filing. Shares covered by that registration statement will be eligible for sale in the public market after the effective date of that registration statement, subject to Rule 144 limitations applicable to affiliates and to the lock-up agreements described below.

The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public markets or the perception that such sales could occur could adversely affect the market price or the future ability of the Company to raise capital through an offering of its equity securities.


                                 UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement, each Underwriter named below has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriters, the number of shares of Common Stock set forth opposite the name of such Underwriter below, at the Price to Public set forth on the cover page of this Prospectus, less the underwriting discount.


                                   NUMBER

UNDERWRITERS                      OF SHARES

R. J. Steichen & Company

Total


The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Common Stock offered hereby if any are purchased.

The Company has been advised by the Representative that the Underwriters propose to offer the Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain selected dealers at such Price to Public less usual and customary concessions not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other securities dealers. Each of the concessions allowed will be to members of the National Association of Securities Dealers, Inc. After the initial public offering, the Price to Public, concessions and reallowance may be changed by the Underwriters.

The Company has granted to the Underwriters an option, exercisable not later than 45 days after the date of this Prospectus, to purchase up to an additional 450,000 shares of Common Stock from the Company at the Price to Public less the underwriting discount set forth on the cover page of this Prospectus solely to cover over-allotments. To the extent the Underwriters exercise the over-allotment option, they will have a firm commitment to purchase the number of Shares to be purchased by them, and the Company will be obligated, pursuant to the option, to sell such Shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with thesale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,000,000 Shares are being offered hereby.

The Company has agreed to pay to the Representative a nonaccountable expense allowance equal to 2.0% of the aggregate offering price of the shares offered hereby, or $________ ($________ if the over-allotment option is exercised in full), of which $10,000 has been paid. Such allowance is included in the expenses of the offering set forth on the cover page of this Prospectus.


The Company has agreed to sell to the Representative upon the closing of this offering, for nominal consideration, the Representative's Warrant to purchase 300,000 shares of Common Stock at an exercise price per share equal to 120% of the Price to Public. The Representative's Warrant contains anti-dilution provisions providing for appropriate adjustments upon the occurrence of certain events and contains a one-time demand and certain "piggyback" registration rights with respect to the shares of Common Stock issuable upon the exercise of the Representative's Warrant. The Representative's Warrant will have a "cashless exercise" feature allowing the holder of the Representative's Warrant to apply the difference between the exercise price of the Representative's Warrant and the higher fair market value of the Common Stock underlying the Representative's Warrant to the payment of the exercise price. The Representative's Warrant will be exercisable commencing one year from the date of this Prospectus until five years after such date. The Representative's Warrant is not transferable for a period of one year after the effective date of the offering, except for transfers by operation of law, by reason of the reorganization of the Company or to officers of the Representative. Furthermore, the Representative's Warrant will not be transferable absent an exemption from applicable state and federal securities laws. Any profits realized upon the sale of the Representative's Warrant or the Common Stock issuable upon exercise thereof may be deemed to constitute additional underwriting compensation.


The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other or provide contribution with respect to certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Shareholders of the Company (including its executive officers and directors) who hold in the aggregate ____ shares outstanding Common Stock and holders of options and warrants to purchase an additional ____ shares have agreed not to offer, sell or otherwise dispose, or directly or indirectly cause or permit the offer, sale or other disposition, of any Common Stock of the Company owned of record or beneficially and of which such shareholder has the power to control the disposition for a period of 180 days after the date of this Prospectus without the prior consent of the Representative. See "Shares Eligible for Future Sale."

The Underwriters have advised the Company that they do not intend to confirm sales to any account over which any of them exercises discretionary authority.

Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price for the Shares was determined by negotiation between the Company and the Representative, bears no relation to the Company's current earnings, book value, net worth or financial criteria of value, and should not be considered as an indication of the actual value of the Shares offered hereby. After completion of this offering, the market price of the Shares is subject to change as a result of market conditions and other factors.

The foregoing is a summary of the provisions of the Underwriting Agreement, the Representative's Warrant and related documents and does not purport to be a complete statement of their terms and conditions. The Underwriting Agreement and the Representative's Warrant have been filed as an exhibit to the Registration Statement, of which this Prospectus is a part.


                                   EXPERTS

The consolidated financial statements of Eco Soil Systems, Inc. at December 31, 1995 and for the two years in the period then ended and at June 30, 1996 and for the six months then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement which, as of June 30, 1996 and the six months then ended are based in part on the report of Bigelow & Company, independent auditors, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Turf Specialty, Inc. for the years ended December 31, 1994 and 1995 included in this Prospectus and Registration Statement and the financial statements as of and for the one month ended June 30, 1996 of Turf Specialty, Inc., as a consolidated subsidiary of the Company, not included herein, have been audited by Bigelow & Company, Certified Public Accountants, P.C., as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Turf Products, Ltd. for the years ended December 31, 1994 and 1995 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.




                                LEGAL MATTERS

The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for the Underwriters by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.


                            ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, 14th Floor, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site which provides on-line access to registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov."

The Company will become a reporting company under the Securities Exchange Act of 1934, as amended, upon completion of this offering, and intends to furnish to its shareholders annual reports containing financial statements audited by independent accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each year.

                            ECO SOIL SYSTEMS, INC.
                  Index to Consolidated Financial Statements

                                                                                        PAGE
ECO SOIL SYSTEMS, INC.

Report of Ernst & Young LLP, Independent Auditors                                        F-2

Report of Bigelow & Company, Independent Auditors                                        F-3

Consolidated Balance Sheets as of December 31, 1995, June 30, 1996 and
  September 30, 1996 (unaudited)                                                         F-4

Consolidated Statements of Operations for the years ended December 31, 1994 and
  1995, the six months ended June 30, 1995 (unaudited) and 1996 and the nine
  months ended September 30, 1995 (unaudited) and 1996 (unaudited)                       F-5

Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
  December 31, 1994 and 1995, the six months ended June 30, 1996 and the three
  months ended September 30, 1996 (unaudited)                                            F-6

Consolidated Statements of Cash Flows for the years ended December 31, 1994 and
  1995, the six months ended June 30, 1995 (unaudited) and 1996 and the nine
  months ended September 30, 1995 (unaudited) and 1996 (unaudited)                       F-7

Notes to Consolidated Financial Statements                                               F-8

TURF SPECIALTY, INC.

Report of Bigelow & Company, Independent Auditors                                       F-21

Consolidated Statements of Income and Retained Earnings for the years ended
  December 31, 1994 and 1995                                                            F-22

Consolidated Statements of Cash Flows for the years ended December 31, 1994
  and 1995                                                                              F-23

Notes to Consolidated Financial Statements                                              F-24

TURF PRODUCTS, LTD.

Report of Ernst & Young LLP, Independent Auditors                                       F-27

Statements of Income and Retained Earnings for the years ended
  December 31, 1994 and 1995                                                            F-28

Statements of Cash Flows for the years ended December 31, 1994 and 1995                 F-29

Notes to Financial Statements                                                           F-30

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited Pro Forma Condensed Consolidated Statements of Operations                     F-33

Notes to Pro Forma Condensed Consolidated Statements of Operations                      F-34


              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Eco Soil Systems, Inc.


We have audited the accompanying consolidated balance sheets of Eco Soil Systems, Inc. as of December 31, 1995 and June 30, 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Turf Specialty, Inc., a wholly-owned subsidiary, which statements reflect total assets of $3,775,000 as of June 30, 1996, and total revenues, since its acquisition on May 31, 1996, of $538,000 included in the consolidated results of operations for the six months ended June 30, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Turf Specialty, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eco Soil Systems, Inc. at December 31, 1995 and June 30, 1996, and the consolidated results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               /s/ ERNST & YOUNG LLP



                                                   ERNST & YOUNG LLP


San Diego, California
August 14, 1996
except for Note 10, as to which the date is September 25, 1996

              REPORT OF BIGELOW & COMPANY, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Turf Specialty, Inc.
Londonderry, New Hampshire

We have audited the consolidated balance sheet of Turf Specialty, Inc. (a wholly-owned subsidiary of Eco Soil Systems, Inc.) as of June 30, 1996 and the related consolidated statements of income, retained earnings and cash flows for the one month then ended (not included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and consolidated disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Turf Specialty, Inc. at June 30, 1996, and the results of its operations and its cash flows for the one month then ended in conformity with generally accepted accounting principles.


                               BIGELOW & COMPANY
                               Certified Public Accountants, P.C.

By:

/s/ MARIE C. MCKAY
Marie C. McKay
Certified Public Accountant


Manchester, New Hampshire
July 30, 1996




                            ECO SOIL SYSTEMS, INC.
                         CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                    DECEMBER 31,     JUNE 30,     SEPTEMBER 30,
                                                        1995           1996           1996
                                                                                   (UNAUDITED)
                      ASSETS
Current assets:
  Cash                                                 $    --       $  1,159       $    437
  Accounts receivable, net of allowance for
   doubtful accounts of $24 at December 31,
   1995 and $83 at June 30 and September 30,
   1996, respectively                                    1,231          4,130          3,191
  Inventories                                              592          2,229          2,059
  Prepaid expenses and other current assets                 52            468            638
    Total current assets                                 1,875          7,986          6,325
Property and equipment, net                              1,334          2,170          2,060
Intangible assets, net                                     751          5,318          5,367
Other assets                                                21            100            227
    Total assets                                       $ 3,981       $ 15,574       $ 13,979

          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)


Current liabilities:
  Accounts payable                                     $ 1,111       $  5,353       $  3,510
  Payments due related to acquired businesses               --          1,810             --
  Accrued expenses                                          96            700            515
  Advances from shareholder                                190            289            239
  Current portion of long-term debt                      1,703          3,086          5,884
  Current portion of capital lease obligations              99             74             52
    Total current liabilities                            3,199         11,312         10,200
Long-term debt, net of current portion                     911          2,086          1,994
Capital lease obligations, net of current
 portion                                                    30              7             --
Advances from shareholder                                   --             21             26
Commitments
Shareholders' equity (deficit)
  Common stock
    $.005 par value; 15,000,000 shares authorized, 4,968,935, 6,365,166 and
     6,564,166 shares issued and outstanding at December 31, 1995 and June 30
     and
     September 30, 1996, respectively                       25             32             33
  Additional paid-in capital                             8,510         12,409         12,684
  Warrants                                                  --             91            239
  Note receivable from shareholder                          --            (72)           (72)
  Accumulated deficit                                   (8,694)       (10,312)       (11,125)
    Total shareholders' equity (deficit)                  (159)         2,148          1,759
      Total liabilities and shareholders' equity
      (deficit)                                        $ 3,981       $ 15,574       $ 13,979


SEE ACCOMPANYING NOTES.


                            ECO SOIL SYSTEMS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                   YEARS ENDED              SIX MONTHS ENDED             NINE MONTHS ENDED
                                  DECEMBER 31,                  JUNE 30,                   SEPTEMBER 30,
                                1994         1995          1995           1996          1995           1996
                                                        (UNAUDITED)                 (UNAUDITED)     (UNAUDITED)
Revenues:
  Product sales               $ 1,979      $ 2,425        $1,303        $ 3,145       $ 1,743         $ 7,682
  Services                        709        1,332           637            994         1,040           1,547
    Total revenues              2,688        3,757         1,940          4,139         2,783           9,229
Cost of revenues:
  Product sales                 1,716        1,604           666          2,085         1,324           5,143
  Services                        282          376           178            244           291             562
    Total cost of revenues      1,998        1,980           844          2,329         1,615           5,705
      Gross profit                690        1,777         1,096          1,810         1,168           3,524
Operating expenses:
  Selling, general and
   administrative               2,996        2,938         1,373          2,961         1,929           5,079
  Research and development        286          413           160            275           264             353
    Total operating
     expenses                   3,282        3,351         1,533          3,236         2,193           5,432
Loss from operations           (2,592)      (1,574)         (437)        (1,426)       (1,025)         (1,908)
Interest expense                 (224)        (262)         (131)          (192)         (172)           (523)
  Net loss                    $(2,816)     $(1,836)       $ (568)       $(1,618)      $(1,197)        $(2,431)
  Net loss per share          $  (.62)     $  (.35)       $ (.11)       $  (.27)      $  (.23)        $  (.40)
Shares used in
 calculating net loss per
 share                          4,557        5,207           5,184        5,980          5,304           6,050

SEE ACCOMPANYING NOTES.

                             ECO SOIL SYSTEMS, INC.
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                               ADDITIONAL
                                                          COMMON STOCK          PAID-IN
                                                       SHARES       AMOUNT      CAPITAL      WARRANTS
Balance at December 31, 1993                          3,225,268      $16        $ 4,075        $ --
  Issuance of common stock, net of issuance
   costs of $336                                        629,500        3          1,235          --
  Conversion of debenture                                20,000       --             50          --
  Conversion of advances from shareholder               166,667        1            499          --
  Exercise of employee stock options                      2,500       --              4          --
  Repurchase of common stock under rescission
   offer                                                (75,833)      --           (120)         --
  Net loss                                                   --       --             --          --
Balance at December 31, 1994                          3,968,102       20          5,743          --
  Issuance of common stock, net of issuance
   costs of $256                                        606,333        3          1,629          --
  Conversion of promissory note                         233,333        1            699          --
  Issuance of common stock for purchase of
   Aspen Consulting, Inc.                               133,667        1            400          --
  Exercise of stock options                              27,500       --             39          --
  Net loss                                                   --       --             --          --
Balance at December 31, 1995                          4,968,935       25          8,510          --
  Issuance of common stock                              130,583        1            387          --
  Conversion of debt and shareholder advances           171,998        1            282          --
  Exercise of stock options                              46,000       --             92          --
  Issuance of common stock for purchase of
   Turf Specialty, Inc.                                 647,650        3          1,940          --
  Issuance of common stock for purchase of
   Turf Products, Ltd.                                  400,000        2          1,198          --
  Issuance of warrants in connection with debt               --       --             --          91
  Net loss                                                   --       --             --          --
Balance at June 30, 1996                              6,365,166       32         12,409          91
  Exercise of stock options (unaudited)                 133,000        1            176          --
  Conversion of debt (unaudited)                         66,000       --             99          --
  Issuance of warrants in connection with
   bridge financing (unaudited)                              --       --             --         148
  Net loss (unaudited)                                       --       --             --          --
Balance at September 30, 1996 (unaudited)             6,564,166      $33        $12,684        $239


                       (WIDE TABLE CONTINUED FROM ABOVE)

                                                         NOTE
                                                      RECEIVABLE
                                                         FROM       ACCUMULATED
                                                     SHAREHOLDER      DEFICIT        TOTAL
Balance at December 31, 1993                             $ --         $ (4,042)     $    49
  Issuance of common stock, net of issuance
   costs of $336                                           --               --        1,238
  Conversion of debenture                                  --               --           50
  Conversion of advances from shareholder                  --               --          500
  Exercise of employee stock options                       --               --            4
  Repurchase of common stock under rescission
   offer                                                   --               --         (120)
  Net loss                                                 --           (2,816)      (2,816)
Balance at December 31, 1994                               --           (6,858)      (1,095)
  Issuance of common stock, net of issuance
   costs of $256                                           --               --        1,632
  Conversion of promissory note                            --               --          700
  Issuance of common stock for purchase of
   Aspen Consulting, Inc.                                  --               --          401
  Exercise of stock options                                --               --           39
  Net loss                                                 --           (1,836)      (1,836)
Balance at December 31, 1995                               --           (8,694)        (159)
  Issuance of common stock                                 --               --          388
  Conversion of debt and shareholder advances              --               --          283
  Exercise of stock options                               (72)              --           20
  Issuance of common stock for purchase of
   Turf Specialty, Inc.                                    --               --        1,943
  Issuance of common stock for purchase of
   Turf Products, Ltd.                                     --               --        1,200
  Issuance of warrants in connection with debt             --               --           91
  Net loss                                                 --           (1,618)      (1,618)
Balance at June 30, 1996                                  (72)         (10,312)       2,148
  Exercise of stock options (unaudited)                    --               --          177
  Conversion of debt (unaudited)                           --               --           99
  Issuance of warrants in connection with
   bridge financing (unaudited)                            --               --          148
  Net loss (unaudited)                                     --             (813)        (813)
Balance at September 30, 1996 (unaudited)                $(72)        $(11,125)     $ 1,759

SEE ACCOMPANYING NOTES.


                             ECO SOIL SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          YEARS ENDED              SIX MONTHS ENDED
                                                         DECEMBER 31,                  JUNE 30,
                                                       1994         1995          1995           1996
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss                                             $(2,816)     $(1,836)        $(568)       $(1,618)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                          306          354           158            290
  Changes in operating assets and liabilities,
   net of effect of acquired businesses:
   Accounts receivable                                   (50)        (652)         (612)            21
   Inventories                                          (225)         (35)          161            (67)
   Prepaid expenses and other assets                      71            2           (17)          (176)
   Accounts payable                                      367          139           158           (497)
   Accrued liabilities                                    75           (3)          (63)          (326)
Net cash used in operating activities                 (2,272)      (2,031)         (783)        (2,373)
INVESTING ACTIVITIES
Cash received in acquisitions                             --           --            --          1,656
Payments related to acquired businesses                   --           --            --             --
Purchase of property and equipment                      (507)        (569)         (216)          (714)
Proceeds from note receivable                             --           --            --            595
Net cash (used in) provided by
 investing activities                                   (507)        (569)         (216)         1,537
FINANCING ACTIVITIES
Advances from shareholder                              1,435        1,000           390            120
Repayment of advances from shareholder                  (807)         (80)           --             --
Proceeds from long-term debt                           1,613          858           550          1,717
Repayments of long-term debt                            (973)        (751)         (414)          (202)
Proceeds from capital lease obligations                   49           --            --             --
Payments on capital lease obligations                    (67)         (98)          (50)           (48)
Repurchase of common stock                              (120)          --            --             --
Net proceeds from issuance of common stock             1,242        1,671           523            408
Net cash provided by financing activities              2,372        2,600           999          1,995
Net (decrease) increase in cash                         (407)          --            --          1,159
Cash at beginning of period                              407           --            --             --
Cash at end of period                                $    --      $    --         $  --        $ 1,159
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Subordinated debentures issued upon conversion
 of shareholder advances                             $    --      $   300         $  --        $    --
Common stock issued upon conversion of debt and
 shareholder advances                                $   550      $   700         $ 700        $   283
Long-term debt issued for marketing rights           $   264      $    --         $  --        $    --
Long-term debt issued for purchase of furniture
 and equipment                                       $    45      $    --         $  --        $    --
Payments due related to acquired businesses          $    --      $    --         $  --        $ 1,810
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid                                        $   224      $   262         $ 131        $   168


                       (WIDE TABLE CONTINUED FROM ABOVE)

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,
                                    1995 1996
                                                    (UNAUDITED)     (UNAUDITED)

OPERATING ACTIVITIES
Net loss                                              $(1,197)        $(2,431)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                           266             538
  Changes in operating assets and liabilities,
   net of effect of acquired businesses:
   Accounts receivable                                   (545)            961
   Inventories                                            277             103
   Prepaid expenses and other assets                      (68)           (634)
   Accounts payable                                      (203)         (2,340)
   Accrued liabilities                                    (68)           (511)
Net cash used in operating activities                  (1,538)         (4,314)
INVESTING ACTIVITIES
Cash received in acquisitions                              --           1,656
Payments related to acquired businesses                    --          (1,810)
Purchase of property and equipment                       (385)           (741)
Proceeds from note receivable                              --             595
Net cash (used in) provided by
 investing activities                                    (385)           (300)
FINANCING ACTIVITIES
Advances from shareholder                                 390              74
Repayment of advances from shareholder                     --              --
Proceeds from long-term debt                              550           5,416
Repayments of long-term debt                             (267)           (948)
Proceeds from capital lease obligations                    --              --
Payments on capital lease obligations                     (74)            (76)
Repurchase of common stock                                 --              --
Net proceeds from issuance of common stock              1,563             585
Net cash provided by financing activities               2,162           5,051
Net (decrease) increase in cash                           239             437
Cash at beginning of period                                --              --
Cash at end of period                                 $   239         $   437
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Subordinated debentures issued upon conversion
 of shareholder advances                              $    --         $    --
Common stock issued upon conversion of debt and
 shareholder advances                                 $   700         $   382
Long-term debt issued for marketing rights            $    --         $    --
Long-term debt issued for purchase of furniture
 and equipment                                        $    --         $    --
Payments due related to acquired businesses           $    --         $    --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid                                         $   172         $   243


SEE ACCOMPANYING NOTES.

                            ECO SOIL SYSTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Eco Soil Systems, Inc. (the "Company") develops, markets, sells and supports a proprietary line of biologically-produced, environmentally-safe products designed to address a variety of problems in the turf maintenance, agricultural crop, soil redemption and water quality management industries. The Company has developed two patented delivery systems that enable the Company to ferment microorganisms at the customer's site and then dispense the appropriate amount of cultured product directly into the customer's irrigation system, pond or lake. The Company operates primarily in California, Florida, and South Africa.

ECO Turf Products, Inc. (d.b.a. Turf Products, Ltd. ("TPL")) and Turf Specialty, Inc. ("TSI"), wholly-owned subsidiaries of the Company, are wholesalers/distributors of golf course supplies and turfgrass supplies and operate in the Greater Chicago area and New England, respectively.


BASIS OF CONSOLIDATION

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the early stages of introducing its products into the marketplace and has incurred and sustained significant losses from operations. The Company's growth and investments for additional anticipated growth have required more cash than operations have generated. In response to the need for additional cash, the Company has taken several steps. In July 1996, the Company obtained approximately $3.7 million by issuing term debt to investors. The Company is also actively seeking additional equity financing, including the offering contemplated by this Prospectus, to finance operations beyond this point. The Company is dependent upon improvements in the profitability of its operations and the availability of additional financing; management's plans are to obtain such financing until operations begin generating cash. However, there can be no assurance that the required improvements in profitability can be attained or that additional financing will be available in levels to allow the Company to continue as a going concern. These issues discussed above raise substantial doubt about the Company's ability to continue as a going concern.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to attain profitability, obtain additional financing or continue as a going concern.


INTERIM FINANCIAL INFORMATION (UNAUDITED)

The accompanying financial statements and related notes at September 30, 1996, for the six months ended June 30, 1995 and the nine months ended September 30, 1995 and 1996 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim periods are not necessarily indicative of results for the entire year or future periods.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the allocation of the purchase price relating to acquired businesses, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.


CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMER AND SUPPLIER

Financial instruments which potentially expose the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company deposits its cash in financial institutions. At times, such investments may be in excess of insured limits. To date, the Company has not experienced any losses on its cash investments. A substantial portion of the Company's accounts receivable are from distributors and country clubs. The Company generally does not require collateral and provides for estimated losses on uncollectible accounts at the time of the sale. Such losses have historically been minimal and within management's expectations.

During 1994 and 1995, the Company sold a substantial portion of its product to one customer. Sales to this customer were approximately $1,200,000, $507,000, $349,000 and $369,000, representing 45%, 13%, 18% and 13% of net sales in 1994 and 1995, in the six months ended June 30, 1995, and in the nine months ended September 30, 1995, respectively. No customer accounted for more than 10% of net sales during the six months ended June 30, 1996 or the nine months ended September 30, 1996.

Accounts receivable from this customer were $118,000 and $99,000, representing 26% and 8% of total accounts receivable, at December 31, 1994 and 1995, respectively.

In 1994, TSI entered into a distributor agreement with a major supplier. At June 30, 1996 and September 30, 1996, amounts due to that supplier included in accounts payable were $825,000 and $935,000, respectively. This agreement has been terminated effective December 31, 1996.


INVENTORIES

Inventories consist primarily of finished goods and are stated at the lower of cost (first-in, first-out method) or market.


PROPERTY AND EQUIPMENT


Property and equipment are stated at cost. Depreciation is provided using the straight-line and accelerated (double declining balance) methods over the estimated service lives of depreciable property and equipment ranging from 3 to 7 years. Equipment under capital leases is amortized over the shorter of the estimated useful life of the assets or the lease term and such amortization is included in depreciation in the accompanying financial statements.



INTANGIBLE ASSETS

Intangible assets represent acquired marketing rights and the excess of the purchase price over the fair market value of the assets acquired. Intangible assets are being amortized over a period of 3 years for acquired marketing rights and 15 years for the excess of the purchase price over the fair market value of the assets acquired. Amortization of intangible assets amounted to $37,000, $45,000, $16,000, $65,000, $29,000 and $173,000 in 1994, 1995, in the
six months ended June 30, 1995 and 1996, and in the nine months ended September 30, 1995 and 1996, respectively.


IMPAIRMENT OF ASSETS

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted the provisions of SFAS No. 121 effective January 1, 1996. There was no effect of such adoption on the Company's financial position or results of operations.


REVENUE AND EXPORT SALES

Revenue from product sales is recognized upon shipment of the product. The Company accepts returned products in the normal course of business, and has established an allowance for estimated returns. Service revenues are derived from month to month agreements that provide for the use of certain equipment and related monthly services and are recognized when the services are performed. Cost of services includes depreciation on such equipment and the cost of the related monthly service. The Company's export sales totaled $530,000, $598,000, $129,000, $179,000, $253,000 and $201,000 in 1994, 1995, in the six months ended
June 30, 1995 and 1996 and in the nine months ended September 30, 1995 and 1996, respectively.


NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of shares of common stock outstanding during each period. Common stock equivalents were not included in computing net loss per share since the effect would have been antidilutive. Pursuant to the requirements of the Securities and Exchange Commission, shares of common stock issued during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering, plus the number of common equivalent shares under stock options granted or warrants issued during such period, have been included in the calculation of the shares used in computing net loss per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated public offering price).


Supplemental earnings per share have been computed as described above and also give effect to the repayment of approximately $6.5 million of the Company's outstanding indebtedness and resulting reduction of interest expense, as if a portion of the proceeds from this initial public offering had been used to repay the debt at the original dates of issuance and the number of shares of common stock, whose proceeds are to be used to retire the debt, were outstanding from the same dates.

                                               YEAR ENDED       NINE MONTHS
                                               DECEMBER 31,  ENDED SEPTEMBER 30,
                                                  1995             1996
                                               ---------         ---------

Supplemental net loss per share .............  $    (.29)       $     (.31)
                                               =========         =========

Shares used in computing supplemental
   net loss per share (in thousands) ........      5,654             6,845
                                               =========         =========


STOCK OPTIONS

The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by that Statement. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following weighted-average assumptions for December 31, 1995 and June 30, 1996, respectively: risk-free interest rates of 7%; no dividend yields expected; and an expected life of the option of 3 years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of amortization on adjusted pro forma disclosures for the year ended December 31, 1995 and the six months ended June 30, 1996 are not indicative of the effects to be disclosed in subsequent periods. The Company's adjusted pro forma information follows:

                                   SIX MONTHS
                                              YEAR ENDED ENDED
                                     DECEMBER 31, 1995    JUNE 30, 1996
Pro forma net loss (IN THOUSANDS)         $(1,853)           $(1,632)
Pro forma net loss per share              $  (.37)           $  (.28)


GOVERNMENT REGULATIONS

Substantially all of the Company's facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the operations, financial condition, capital expenditures, or competitive position of the Company; however, there can be no assurance that compliance with such regulations would not have a material effect upon the Company's results of operations or financial condition. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal and state requirements.


RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to current year classifications.

2. ACQUISITIONS

In September 1995, the Company acquired all of the outstanding stock of Aspen Consulting, Inc. ("Aspen") for 133,667 shares of the Company's common stock valued at $3.00 per share.


Effective May 31, 1996, the Company acquired all of the outstanding stock of Turf Specialty, Inc. for $500,000 cash, two promissory notes totalling $1,000,000 (See Note 3) and 647,650 shares of the Company's common stock valued at $3.00 per share. The $500,000 cash payment was paid subsequent to June 30, 1996 and is included in the account "payments due related to acquired businesses" in the accompanying balance sheet. The acquisition consideration will be reduced or increased to the extent that pre-tax profits of TSI for the year ending December 31, 1996 are less than or exceed $900,000. Reductions in the purchase price will be effected by the return of the Company's shares at one share for every $4.44 of pre-tax income less than $900,000, and increases in the purchase price will be paid in cash at one dollar for each dollar of pre-tax income in excess of $900,000. The adjustments to the purchase price will be recorded as adjustments to goodwill, which is being amortized over a period of 15 years.


Effective May 31, 1996, the Company acquired all of the outstanding stock of Turf Products, Ltd. for $1,310,000 cash and 400,000 shares of the Company's common stock valued at $3.00 per share. The $1,310,000 cash payment was paid subsequent to June 30, 1996 and is included in the account "payments due related to acquired businesses" in the accompanying balance sheet.


The results of operations of Aspen, TSI and TPL from the respective dates of acquisition are included in the consolidated financial statements.


Each of the acquisitions was accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair market values at the date of the acquisition (IN THOUSANDS).

                                                   ASPEN           TURF          TURF
                                                CONSULTING,     SPECIALTY,     PRODUCTS,
                                                   INC.            INC.          LTD.
Assets acquired:
 Cash                                              $ --           $1,471        $  185
 Accounts receivable                                134            1,900         1,021
 Inventories                                         --              675           894
 Prepaid expenses and other current assets            7               31           336
 Property and equipment                              31              164           182
 Note receivable from stockholders                   --              595            --
 Excess of purchase price over net tangible
   assets acquired                                  553            2,764         1,859
Total assets acquired                              $725           $7,600        $4,477
Liabilities assumed:
 Accounts payable                                  $ 35           $3,261        $1,492
 Accrued expenses                                    31              895            35
 Notes payable                                      258               --           440
Total liabilities assumed                           324            4,156         1,967
Net assets acquired                                $401           $3,444        $2,510

The following unaudited pro forma results assume the TSI and TPL acquisitions discussed above occurred on January 1, 1995. The results of operations of Aspen were not material prior to its acquisition and are not included in the following unaudited pro forma results. The unaudited pro forma results have been prepared utilizing the historical financial statements of the Company and the acquired businesses.


                       PRO FORMA RESULTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                       NINE MONTHS
                       YEAR ENDED         ENDED
                      DECEMBER 31,    SEPTEMBER 30,
                          1995             1996
                               (UNAUDITED)
Net sales                $17,557         $15,749
Net loss                  (1,596)         (2,776)
Net loss per share       $  (.29)        $  (.44)

The unaudited pro forma results above give effect to pro forma adjustments related to the amortization of the excess of the purchase price over the fair market value of the assets acquired, the increase in interest expense to reflect the notes payable issued to effect the acquisitions, and related income tax adjustments.

This pro forma information is not necessarily indicative of the actual results that would have been achieved had the above businesses been acquired on January 1, 1995, nor is it necessarily indicative of future results.

3. BALANCE SHEET INFORMATION

Property and equipment consist of the following (IN THOUSANDS):

                                      DECEMBER 31,     JUNE 30,    SEPTEMBER 30,
                                          1995           1996           1996
Machinery and equipment                  $2,130        $ 3,007        $ 3,045
Furniture and fixtures                      109            293            295
                                          2,239          3,300          3,340
Less accumulated depreciation and
 amortization                              (905)        (1,130)        (1,280)
                                         $1,334        $ 2,170        $ 2,060


Intangible assets consist of the following (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):


                                              DECEMBER 31,     JUNE 30,    SEPTEMBER 30,
                                                  1995           1996           1996
Excess of purchase price over fair market
 value of assets acquired (NOTE 2)              $524            $5,156         $5,317
Marketing rights                                 310               310            310
Accumulated amortization                         (83)             (148)          (260)
                                                $751           $ 5,318         $5,367

4. LONG-TERM DEBT


Long-term debt consists of the following (IN THOUSANDS, EXCEPT PER SHARE
AMOUNTS):


                                                       DECEMBER 31,     JUNE 30,    SEPTEMBER 30,
                                                           1995           1996           1996
8% secured promissory notes issued in
 connection with the acquisition of Turf Specialty, Inc., to its officers;
 interest payable monthly, principal due the earlier of February 1997 or 10 days after the effective date of an initial public offering; collateralized by the
 capital stock of Turf Specialty, Inc.                                         $ --          $1,000         $1,000

8% secured subordinated notes to an officer and shareholders, net of unamortized discount of $60; interest payable quarterly, principal due $706 in
 March 1998 and $284 in November 1998                                            --             990            990

8% secured subordinated debentures; interest
 payable quarterly, principal due November 1998                                 700             700            700

Revolving line of credit with bank for $500; interest payable monthly at the bank's prime rate plus 2% (10.25% at June 30, 1996) per annum, expiring April
 1997; secured by personal assets of an officer/shareholder and substantially
 all assets of the Company                                                       --             500            500


9.5% promissory note; interest payable annually,
 principal due December 1996                                                     --             300            --


8% note payable to a bank; interest payable monthly, principal due July 1996;
 secured by personal assets of a shareholder and substantially
 all assets of the Company                                                    1,013            263            263

8% unsecured subordinated promissory note to an
 officer; interest and principal due upon demand                                 --            250            350

8% convertible unsecured promissory notes to shareholders; interest and principal due upon demand; convertible into common stock at the
 option of the holders at $1.00 per share                                        --            150            150

California Export Financing Office (CEFO) revolving line of credit with bank for
 $500, interest payable monthly at the bank's prime rate plus 1.5% per annum
 (9.75% at June 30, 1996), expiring April 1997; secured by personal assets of an
 officer/shareholder and substantially all assets of the Company                 --            129             --

10% convertible subordinated promissory notes, net of unamortized discount of
 $111; interest and principal due at the earlier of December 31, 1996 or within
 30 days after the effective date of an initial public offering (IPO)            --             --          3,584

Non-interest bearing unsecured note payable net of imputed interest of $21; due in monthly installments of $7 through February 1998 with a
 final payment of $9 due March 1998                                             180            128            112

10% unsecured subordinated notes; interest payable quarterly, principal due upon demand; convertible, at the option of the note holder, into common stock at 80%
 of an IPO price if the IPO is completed prior to July 1997 at the option of the
 holder                                                                          --            120            120

8% unsecured subordinated note to a shareholder;
 interest payable monthly, principal due November 1998                           --            100             --

10% unsecured note payable to a shareholder; principal and interest due upon demand; convertible into common stock at the option of the
 holder at $1.00 per share                                                       --            100             --


9.5% promissory notes to a former shareholder of
 TPL; interest payable annually, principal due March 1997                        --            100             --


10% convertible unsecured subordinated debentures issued to shareholders;
 interest payable monthly, principal due July 1996; convertible into common
 stock at the option of the holders at $1.50 per share                          132             99             --

10% unsecured subordinated debentures; interest
 payable monthly, principal due July 1998                                       290             90             90


9.5% promissory note; interest payable annually,
 principal due March 1997                                                        --             40             --


Non-interest bearing note payable to purchase
 marketing rights; due in monthly installments of
 $9 through October 1996                                                         86             32              6

8% unsecured note payable to a shareholder,
 converted into common stock in 1996                                            100             --             --

Other                                                                           113             81             13


                                                                              2,614          5,172          7,878

Less amount due within one year                                               1,703          3,086          5,884


Long-term debt due after one year                                            $  911         $2,086         $1,994


Aggregate maturities of long-term debt are as follows:


Three months ending December 31,
 1996                                    $4,093
Year ending December 31, 1997             1,870
Year ending December 31, 1998             1,911
Year ending December 31, 1999                 4
                                         $7,878


Substantially all of the assets of the Company are pledged as collateral as a result of the debt agreements described above.

In July 1996, several debt transactions occurred. The Company converted $99,000 in 10% unsecured subordinated convertible debentures issued to shareholders in June 1992 to common stock at $1.50 per share. The Company repaid $100,000 of 10% unsecured notes to shareholders and $100,000 of 8% unsecured notes to shareholders. The Company also issued a $100,000 10% subordinated demand note to an officer of the Company. In addition, $45,000 of the CEFO guaranteed line of credit was repaid in July 1996. In September 1996, the outstanding balance of $84,000 in the CEFO line of credit was repaid.

In August 1996, a $30,000, three-year, non-interest-bearing loan was made to an employee of the Company. Also in August 1996, the Company repaid a $50,000 shareholder advance.

The Company's revolving line of credit agreements ("Agreements") contain certain restrictions and limitations on the Company's operations, including restrictions on capital expenditures, sale of assets, lease liabilities, mergers, or other forms of business combinations, as well as the prohibition on the payments of cash dividends. The Agreements also contain certain covenants which require the Company to maintain minimum levels of net worth, working capital, and other financial ratios, as defined therein.

In connection with the acquisition of TSI, the Company acquired a line of credit with a bank for $900,000 at the bank's prime rate plus 1.5% (9.75% at June 30, 1996 and September 30, 1996) that expires December 31, 1996. The line of credit is unsecured and is personally guaranteed by two officers of TSI. At the acquisition date, June 30, 1996 and September 30, 1996, there were no outstanding borrowings under this line of credit.

5. SHAREHOLDERS' EQUITY

PREFERRED STOCK

The Board of Directors is authorized, without any action by the Company's shareholders, to issue up to 5,000,000 shares of authorized but undesignated preferred stock and to fix the powers, preferences, rights and limitations of any such preferred shares or any class or series thereof. Persons acquiring preferred stock could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders.


STOCK OPTION PLAN

In February 1992, the Company established a Qualified Stock Option Plan (the "Plan") for employees and consultants which, as amended, provides for the grant of options to purchase up to 450,000 shares of common stock, which was increased to 900,000 shares in November 1996. Options granted under the Plan have a five-year term and vest ratably over a three-year period. At June 30, 1996, options exercisable and available for future grants totaled 245,403 and 75,832, respectively.


Information with respect to the Company's Plan is as follows:


                                                               WEIGHTED
                                                 NUMBER OF      AVERAGE
                                                  OPTION       PRICE PER
                                                  SHARES         SHARE
Outstanding at December 31, 1993                  162,500        $2.00
 Granted                                           50,000        $2.50
 Exercised                                         (2,500)       $1.50
Outstanding at December 31, 1994                  210,000        $2.00
 Granted                                          126,668        $3.00
 Exercised                                         (2,500)       $3.00
Outstanding at December 31, 1995                  334,168        $2.25
 Granted                                           35,000        $3.00
 Canceled                                         (10,000)       $2.00
Outstanding at June 30, 1996                      359,168        $2.25
 Granted (unaudited)                              196,500        $4.00
Outstanding at September 30, 1996
 (unaudited)                                      555,668


OPTIONS AND WARRANTS

Under separate non-qualified stock option agreements in 1992 and 1993, the Company granted options to purchase 270,000 shares of common stock at prices ranging from $1.50 to $2.00 per share to several consultants and employees which have vesting and exercise provisions consistent with those issued pursuant to the Plan and expire on various dates through March 1998. In 1995, 25,000 options were exercised at $1.50 per share. In 1996, 26,000 options were exercised at $2.00 per share. As of June 30, 1996 all remaining options were exercisable.

In 1991 and 1992, the Company also granted to four individuals options to purchase 812,458 shares of the Company's common stock at prices ranging from $.34 to $2.00 per share. As of June 30, 1996, all of these options were exercisable and expire on various dates through May 2001.

In connection with the issuance of the 10% subordinated debentures in 1992 and 1993, the Company issued to the holders of the debentures options to purchase 88,000 shares at $1.50 per share and warrants to purchase 78,000 shares at $3.00 per share. All options and warrants were outstanding and exercisable at December 31, 1995 and expire on various dates through February 1998. In 1996, 22,000 options were exercised at $1.50 per share and related debt of $33,000 was canceled.

In connection with the 1994 repurchase of exclusive marketing rights for certain products, the Company issued warrants to purchase 30,000 shares of common stock at $2.50 per share. All warrants were outstanding and exercisable as of June 30, 1996 and expire in June 1999.

During 1994, warrants to purchase 350,000 shares at $2.50 per share were issued to an officer of the Company. Warrants for the purchase of 100,000 shares of common stock vested ratably through January 1996 and warrants for the purchase of 250,000 shares of common stock may not be exercised until the issuance price of common stock exceeds certain prices. Compensation expense relating to the contingent shares will be recorded when the options vest based upon the difference between the then fair market value and the exercise price. At June 30, 1996, 100,000 of these warrants were exercisable.

In accordance with the Company's purchase of Aspen, the previous owner of Aspen was granted an option to purchase 50,000 shares of the Company's common stock at $3.00 per share. The option vests over four years if the previous owner continues employment with the Company and will expire in December 2001. An additional 150,000 options to purchase the Company's common stock at $3.00 per share will be granted in equal amounts over the next four years provided employment continues and contingent upon the level of the pre-tax contribution margin of Aspen over the next four years. Compensation expense relating to this option will be recorded when the shares vest based upon the difference between the then fair market value and the exercise price.

In connection with a new stock option compensation plan for the board of directors, 30,000 options were granted in January 1996 at $3.00 per share. As of June 30, 1996, 10,000 options were exercisable with the remaining options vesting over the next two years. These options expire in January 2001.

In connection with various long-term debt financing transactions, the Company has issued warrants to purchase 1,036,815 shares of common stock at $3.00 per share. The warrants are generally exercisable through 2001. All warrants were outstanding and exercisable at June 30, 1996.

Options have also been issued to various investment banking firms, debenture holders and shareholders to purchase 1,015,798 shares of common stock. These warrants are exercisable through February 2001 at prices between $1.50 and $3.00 per share. In 1996, warrants were exercised for the purchase of 10,000 shares of common stock and options were exercised for the purchase of 10,000 shares of common stock.

In connection with the bridge financing in July 1996, warrants were issued to purchase 739,000 shares of the Company's common stock at $3.00 per share or 80% of the IPO price if an IPO occurs on or before December 31, 1996. The warrants are exercisable on the earlier of the completion of an IPO or December 31, 1996 and expire five years after the date of issuance.

As of June 30, 1996, an aggregate of 5,000,000 shares of common stock are reserved for issuance under options and warrants, exclusive of options granted under the Plan.


6. EMPLOYEE BENEFIT PLANS

TPL DEFINED CONTRIBUTION PLAN

Substantially all employees of TPL are covered by a defined contribution plan sponsored by TPL. TPL makes discretionary contributions up to 15% of eligible employee compensation on an annual basis. No contributions are made by the participants. No contributions have been made for the nine months ended September 30, 1996. Costs of administering the plan are paid by the Company.


TSI PROFIT SHARING PLAN

TSI has a noncontributory profit sharing plan covering substantially all of its employees. Annual employer contributions to the plan are set by the Board of Directors. No contributions have been made for the nine months ended September 30, 1996. This plan will be terminated by May 31, 1998.


7. INCOME TAXES

At December 31, 1995, the Company had federal and California tax net operating loss carryforwards of approximately $8.3 million and $3.0 million, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the fifty percent limitation on California loss carryforwards. The federal and California tax loss carryforwards begin expiring in 2003 and 1998, respectively, unless previously utilized.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period. The Company's use of a portion of its income tax net operating loss carryforwards will be limited since the Company has undergone ownership changes of greater than 50%.

Significant components of the Company's deferred tax assets as of December 31, 1995 are shown below. A valuation allowance of $3,153 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                DECEMBER 31,
                                                    1995
                                               (IN THOUSANDS)
Deferred tax assets:
 Net operating loss carryforwards                 $ 3,093
 Other                                                 60
Total deferred tax assets                           3,153
Valuation allowance for deferred tax assets        (3,153)
Net deferred tax assets                           $    --

8. COMMITMENTS


In 1995, the Company entered into a thirty-year consulting/licensing agreement for BioJect Product (as defined therein). The license calls for royalties of 13% on all product which was evaluated, developed, supplied, or improved by the licensor. The license calls for minimum royalty payments of $100,000 in each of 1996 and 1997. The Company granted the licensor a fully exercisable warrant to purchase 50,000 shares of the Company's common stock of $3.00 per share which expires in January 2002. Royalty expense for the year ended December 31, 1995, the six months ended June 30, 1995 and 1996 and the nine months ended September 30, 1995 and 1996 was $100,000, $50,000, $79,000 $75,000 and $127,000,
respectively.


Annual future minimum lease payments, including equipment under capital leases as of June 30, 1996 are as follows:

                                                      CAPITAL     OPERATING
                                                      LEASES       LEASES
Six months ending December 31, 1996                     $63        $  198
Year ending December 31, 1997                            22           366
Year ending December 31, 1998                            --           337
Year ending December 31, 1999                            --           247
Year ending December 31, 2000                            --            83
Year ending December 31, 2001                            --            74
Total minimum lease payments                             85        $1,305
Less amount representing interest                        (4)
Present value of remaining capital lease payments
 (including current portion of $74)                     $81

Rental expense for the years ended December 31, 1994, 1995, the six months ended June 30, 1995 and 1996, and the nine months ended September 30, 1995 and 1996 was approximately $102,000, $107,000, $55,000, $70,000, $96,000 and $185,000,
respectively, including $89,000, $78,000, $42,000, $46,000, $65,000 and $65,000
respectively, to a shareholder. The lease with the shareholder expires in November 1999.

TSI has entered into employment agreements expiring July 9, 1999 with two executive officers. The agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as participation in any incentive compensation plans sponsored by TSI. It also offers each officer a non-interest bearing loan of $250,000 to be issued on or about December 15, 1996. This loan need not be repaid and will be forgiven on July 1, 1999 if the officers continue to be employed by TSI. If employment is terminated by the Company prior to that date, the officers will be obligated to repay a portion of the loan pro-rated to the number of days worked from July 2, 1996 to the effective date of the termination of employment. Compensation expense will be recorded ratably over the period of forgiveness. The agreement contains other provisions including some intended to prevent the employee from entering into any form of competition with TSI.

The merger agreement related to the acquisition of TSI provides for contingent payments to the former owners of TSI if actual income, as defined in the merger agreement, exceeds targeted net income. If the actual net income is below targeted net income, the purchase price may be reduced.


9. RELATED PARTY TRANSACTIONS

As more fully described in Note 8, the Company leases its facility under an operating lease which it assumed from two officers of the Company.


10. BRIDGE FINANCING

In July 1996, the Company issued approximately $3.7 million of 10% convertible promissory notes under a private placement memorandum. Repayment of the promissory notes is due at the earlier of December 31, 1996 or within 30 days after the effective date of an IPO. If an IPO does not occur prior to December 31, 1996, the Company may extend the due date until June 30, 1997. The promissory notes are convertible at the option of the holder for a period of 20 days after the effective date of an IPO at a price equal to 80% of the IPO price. In connection with this financing, warrants were issued to purchase 739,000 shares of common stock at $3.00 per share or 80% of the IPO price if an IPO occurs on or before December 31, 1996. The warrants are exercisable on the earlier of the completion of an IPO or December 31, 1996 and expire five years after the date of issuance. Additionally, the holder will have the right to convert to common stock up to 100% of the principal amount of the notes, at a price equal to 80% of the IPO price.


              REPORT OF BIGELOW & COMPANY, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Turf Specialty, Inc.
Londonderry, New Hampshire

We have audited the accompanying consolidated statements of income and retained earnings and cash flows of Turf Specialty, Inc. for the years ended December 31, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and consolidated disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the results of operations and cash flows of Turf Specialty, Inc. for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.


                               BIGELOW & COMPANY

                               Certified Public Accountants, P.C.


By:

/s/ MARIE C. MCKAY
Marie C. McKay
Certified Public Accountant


Manchester, New Hampshire
July 19, 1996

                             TURF SPECIALTY, INC.
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                YEARS ENDED
                                               DECEMBER 31,
                                              1994       1995
Net sales                                    $4,557     $6,886
Cost of sales                                 3,101      4,929
  Gross profit                                1,456      1,957
Operating expenses                            1,463      1,347
Income (loss) from operations                    (7)       610
Other income                                     43          4
Income before provision for income taxes         36        614
Provision for income taxes                        9        240
Net income                                       27        374
Retained earnings at beginning of year          573        600
Retained earnings at end of year             $  600     $  974

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                             TURF SPECIALTY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                               1994      1995
OPERATING ACTIVITIES:
Net income                                                    $  27    $  374
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization                                  31        51
  Loss on sale of property and equipment                          8         4
  Change in operating assets and liabilities:
    Accounts receivable                                        (109)     (940)
    Inventory                                                    32      (652)
    Income taxes                                                 (7)      240
    Prepaid expenses                                             (3)       --
    Accounts payable                                             63     1,530
    Accrued expenses                                              7        (8)
    Customer deposits                                            29        11
      Net cash provided by operating activities                  78       610
INVESTING ACTIVITIES:
Purchase of property and equipment                              (69)      (78)
Advances (repayments) on notes receivable from
 stockholders                                                    75       (90)
Proceeds from sale of property and equipment                     19         6
Net cash provided by (used in) investing activities              25      (162)
FINANCING ACTIVITIES:
Principal payments on notes payable                             (29)      (35)
Repurchase of common stock                                      (75)      (75)
Proceeds (repayments) of note payable to stockholder             79       (78)
Net cash used in financing activities                           (25)     (188)
Net increase in cash                                             78       260
Cash at beginning of year                                        49       128
Cash at end of year                                           $ 127    $  388
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes                                    $  16    $    2
Cash paid for interest                                        $  13    $    9

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.


                             TURF SPECIALTY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Substantially all gross revenues are derived from the purchase and resale of turfgrass supplies. Most of the Company's business activity is with golf courses located in New England.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Turf Specialty, Inc. (the Company) and its wholly-owned subsidiary, 3MT, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company considers its accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is provided.

INVENTORIES

Inventories consist primarily of finished goods and are valued at the lower of cost (first-in, first-out) or market value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated using accelerated methods based on the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred.

ADVERTISING COSTS

Advertising costs are charged to the expense as incurred. Advertising costs were $8,683 and $9,191 for the years ended December 31, 1994 and 1995, respectively.

GOVERNMENTAL REGULATIONS

Substantially all of the Company's facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the net income, financial condition, capital expenditures, or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. CONCENTRATION OF CREDIT RISK

Financial instruments which potentially expose the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company deposits its cash in financial institutions. At times, such investments may be in excess of insured limits. To date, the Company has not experienced any losses on its cash investments. A substantial portion of the Company's accounts receivable are from distributors and country clubs. The Company generally does not require collateral and provides for estimated losses on uncollectible accounts at the time of the sale. Such losses have historically been minimal and within management's expectations.

3. MAJOR SUPPLIER

Beginning in 1994, the Company has a distributor agreement with a major supplier. At December 31, 1995, amounts due to that supplier included in accounts payable were $1,745,381. This agreement has been terminated effective December 31, 1996.

4. LINE OF CREDIT

The Company has available a $900,000 line of credit at the bank's prime rate plus 1.5% (10% at December 31, 1995). The line is unsecured and is personally guaranteed by the stockholders. There were no borrowings outstanding under this agreement at December 31, 1994 and 1995.

5. RELATED PARTY TRANSACTIONS

The stockholders have personally guaranteed all of the bank debt of the Company (SEE NOTE 4).

As more fully described in Note 6, the Company leases its facility under an operating lease which it assumed from its stockholders.

6. OPERATING LEASES

The Company leases its facility under a five-year operating lease which expires February 1997. The lease agreement was entered into by the stockholders of the Company. The Company utilizes the premises and has assumed the obligation and liability under the lease. The lease payment is $3,467 per month and includes property tax and common area charges which are subject to change. The Company is also party to a number of operating leases for office equipment. Rental expense under these leases for the years ended December 31, 1994 and 1995 was $44,789 and $57,688, respectively.

The following is a schedule of minimum future rental payments to be made under these leases as of December 31, 1995 (IN THOUSANDS):

Year ending December 31, 1996         $ 51
Year ending December 31, 1997            5
                                      $ 56

7. REPURCHASED STOCK

The Company has repurchased shares of the Company's common stock, as follows:

                                  NUMBER OF        COST OF
                                   SHARES        REPURCHASED
                                 REPURCHASED        SHARES
                                                (IN THOUSANDS)
Year ended December 31, 1994        23.82            $ 75
Year ended December 31, 1995        23.84              75
                                    47.66            $150

8. INCOME TAXES

A reconciliation of federal and state income taxes computed at current rates to the amounts provided in the financial statements is as follows (IN THOUSANDS):

               YEARS ENDED
              DECEMBER 31,
              1994     1995

Federal        $6      $196
State           3        44
               $9      $240


9. PROFIT SHARING PLAN

The Company has a non-contributory profit sharing plan covering substantially all of its employees. Annual employer contributions to the plan are set by the Board of Directors. Contributions for the years ended December 31, 1994 and 1995 amounted to $103,275 and $109,155, respectively.

10. SUBSEQUENT EVENT

Effective May 31, 1996, the Company was merged into Eco Specialty, Inc., a Delaware corporation. Eco Specialty, Inc. was the surviving corporation which changed its name to Turf Specialty, Inc.



              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Stockholder
Turf Products, Ltd.

We have audited the accompanying statements of income and retained earnings and cash flows of Turf Products, Ltd. for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                    /s/ ERNST & YOUNG LLP
                        ERNST & YOUNG LLP

San Diego, California
October 3, 1996

                             TURF PRODUCTS, LTD.
                  STATEMENTS OF INCOME AND RETAINED EARNINGS
(IN THOUSANDS)

                                              YEARS ENDED
                                             DECEMBER 31,
                                            1994       1995
Net sales                                  $5,219     $6,914
Cost of sales                               3,584      4,946
  Gross profit                              1,635      1,968
Operating expenses:
  Selling expenses                            442        523
  General and administrative expenses       1,031      1,224
                                            1,473      1,747
Operating income                              162        221
Other income (expense):
  Interest expense                            (23)       (28)
  Interest income                               1          1
  Other, net                                   (1)        --
                                              (23)       (27)
Income before income taxes                    139        194
Provision for income taxes                     71         94
Net income                                     68        100
Cash dividends                                (50)       (25)
Retained earnings at beginning of year        543        561
Retained earnings at end of year           $  561     $  636

SEE ACCOMPANYING NOTES.

                             TURF PRODUCTS, LTD.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                               1994      1995
OPERATING ACTIVITIES
Net income                                                     $  68     $ 100
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization                                   52        65
  Provision for doubtful accounts                                 --        11
  Deferred income taxes                                            6       (27)
  Changes in operating assets and liabilities:
    Accounts receivable                                          (24)       85
    Inventories                                                 (165)     (185)
    Prepaids and other assets                                     (5)       89
    Accounts payable and accrued expenses                        102        57
    Income taxes payable                                          50        31
Net cash provided by operating activities                         84       226
INVESTING ACTIVITIES
Purchase of property and equipment                               (45)     (133)
Premium receivable                                               (21)      (30)
Net cash used by investing activities                            (66)     (163)
FINANCING ACTIVITIES
Advances from stockholder                                         50        --
Cash dividends paid                                              (50)      (25)
Net cash used by financing activities                             --       (25)
Increase in cash                                                  18        38
Cash at beginning of year                                         77        95
Cash at end of year                                            $  95     $ 133
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
  Income taxes                                                 $  20     $  91
  Interest                                                     $  17     $  28

SEE ACCOMPANYING NOTES.

                             TURF PRODUCTS, LTD.
                        Notes to Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BUSINESS

Turf Products, Ltd. is a wholesaler/distributor of golf course and turfgrass supplies. The Company is privately owned and operates in the Greater Chicago area.


CONCENTRATION OF CREDIT RISK

No single customer is large enough to pose a significant financial risk to the Company. To the extent the Company's customers become delinquent, collection activities commence. The Company maintains an allowance for losses based on the expected collectability of accounts receivable. Credit losses historically have been insignificant and within management's expectations.


INVENTORIES

Inventories consist primarily of finished goods and are stated at the lower of cost (principally first in, first out method) or market.


PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed by applying an accelerated method for transportation equipment and a straight-line method for all other property and equipment based on the estimated useful lives of the assets. Repairs and maintenance costs are expensed as incurred.


GOODWILL

Goodwill resulted from the buyout of certain partners of the original partnership (the Company was incorporated from a partnership in 1971). The goodwill is being amortized over 40 years. Amortization of goodwill amounted to approximately $1,000 for each of the years ended December 31, 1994 and 1995.


ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising costs were $18,938 and $22,690 for the years ended December 31, 1994 and 1995, respectively.


GOVERNMENT REGULATIONS

Substantially all of the Company's facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the net income, financial condition, capital expenditures, or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

The Company pays life insurance premiums on behalf of the stockholder. For the years ended December 31, 1994 and 1995, the Company paid $37,696 and $37,336 in life insurance premiums. In the event of the death of the stockholder or termination of a related collateral assignment agreement, the Company is entitled to reimbursement of these premiums or ownership of the policies. The premium receivable recorded in the balance sheet reflects the cash surrender value of the policies which represents the collateralized portion of the premiums. Premiums paid since inception of the policies in excess of the cash surrender values totaled $52,192 at December 31, 1995.

The Company sells Eco Soil Systems, Inc. products to their customers. The effect on cost of sales, net of commissions, of these transactions for the years ended December 31, 1994 and 1995 was $0 and $9,500, respectively.

In addition to facilities leased as noted above, the Company occupies a building owned by a stockholder on which no rent is charged.


3. INCOME TAXES

The components of income tax expense were as follows for the years ended December 31 (IN THOUSANDS):

                                           1994     1995
Current income tax expense:
 Federal                                   $51      $ 98
 State                                      14        23
Deferred income tax expense (benefit):
 Federal                                     7       (24)
 State                                      (1)       (3)
Total income tax expense                   $71      $ 94

A reconciliation from the U.S. federal statutory income tax rate (34 percent) to the effective income tax rate (income tax expense divided by income before income taxes) is as follows for the years ended December 31 (IN THOUSANDS):

                                                                    1994       1995
Income tax expense at the statutory rate                            $47        $66
Effect of:
 State income tax expense, net of federal income tax effect           9         12
 Non-deductible expenses                                             15         16
 Change in tax rates on deferred taxes                                7          1
 Change in tax due to graduated tax rates                            (8)        (1)
 Other, net                                                           1         --
Income tax expense                                                  $71        $94
Effective income tax rate                                            51%        48%

For the years ended December 31, 1994 and 1995, income tax expense was affected by the difference between the statutory tax rate of 34% and the graduated tax rate based on the Company's level of taxable income.

Deferred income taxes are provided for temporary differences between the carrying amounts of the Company's assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that gave rise to the deferred income tax assets and liabilities as of December 31, 1995, along with the income tax effect of each, were as follows (IN THOUSANDS):

                                                             1995 DEFERRED
                                                               INCOME TAX
                                                        ASSETS       LIABILITIES
Property and equipment                                   $--             $ 5
Bad debts                                                  4              --
Contributions                                              9              --
Differences in revenue and expense recognition            28              --
Life insurance                                            --              25
                                                         $41             $30


4. COMMITMENTS

Annual future payments under the Company's operating leases as of December 31, 1995 are as follows (IN THOUSANDS):


Year ending December 31, 1996     $54
Year ending December 31, 1997      23
Year ending December 31, 1998       3
Year ending December 31, 1999       2
                                  $82

Rental expense for the years ended December 31, 1994 and 1995 was approximately $200 and $28,500, respectively.

5. DEFINED CONTRIBUTION PLAN

Substantially all employees of the Company were covered by a defined contribution plan sponsored by Turf Products, Ltd. No contributions are made by the participants. The Company's contributions aggregated $62,000 for each of the years ended December 31, 1994 and 1995 and were determined at the Company's discretion. Costs of administrating the Plan are paid by the Company.

6. SUBSEQUENT EVENT

Effective May 31, 1996, the Company merged with ECO Turf Products, Inc., a subsidiary of Eco Soil Systems, Inc. The subsidiary is the surviving corporation. Prior to the closing of this merger, the Company terminated the defined contribution plan (See Note 5).


                            ECO SOIL SYSTEMS, INC.
                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996


The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the acquisitions of Turf Specialty, Inc. (TSI) and Turf Products, Ltd. (TPL) as if they were acquired on January 1, 1995.

The pro forma condensed consolidated statements of operations are based on historical financial statements of Eco Soil Systems, Inc., TSI and TPL, giving effect to the acquisitions applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical financial statements and notes thereto of Eco Soil Systems, Inc., TSI and TPL, and narrative sections included elsewhere herein. The pro forma condensed consolidated statements of operations are presented for illustrative purposes and are not necessarily indicative of what actual results of operations would have been for the periods presented had the transactions occurred on the date indicated and do not purport to indicate the results of future operations.

                                               YEAR ENDED DECEMBER 31, 1995
                                                        HISTORICAL
                                                           TURF                           PRO FORMA       PRO FORMA
                                        ECO SOIL        SPECIALTY,          TURF         ADJUSTMENTS      REFLECTING
                                     SYSTEMS, INC.         INC.        PRODUCTS, LTD.     (NOTE 2)       ACQUISITIONS
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales                                   $ 3,757           $6,886           $6,914           $  --          $17,557
Operating expenses                        5,331            6,263            6,692             307 (a)       18,593
Operating income (loss)                  (1,574)             623              222            (307)          (1,036)
Interest expense, net                      (262)              (9)             (28)           (261)(b)         (560)
Income (loss) before income taxes        (1,836)             614              194            (568)          (1,596)
Provision for income taxes                   --              240               94            (334)(c)           --
Net income (loss)                       $(1,836)          $  374           $  100           $(234)         $(1,596)
Net loss per share                                                                                         $ (0.29)
Shares used in computing net loss
 per share                                                                                               5,516,000

                                                FOR THE NINE MONTHS ENDED
                                                    SEPTEMBER 30, 1996
                                                        HISTORICAL
                                                           TURF                           PRO FORMA       PRO FORMA
                                        ECO SOIL        SPECIALTY,          TURF         ADJUSTMENTS     REFLECTING
                                     SYSTEMS, INC.         INC.        PRODUCTS, LTD.     (NOTE 2)       ACQUISITION
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales                                   $ 9,229           $3,837           $2,683           $  --          $15,749
Operating expenses                       11,137            3,911            2,698             127 (a)       17,873
Operating loss                           (1,908)             (74)             (15)           (127)          (2,124)
Interest expense, net                      (523)              --              (20)           (109)(b)         (652)
Loss before income taxes                 (2,431)             (74)             (35)           (236)          (2,776)
Provision for income taxes                   --               --               20             (20)(c)           --
Net loss                                $(2,431)          $  (74)          $  (55)          $(216)         $(2,776)
Net loss per share                                                                                         $ (0.44)
Shares used in computing net loss
 per share                                                                                               6,359,000

SEE ACCOMPANYING NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                                 OPERATIONS.

                            ECO SOIL SYSTEMS, INC.
                  NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF OPERATIONS (UNAUDITED)

NOTE 1.


On May 31, 1996, Eco Soil Systems, Inc. (the "Company") acquired all of the outstanding common stock of Turf Specialty, Inc. ("TSI") and Turf Products, Inc. ("TPL") in separate transactions. To effect the purchase of TSI, the Company issued 647,650 shares of its common stock and $1,000,000 in debt and paid $500,000 in cash. To effect the purchase of TPL, the Company issued 400,000 shares of its common stock and paid $1,013,000 in cash. The stock issued in each of these transactions was valued at $3.00 per share. Each transaction was accounted for as a purchase.


The purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values on the date of acquisition as follows:


                                                                  TURF              TURF
                                                             SPECIALTY, INC.   PRODUCTS, LTD.
                                                                      (IN THOUSANDS)
Assets acquired:
  Cash                                                           $1,471            $  185
  Accounts receivable                                             1,900             1,021
  Inventories                                                       675               894
  Prepaid expenses and other current assets                          31               336
  Property and equipment                                            164               182
  Note receivable from stockholders                                 595                --
  Excess of purchase price over net tangible assets
   acquired                                                       2,764             1,859
    Total assets acquired                                        $7,600            $4,477
Liabilities assumed:
  Accounts payable                                               $3,261            $1,492
  Accrued expenses                                                  895                35
  Notes payable                                                      --               440
    Total liabilities assumed                                     4,156             1,967
  Net assets acquired                                            $3,444            $2,510

NOTE 2.

The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 gives effect to the acquisitions of TSI and TPL as if they had occurred as of January 1, 1995. For the periods presented, transactions between these entities were not material.

The pro forma adjustments are summarized as follows:


(a) Increased amortization expense of intangibles for goodwill related to the acquisitions using the straight line method and a 15 year life.

(b) Increased interest expense on the acquisition debt of $1 million and $1.8 million of the bridge notes utilized to complete the acquisitions. The acquisition debt bears interest at 8% and is due in February 1997, and the bridge financing bears interest at 10% and is due within 30 days of the date of this Prospectus.

(c) Adjusted provision for income taxes based on the consolidated operations for the periods presented.


NOTE 3.


Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding during each period. Common stock equivalents were not included in computing pro forma net loss per share since the effect would have been antidilutive. Pursuant to the requirements of the Securities and Exchange Commission, shares of common stock issued during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering, plus the number of common equivalent shares under stock options granted or warrants issued during such period, have been included in the calculation of the shares used in computing pro forma net loss per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated public offering price), except that the shares utilized to effect the purchase of TSI and TPL were not reduced utilizing the treasury stock method.

         The shares used in the pro forma calculation are as follows:

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                        1995           1996
                                                        -----         -----

Shares used in historical calculation ..............    5,207         6,050
Effect of treasury stock assumptions on shares
         issued in acquisitions ....................      309           309
                                                        -----         -----

Shares used in pro forma calculation ...............    5,516         6,359
                                                        -----         -----


NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY A SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.




                                                Page
Prospectus Summary                               3
Risk Factors                                     6
Use of Proceeds                                 14
Capitalization                                  16
Dilution                                        17
Dividend Policy                                 17
Selected Consolidated Financial Data            18
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations                                     19
Business                                        25
Management                                      38
Certain Transactions                            44
Principal Shareholders                          47
Description of Securities                       48
Shares Eligible for Future Sale                 50
Underwriting                                    51
Experts                                         53
Legal Matters                                   53
Additional Information                          54
Index to Consolidated Financial Statements     F-1




UNTIL _________, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS TO SUBSCRIPTIONS.


                                3,000,000 SHARES



                            [LOGO] ECO SOIL SYSTEMS

                                 COMMON STOCK





                                  PROSPECTUS


                                     [LOGO]
                                       R J
                                    STEICHEN
                                   & COMPANY



                               ____________, 1997



                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 21-2004(15) of the Nebraska Business Corporation Act provides, in summary, that the directors and officers of the Company may, under certain circumstances, be indemnified by the Company against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Company, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 21-2004(15) of the Nebraska Business Corporation Act also provides that directors and officers of the Company are entitled to such indemnification by the Company to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding.

Pursuant to the terms of the Underwriting Agreement filed as Exhibit 1.1 hereto, the directors and officers of the Company are indemnified against certain civil liabilities that they may incur under the Securities Act of 1933, as amended, in connection with this Registration Statement and the related Prospectus.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses incurred by the Company in connection with the sale and distribution of the Common Stock being offered hereby, other than the underwriting discount. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee, and the Nasdaq application fee.


SEC registration fee                         $  4,705
NASD filing fee                                 2,053
Nasdaq application fee                         10,000
Printing expenses                              40,000
Fees and expenses of Company counsel          150,000
Fees and expenses of Company accountants      160,000
Underwriters' expense allowance               255,000
Fees and expenses of Underwriters'
 counsel                                       40,000
Transfer agent and registrar fees               2,500
Blue Sky fees and expenses                     40,000
Miscellaneous                                   6,742
  Total                                      $711,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since September 30, 1993, the Company has issued and sold the following securities, which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

1. From October 11, 1993 to December 22, 1993, the Company issued and sold 404,000 shares of Common Stock at $2.50 per share to various accredited investors for a total consideration of $1,010,000. The Company paid $101,000 to the Representative of the Underwriters, R.J. Steichen & Company ( "Steichen"), in connection with this offering.

2. From May 17, 1994 to July 26, 1994, the Company issued and sold 583,500 shares of Common Stock at $2.50 per share to various accredited investors in a private placement for a total consideration of $1,458,750. The Company paid $145,875 to Steichen in connection with this offering.

3. During the period from December 1994 to February 1995, Mr. Adams converted $1,200,000 of subordinated notes and shareholder advances into 400,000 shares of Common Stock.

4. In March 1995, Mr. Adams, Mr. Gloff and Heartland Capital, in conjunction with a credit facility the Company obtained from Imperial Bank, used collateral they had pledged against the Company's bank loan at Peninsula Bank to repay the outstanding indebtedness under this credit line, and in turn the Company issued $750,000 of unsecured subordinated debentures to

   Mr. Adams, Mr. Gloff and Heartland Capital. These debentures have a two-year term, include a warrant to purchase up to 250,000 shares of Common Stock at $3.00 per share and bear interest at the rate of 8% annually.

5. In March and April 1995, the Company secured $400,000 of bridge loan financing from certain shareholders. Investors in the bridge loan financing also received warrants to purchase an aggregate of 60,000 shares of Common Stock, exercisable at $3.00 per share.

6. In July 1995 and in connection with the entering into of a consulting/licensing agreement, the Company granted to Encore Technologies, Inc. a fully exercisable warrant to purchase 50,000 shares of Common Stock at $3.00 per share, which expires in January 2002.

7. During the period from August 1995 to December 1995, the Company sold 720,666 shares of Common Stock at $3.00 per share to various accredited investors for a total consideration of $2,161,998. The Company paid $216,199 to Steichen in connection with this offering.

8. On November 15, 1995, Mr. Gloff and Heartland Capital each purchased $200,000 of collateralized subordinated debentures from the Company. The debentures are secured by the assets of the Company but are subordinated to any senior indebtedness of the Company. The debentures bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal balance is due on November 15, 1998. On May 15, 1996, Mr. Gloff converted the entire principal balance of his $200,000 of subordinated debentures into 100,000 shares of Common Stock.

9. On March 1, 1996, Rugged Rigger, Inc. loaned the Company $100,000. The loan had an annual interest rate of 8%, payable monthly, and the entire principal balance was due on March 1, 1997. In connection with this subordinated unsecured note, warrants were issued to Mr. Potter to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in March 1, 2001. The loan was prepaid in full with the proceeds from the sale of the Bridge Notes and the Bridge Warrants.

10. On March 15, 1996, Mr. Adams converted $300,000 of collateral that was pledged to secure the Company's bank loan at Peninsula Bank into cash and used the cash to reduce the Company's $1,013,000 principal loan at Peninsula Bank by this amount. The Company in turn issued Mr. Adams a total of $300,000 of unsecured debentures, which bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal amount is due on March 15, 1998. In connection with the debentures, Mr. Adams was granted options to purchase up to 100,000 shares of Common Stock at an exercise price of $3.00 per share for a period of five years.

11. On March 15, 1996, Mr. Gloff and Heartland Capital converted $250,000 and $200,000, respectively, of collateral that was pledged to secure the Company's bank loan at Peninsula Bank into cash and used the cash to reduce the Company's $1,013,000 principal loan at Peninsula Bank by this amount. The Company in turn issued a $250,000 unsecured debenture to Mr. Gloff and a $200,000 unsecured debenture to Heartland Capital, each bearing interest at an 10% annual rate, payable on a quarterly basis, and the principal amount of each note is due on March 15, 1998. In connection with the debentures, warrants were issued to Mr. Gloff and Heartland Capital to purchase up to 83,333 shares and 66,667 shares, respectively, of Common Stock at an exercise price of $3.00 per share. These warrants expire upon the earlier of seven years from the date of issuance or one year after the closing date of this initial public offering.


12. On March 26, 1996, the Company entered into a $1,000,000 line of credit agreement with Imperial Bank, $500,000 of which is a revolving line of credit that expires on April 1, 1997 and $500,000 of which is a revolving credit line extended to finance exports based on a guarantee extended the Company by the California Export Finance Organization ("CEFO"). The entire line of credit has been personally guaranteed by Mr. Adams. The term loan portion of the line of credit bears interest at a rate of prime plus 2%. The CEFO portion of the credit line bears interest at prime plus 1.5%. CEFO's obligations are in turn guaranteed by Mr. Adams. In connection with the revolving line of credit, warrants were issued to Imperial Bank to purchase 20,833 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in March 2001.


13. Between March and July 1996, the Company loaned $72,000 to Rugged Rigger, Inc. to enable it to exercise options to purchase Common Stock. The loan bears interest at an annual rate of 5%, compounded annually, and is payable at the earlier of two years or the sale of the underlying Common Stock.

14. On April 1, 1996, Mr. S. Bartley Osborn loaned the Company $100,000. The loan had an annual interest rate of 8%, payable monthly, and the entire principal balance was due on July 1, 1996. In connection with this note, warrants were issued to Mr. Osborn to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in April 2001. The loan was prepaid in full with the proceeds from the sale of the Bridge Notes and the Bridge Warrants.

15. On May 24, 1996, the Company issued three $50,000 promissory notes for the purpose of providing short-term financing until the proceeds of this initial public offering can be received, one from each of Mr. Adams, Mr. Gloff and Heartland Capital. Each note is payable upon demand and bears interest at an annual rate of 8%. In connection with these promissory notes, warrants were issued to each of Messrs. Adams and Gloff and Heartland Capital to purchase 7,500 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in May 2001.

16. In July 1996, the Company secured $3,695,000 in bridge loan financing through a private placement to accredited investors of the Bridge Notes and the Bridge Warrants. The Bridge Notes and Bridge Warrants were offered in Units, each Unit consisting of $50,000 principal amount of Bridge Notes with Bridge Warrants to purchase 10,000 shares of Common Stock. The Company issued 739,000 Bridge Warrants in connection with the bridge loan financing. The Bridge Notes bear interest at 10% per annum and will be repayable, with interest, at the earlier of December 31, 1996, or 30 days after completion of this offering. The Bridge Warrants may be exercised to purchase Common Stock at the earlier of the completion of this offering or December 31, 1996, at 80% of the Price to Public obtained by the Company if this offering is effective on or before December 31, 1996, or at $3.00 per share if such an offering is not effective on or before December 31, 1996. The Company paid $225,700 to Steichen in connection with the bridge loan financing.

The sales of securities above were made in reliance upon Section 4(2) and Regulation D of the Securities Act, which provide exemption for transactions not involving a public offering. The purchasers of securities described above represented that they acquired them for their own account and not with a view to any distribution thereof to the public. The Company made inquiries of purchasers of securities in these transactions and obtained representations from such purchasers to establish that such issuances qualified for an exemption from the registration requirements. The certificates evidencing the securities bear legend stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

ITEM 27. EXHIBITS


  EXHIBIT NO.     DESCRIPTION
    *  1.1        Form of Underwriting Agreement

    *  1.2        Form of Representative's Warrant

    *  1.3        Selected Dealers' Agreement

    *  1.4        Agreement Among Underwriters

  ***  3.1        Articles of Incorporation

    *  3.2        Bylaws, as amended

    *  4.1        Specimen Form of the Common Stock Certificate

  ***  5.1        Opinion of Dorsey & Whitney LLP

    * 10.1        1992 Stock Option Plan

    * 10.2        1996 Directors' Stock Option Plan

    * 10.3 Agreement and Plan of Merger, dated as of May 31, 1996, as amended on October 28, 1996, by and among the Company, a wholly owned subsidiary of the Company and Turf Specialty, Inc.

    * 10.4 Agreement and Plan of Merger, dated as of May 31, 1996, by and among the Company, a wholly owned subsidiary of the Company and Turf Products, Ltd.

    * 10.5        Employment Agreement, dated May 21, 1991, between the Company and William B.
                  Adams

    * 10.6        Employment Agreement, dated May 21, 1991, between the Company and Jeffrey A.
                  Johnson

    * 10.7        Employment Agreement, dated May 21, 1991, between the Company and Douglas M.
                  Gloff

    * 10.8        Employment Agreement, dated October 1, 1995, between Aspen Consulting, Inc.
                  and Michael R. Scott

    * 10.9        Employment Agreement, dated June 1, 1996, between the Company and
                  L. Jean Dunn, Jr.

    * 10.10       Employment Agreement, dated July 8, 1996, between the Company and
                  Kevin P. Lyons

    * 10.11       Employment Agreement, dated July 8, 1996, between the Company and
                  David W. Schermerhorn

    * 10.12       Employment Agreement, dated July 10, 1996, between the Company and Wally
                  Fuchs

    * 10.13       Employment Agreement, dated September 1, 1996, between the Company and Dr.
                  Thomas C. Quick

    * 10.14       Distribution Agreement, dated August 2, 1996, between the Company and Abbott
                  Laboratories, Chemical and Agricultural Products Division

    * 10.15       Supply Agreement, dated October 7, 1996, between the Company and CCT
                  Corporation

    * 10.16       Exclusive Consulting Agreement, dated January 1, 1995, between the Company and Encore Technologies, Inc.

    * 10.17       License Agreement, dated April 20, 1992, between the Company and Westbridge
                  Agricultural Products

    * 10.18       Product Supply Agreement, dated November 2, 1993, between the Company and
                  V.I.T. Products, Inc.

    * 10.19       Marketing Agreement, dated July 26, 1995, between the Company and
                  Wilbur-Ellis Company/Western Division

    * 10.20       Credit Agreement, dated March 6, 1996, between the Company and Imperial Bank of San Diego

    * 11.1        Statement Regarding Computation of Per Share Earnings (Losses)

  *** 23.1        Consent of Dorsey & Whitney LLP (included in Exhibit 5)

   ** 23.2        Consent of Ernst & Young LLP, Independent Auditors

   ** 23.3        Consent of Bigelow & Company Certified Public Accountants, P.C.

   ** 23.4        Consent of Ernst & Young LLP, Independent Auditors

   ** 23.5        Consent of Bigelow & Company Certified Public Accountants, P.C.

    * 23.6        Consent of Brown, Martin, Haller & McClain LLP

    * 24          Powers of Attorney (set forth on the Signature Page hereof)

    * 27          Financial Data Schedule


--------------

  * Previously filed.
 ** Filed herewith.
*** To be filed by amendment.


ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(b) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That (1) for determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective, and (2) for determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in such registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 19, 1996.



                            ECO SOIL SYSTEMS, INC.
                            By  /s/ WILLIAM B. ADAMS
                                    William B. Adams
                                    CHAIRMAN OF THE BOARD AND
                                    CHIEF EXECUTIVE OFFICER





In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on December 19, 1996.



         SIGNATURE                                  TITLE

/S/ WILLIAM B. ADAMS     Chairman of the Board and Chief Executive Officer
    William B. Adams     (principal executive officer)

/S/ L. JEAN DUNN, JR.    Chief Financial Officer (principal financial and
    L. Jean Dunn, Jr.    accounting officer)


           *             President, Chief Operating Officer, Secretary and
    Jeffrey A. Johnson   Director

           *             Executive Vice President and Director
    Douglas M. Gloff

           *             Director
    Bradley K. Edwards

           *             Director
    S. Bartley Osborn

           *             Director
    William S. Potter


BY: /S/ L. JEAN DUNN, JR.
        L. Jean Dunn, Jr.
        As Attorney-in-fact



                         EXHIBIT INDEX


  EXHIBIT NO.     DESCRIPTION                                                   PAGE
    *  1.1       Form of Underwriting Agreement

    *  1.2       Form of Representative's Warrant

    *  1.3       Selected Dealers' Agreement

    *  1.4       Agreement Among Underwriters

  ***  3.1       Articles of Incorporation

    *  3.2       Bylaws, as amended

    *  4.1       Specimen Form of the Common Stock Certificate

  ***  5.1       Opinion of Dorsey & Whitney LLP

    * 10.1       1992 Stock Option Plan

    * 10.2       1996 Directors' Stock Option Plan

    * 10.3 Agreement and Plan of Merger, dated as of May 31, 1996, as amended on October 28, 1996, by and among the Company, a wholly owned subsidiary of the Company and Turf Specialty, Inc.

    * 10.4 Agreement and Plan of Merger, dated as of May 31, 1996, by and among the Company, a wholly owned subsidiary of the Company and Turf Products, Ltd.

    * 10.5       Employment Agreement, dated May 21, 1991, between the Company and
                 William B. Adams

    * 10.6       Employment Agreement, dated May 21, 1991, between the Company and
                 Jeffrey A. Johnson

    * 10.7       Employment Agreement, dated May 21, 1991, between the Company and
                 Douglas M. Gloff

    * 10.8       Employment Agreement, dated October 1, 1995, between Aspen
                 Consulting, Inc. and Michael R. Scott

    * 10.9       Employment Agreement, dated June 1, 1996, between the Company and
                 L. Jean Dunn, Jr.

    * 10.10      Employment Agreement, dated July 8, 1996, between the Company and
                 Kevin P. Lyons

    * 10.11      Employment Agreement, dated July 8, 1996, between the Company and
                 David W. Schermerhorn

    * 10.12      Employment Agreement, dated July 10, 1996, between the Company and
                 Wally Fuchs

    * 10.13      Employment Agreement, dated September 1, 1996, between the Company and Dr. Thomas C. Quick

    * 10.14 Distribution Agreement, dated August 2, 1996, between the Company and Abbott Laboratories, Chemical and Agricultural Products
                 Division

    * 10.15      Supply Agreement, dated October 7, 1996, between the Company and
                 CCT Corporation

    * 10.16      Exclusive Consulting Agreement, dated January 1, 1995, between the
                 Company and Encore Technologies, Inc.

    * 10.17      License Agreement, dated April 20, 1992, between the Company and
                 Westbridge Agricultural Products

    * 10.18      Product Supply Agreement, dated November 2, 1993, between the
                 Company and V.I.T. Products, Inc.

    * 10.19      Marketing Agreement, dated July 26, 1995, between the Company and
                 Wilbur-Ellis Company/Western Division

    * 10.20      Credit Agreement, dated March 6, 1996, between the Company and
                 Imperial Bank of San Diego

    * 11.1       Statement Regarding Computation of Per Share Earnings (Losses)

  *** 23.1       Consent of Dorsey & Whitney LLP (included in Exhibit 5)

   ** 23.2       Consent of Ernst & Young LLP, Independent Auditors

   ** 23.3       Consent of Bigelow & Company Certified Public Accountants, P.C.

   ** 23.4       Consent of Ernst & Young LLP, Independent Auditors

   ** 23.5       Consent of Bigelow & Company Certified Public Accountants, P.C.

    * 23.6       Consent of Brown, Martin, Haller & McClain LLP

    * 24         Powers of Attorney (set forth on the Signature Page hereof)

    * 27         Financial Data Schedule


--------------

  * Previously filed.
 ** Filed herewith.
*** To be filed by amendment.